As filed with the Securities and Exchange Commission on October 21, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMPERIAL CAPITAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	6211	27-0983695
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars

9th Floor, South Tower

Los Angeles, CA 90067

(310) 246-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason W. Reese

Chairman and Chief Executive Officer

2000 Avenue of the Stars

9th Floor, South Tower

Los Angeles, CA 90067

(310) 246-3700

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles I. Weissman, Esq. Adam M. Fox, Esq. Dechert LLP 1095 Avenue of the Americas New York, NY 10036-6797 (212) 698-3500	Gregg A. Noel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071-3144 (213) 687-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)
Class A Common Stock, $0.01 par value per share	$ 150,000,000(3)	$ 8,370

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.
(2)	Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	An additional indeterminate amount of securities are being registered hereby to be offered solely for market making purposes by an affiliate of the registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated October 21, 2009

P R O S P E C T U S

                     Shares

Common Stock

This is Imperial Capital Group, Inc.’s initial public offering. We are selling                  shares of our common stock.

We expect the public offering price to be between $             and $             per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the                      under the symbol             .

Investing in the common stock involves risks that are described in the ‘‘Risk Factors’’ section beginning on page 13 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional              shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 20        .

BofA Merrill Lynch	JMP Securities	Imperial Capital

The date of this prospectus is                 , 20        .

You should rely only on the information contained in this document. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should assume that the information in this document is accurate only as of the date on the front cover of this prospectus.

i

ABOUT THIS PROSPECTUS

This is the initial public offering of Class A common stock of Imperial Capital Group, Inc. Unless the context otherwise requires:

•

“Reorganization” refers to the reorganization transactions to be completed prior to the consummation of this offering as described in this summary under the heading “Reorganization and Organizational Structure” and elsewhere in this prospectus in the section entitled “The Reorganization Transactions and Our Organizational Structure.”

•

“We,” “us,” “our” and similar terms, as well as references to “Imperial Capital” and the “Company,” refer to Imperial Capital Group, Inc., a newly formed Delaware corporation, and our consolidated subsidiaries (including Imperial Capital Group, L.P.) after giving effect to the Reorganization.

•

“ICG LP” refers to, for periods until the completion of the Reorganization, Imperial Capital Group, LLC, a Delaware limited liability company that is the owner of our business and, for periods following the Reorganization, Imperial Capital Group, L.P., a Delaware limited partnership that will be the future owner of our business, in which Imperial Capital will acquire a controlling interest upon completion of this offering.

•

“Historic partners” refer to, for periods until the completion of the Reorganization, members of Imperial Capital Group, LLC and, for the periods following the Reorganization, members of ICGI Holdings, LLC, a Delaware limited liability company that will hold the interests of the historic partners in ICG LP.

•	“Common stock” refers to the Class A common stock of Imperial Capital Group, Inc.

Unless we state otherwise, all information in this prospectus:

•	gives effect to the Reorganization;

•	assumes that our common stock will be sold at $ per share, which is the mid-point of the range set forth on the cover of this prospectus;

•	assumes that we have made no purchases of ICG LP partnership units, except as specifically set forth under the section entitled “Use of Proceeds;”

•	assumes no exercise of the underwriters’ overallotment option; and

•	excludes up to restricted shares of our common stock that are issuable in the future pursuant to post-offering equity incentive grants.

Some of the statements in this summary are forward-looking statements. For more information, see the section entitled “Forward-Looking Statements.”

Industry and market data used throughout this prospectus were obtained through our research, surveys and studies conducted by third parties and industry and general publications.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to invest in our common stock.

Imperial Capital

We are an independent, full-service investment bank offering a uniquely integrated platform of diverse products and services. We offer sophisticated sales and trading services to institutional investors and a wide range of investment banking advisory, capital markets and restructuring services to middle market corporate clients. We also provide proprietary research across a company’s capital structure, including bank debt, debt securities, hybrid securities, preferred and common equity and special situations claims. The integration of our complementary business activities allows us to provide superior service and solutions for our clients and presents opportunities to leverage client relationships to increase transaction volumes and revenues across our platform. We believe this diversified and integrated business model has reduced the volatility of our results over various market and economic cycles and has positioned us well for future growth.

We have diversified our revenues by service, product and industry, which has allowed us to be consistently profitable each year since 1999 through a variety of economic and capital market environments, including the recent recession. We earn commissions on our institutional sales and trading activities for executing trades for institutional investors across a range of asset classes. In our investment banking group, we earn fees for providing capital raising and financial advisory services as well as recurring retainers and success-based fees in our restructuring practice. Our annual revenues increased at a compound annual growth rate of 12.0% from $64.0 million for the year ended December 31, 2005 to $89.3 million for the year ended December 31, 2008. For the six months ended June 30, 2009, our revenues increased 34.0% over the same period in 2008, from $44.3 million for the six months ended June 30, 2008 to $59.4 million for the six months ended June 30, 2009.

We believe that our ability to provide a full range of complementary middle market advisory and capital markets services across a company’s capital structure differentiates us from many of our peers. Our institutional sales and trading capabilities confer a competitive advantage to our investment banking and restructuring group by providing timely market intelligence and giving our investment banking and restructuring group the ability to execute a wide range of transactions. Likewise, investment banking and restructuring engagements often generate trading opportunities and follow-on placement assignments for our institutional sales and trading group. This synergy between our investment banking and restructuring group and our institutional sales and trading group is enhanced by the holistic view we take of a company’s capital structure. As opposed to the traditional fixed income or equity research model, we prepare proprietary investment analyses focusing on relative values across a company’s capital structure. Our sales professionals provide coverage across the capital structure to our institutional clients and use our proprietary research and analyses to identify market trading opportunities for our institutional clients. Our approach contrasts with the traditional structure of our competitors’ sales operations, which organizes sales teams by specific categories or asset classes of securities within the capital structure.

Principal Activities

We conduct our three principal activities through Imperial Capital, LLC, a registered broker-dealer.

•

Institutional Sales and Trading. We provide institutional investors with sales and trading services for bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims. In addition to trading multiple classes of liquid assets, we also have significant experience with thinly-traded, illiquid and bankruptcy and post-bankruptcy securities. We have achieved significant growth in institutional sales and trading focusing on matched client trades, while avoiding risks associated with substantial proprietary trading. As of October 1, 2009, our institutional sales and trading group employed 29 sales professionals covering more than 1,200 institutions. Our sales professionals provide coverage across the capital structure for their accounts and work closely with 12 specialized, product-focused traders who add security-specific knowledge and execute transactions for institutional clients.

•

Investment Banking and Restructuring. We provide debt and equity financing, merger and acquisition, restructuring and other strategic advisory services for our corporate, private equity and institutional investor clients by advising on and implementing creative, value enhancing solutions and transactions. As of October 1, 2009, we employed 50 investment banking and restructuring professionals who have extensive experience advising middle market companies across a broad range of industries. Combining traditional merger and acquisition and capital markets services with our counter-cyclical restructuring practice has contributed to our growth and profitability throughout various market and economic cycles.

•

Institutional Research. We publish company-specific reports, macro-economic industry reports and real-time desk analysis. Our company-specific reports provide insights into the relative value of an issuer’s capital structure, including its bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims. In contrast, research of many of our competitors generally only focuses on one piece of a company’s capital structure. We provide industry reports which highlight macro trends and key events in our target industries. Our desk analysis is focused on event-driven and often real-time identification of capital structure trading opportunities. We believe that our approach to research is unique among our competitors and that our ability to provide timely analysis of an issuer’s capital structure produces valuable investment recommendations for our institutional clients. As of October 1, 2009, we employed 14 research analysts. We currently focus on 14 industry sectors, with both research coverage and banking expertise in Aerospace, Defense and Government Services, Airlines and Transportation, Clean Energy, Consumer, Gaming and Leisure, General Industrials, Homebuilding and Real Estate, Media and Telecommunications, Security and Homeland Security and Traditional Energy and expanding coverage in Business Services, Financial Services, Healthcare and Technology.

We also manage two investment vehicles through Imperial Capital Asset Management, LLC, or ICAM, our registered investment advisor, which as of September 30, 2009 had approximately $162.0 million in committed capital.

Market Opportunity

Following the market downturn and ensuing liquidity and credit crisis in 2008, the investment banking industry has undergone rapid and radical change. We intend to exploit the following growth opportunities presented by the recent changes in the investment banking industry:

•

Penetration and expansion of client base. Disruptions in long-held client relationships at large firms have provided us with the opportunity to grow our market share across the spectrum of investment banking services by increasing the depth of our relationships with our clients as we seek to fill the void left by the exit and consolidation of other financial services firms.

•

Hiring of experienced professionals. As a result of the dislocations in the investment banking industry, many highly experienced professionals have resigned, were terminated or feel discouraged about changes in corporate culture and compensation potential. We continue to source quality talent that is attracted to our established, yet growing and profitable, firm.

•

Long-term demand for middle market investment banking services. Although the recession and credit crisis have depressed the volume of financing and mergers and acquisitions transactions, we believe the long-term demand for the intermediary and advisory functions of investment banks remains significant. Our investment banking activities focus on companies with an enterprise value typically between $100 million to $2 billion. This market segment has traditionally been underserved, relative to the services available to firms with market capitalizations in excess of $2 billion, and the recent consolidation in the financial industry has left companies with even fewer choices for corporate finance services.

•

Restructuring opportunities. Credit default rates are rapidly accelerating, with default rates nearing levels not seen since the 1990 and 2002 recessions. We expect that rising default rates and the volume and amount of maturing bank loans and bonds over the next five years will drive the need for advisory services and capital markets solutions to restructure impaired companies’ financial profiles. We are one of a few investment banks with the expertise necessary to couple a corporate restructuring advisory practice with a full complement of capital markets solutions.

•

Bank debt trading opportunities. The current recession has also provided an opportunity to increase the volume of our bank debt trading. The capital we raise in this offering will enable us to increase our bank debt trading activities by allowing us to engage in more frequent matched client principal transactions and to take advantage of select proprietary opportunities. In addition, we expect our increased transparency as a result of becoming a public company will give large institutional clients greater confidence in our ability to act as a counterparty.

Competitive Strengths

We believe that the following competitive strengths distinguish us from our peers:

•

Full range of sales and trading, research and investment banking services. Although we are well-regarded for our debt capabilities, we provide institutional investors with access to proprietary research, investment banking advisory services and trading capabilities across the capital structure. We offer investment banking services to middle market companies through a nationwide platform that can execute transactions encompassing a variety of strategic alternatives throughout the corporate lifecycle. We believe our breadth of services and our ability to deliver bulge-bracket capital markets capabilities to an underserved middle market client base provides us with a distinct competitive advantage.

•

Diversified and balanced platform. Our accumulated expertise across a broad spectrum of complementary products and 14 industry sectors allows us to create and market proprietary solutions and timely investment opportunities to our clients. We earn significant revenues from our institutional sales and trading and investment banking and restructuring activities and maintain a diverse and flexible sales and support team, which has led to revenue growth and consistent profitability throughout multiple market cycles. For the year ended December 31, 2008, institutional sales and trading activities accounted for approximately 60% of our revenue and investment banking and restructuring activities accounted for approximately 40% of our revenue. Our restructuring business provides a counter-cyclical hedge against downturns in traditional mergers and acquisitions advisory and capital markets activity. As a result of our diversified and balanced business model, we have achieved profitability every year since 1999, including 2008 and year-to-date 2009.

•

Integrated business model. Under the traditional full-service investment banking model, sales professionals typically focus on a single product or asset class. By contrast, our sales professionals provide coverage across the capital structure for their accounts. Our institutional clients benefit from a single point of contact who can deliver the full range of products and services on our platform, allowing us to maximize existing client relationships. Our institutional sales and trading group provides our investment banking group with a valuable business development tool by helping to identify timely market and product trends. Our restructuring team is able to leverage our capital raising and distribution capabilities, giving it an advantage over many of our competitors in the restructuring space who often lack meaningful capital markets capabilities to execute capital restructuring strategies. Investment banking and restructuring transactions often create trading opportunities as event-driven changes in the capital structure may drive our clients to trade in pre- and post-transaction securities. We believe the integration and coordination of our principal activities, consistent with necessary compliance requirements, gives us a distinct advantage over many of our competitors.

•

Robust proprietary technology. We have developed two proprietary software systems that together manage and distribute detailed client and transactional information to our sales and trading professionals and risk managers on a “real-time” basis. Our software allows our professionals to efficiently retrieve and sort information from an extensive database covering our more than 1,200 institutions, allowing us to respond quickly to trading opportunities by identifying clients that have expressed interest, traded or held a particular investment product in the past.

•

Independence. As an independent firm principally owned by our employees, we are free from many of the conflicts of interests that can arise as a result of competing business objectives at larger, diversified financial institutions. Our clients hire us for our creativity, expertise and effectiveness as an intermediary and advisor rather than for temporary use of our balance sheet.

•

Strong corporate culture. We are led by a highly skilled and experienced team of industry professionals. Before founding or joining our firm, many of our senior professionals held positions at large, well-known investment banking firms. Our 35 managing directors average more than 16 years of industry experience. We have established a culture in which collaboration among departments is strongly encouraged, allowing us to leverage the experience of our senior professionals and more easily identify and react to changes in the markets in which we operate.

Growth Strategy

Our growth strategy focuses on continuing to build our core activities of institutional sales and trading, investment banking and restructuring, and institutional research and attracting experienced revenue-producing professionals to our platform. We may also make investments in products or services that are complementary to our core business and may selectively pursue strategic acquisitions. We seek to achieve this strategy principally by:

•	expanding our relationships with existing clients;

•	recruiting highly qualified and complementary senior professionals with established industry pedigree and client relationships;

•	leveraging our platform by expanding our product offering, with emphasis on expanding our bank debt trading and underwriting of securities;

•	expanding into additional industry verticals we have identified as attractive;

•	expanding geographically;

•	acquiring additional groups or firms; and

•	expanding our investment management activities.

Company Information

Imperial Capital Group, Inc. was incorporated on September 23, 2009 as a Delaware corporation. Imperial Capital Group, LLC, was founded in 1997. Our executive offices are located at 2000 Avenue of the Stars, 9th Floor, South Tower, Los Angeles, CA 90067 and our telephone number at that location is (310) 246-3700. We also have offices in New York, New York, San Francisco, California, Boston, Massachusetts and Houston, Texas. As of October 1, 2009, we had 162 total employees. Our corporate website address is www.imperialcapital.com. The information contained on this website is not part of this prospectus.

Reorganization and Organizational Structure

Our business has historically been conducted through Imperial Capital Group, LLC. Immediately prior to the consummation of this offering, Imperial Capital Group, LLC and its members will consummate a series of reorganization transactions, which we collectively refer to in this prospectus as the “Reorganization.” In connection with the Reorganization, the current members of Imperial Capital Group, LLC will transfer and convey their interests to a new holding company, ICGI Holdings, LLC, in exchange for interests in that holding company, and then ICGI Holdings, LLC will convert Imperial Capital Group, LLC into a new limited partnership, ICG LP, converting each membership interest in Imperial Capital Group, LLC into one partnership unit of ICG LP. Immediately following the Reorganization, we will use a portion of the net proceeds of this offering to acquire from ICGI Holdings, LLC approximately         % of the partnership units of ICG LP and will become the sole general partner of ICG LP. The remaining         % of the partnership units of ICG LP will continue to be owned by the historic partners of ICG LP through their interests in ICGI Holdings, LLC. All ICG LP partnership units will be identical and have the same rights.

The following diagram illustrates our anticipated ownership structure immediately following the completion of the Reorganization and this offering. The diagram omits the operating subsidiaries of ICG LP. For more information, please see the section entitled “The Reorganization Transactions and Our Organizational Structure” located elsewhere in this prospectus.

The Offering

Common stock offered	shares of common stock

Common stock outstanding after this offering	shares of common stock shares of Class B common stock

Voting	Each share of our common stock will entitle its holder to one vote per share.

Immediately after this offering, our Class B common stock will have approximately         % of the voting power of our company, which percentage will decrease proportionately with the percentage of ICGI Holdings, LLC’s ownership of ICG LP.

Jason Reese, our chairman and chief executive officer, and Randall Wooster, our president, through their beneficial ownership of a majority of the outstanding shares of our Class B common stock, will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors, and the approval of significant corporate transactions. See “The Reorganization Transactions and Our Organizational Structure—Voting.”

Use of proceeds	We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of $ million, assuming the shares are offered at $ per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting fee and commissions payable by us. We intend to use a portion of the net proceeds to purchase partnership units in ICG LP from ICGI Holdings, LLC at a purchase price per unit equal to the per share offering price in this offering, less the underwriting fee per share, and the remaining portion of the net proceeds will be contributed to ICG LP in exchange for additional partnership units and will then be used to repay the outstanding balance under our revolving credit facility and for general corporate purposes. See “Use of Proceeds.”

Exchange of membership interests	In connection with the Reorganization, the historic partners of ICG LP will receive membership interests in ICGI Holdings, LLC. These membership interests will become exchangeable for shares of our common stock on the next four anniversaries of this offering at the option of the beneficial holder. See “The Reorganization Transactions and Our Organizational Structure—Exchange Agreement.”

Proposed listing symbol

Dividends	As a holding company for our equity interest in ICG LP, we will be dependent upon the ability of ICG LP to generate earnings and cash flows and distribute them to us so that we may pay any dividends to our stockholders. Any future determination relating to our dividend policy will be made at the discretion of our board of directors. See “Dividend Policy.”

Conflicts of Interest	Imperial Capital, LLC, our indirect wholly owned subsidiary, is acting as a joint bookrunner for this offering. Because of this relationship, this offering will be conducted in accordance with NASD Rule 2720(a)(2). This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of “due diligence” in respect to, the registration statement and this prospectus. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, specifically including those inherent in Section 11 of the Securities Act.

Risk Factors	Investment in our common stock involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements included in this prospectus before investing in our common stock.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial and other data of Imperial Capital Group, LLC for all periods presented. The table also presents certain pro forma consolidated financial data of Imperial Capital Group, Inc.

The summary historical consolidated financial data as of and for the years ended December 31, 2004, 2005, 2006, 2007 and 2008 have been derived from Imperial Capital Group, LLC’s audited consolidated financial statements. The audited consolidated statements of financial condition as of December 31, 2007 and 2008 and the audited consolidated statements of operations for the years ended December 31, 2006, 2007 and 2008 are included elsewhere in this prospectus. The historical audited consolidated statements of financial condition as of December 31, 2004, 2005 and 2006 and the historical audited consolidated statements of operations for the years ended December 31, 2004 and 2005 are not included in this prospectus. The summary historical consolidated financial data as of and for the six month periods ended June 30, 2008 and 2009 have been derived from the unaudited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial condition and results of operations are not necessarily indicative of the financial condition or results of operations as of any future date or for any future period.

As discussed in note 17 to our consolidated financial statements included elsewhere in this prospectus, the summary historical consolidated financial data have been restated for the adoption of Emerging Issues Task Force (“EITF”) Topic D-98, Classification and Measurement of Redeemable Securities (“EITF D-98”). The summary consolidated historical statements of financial condition reflect the redeemable members’ capital as temporary equity, which is required under certain accounting guidance for public company reporting. Such guidance did not apply historically to Imperial Capital Group, LLC as a private company.

The summary consolidated historical financial statements do not reflect what our results of operations and financial condition would have been had we been a stand-alone, public company for the periods presented. Specifically, the summary historical consolidated results of operations do not give effect to:

•

The Reorganization, which is described in more detail elsewhere in this prospectus in the sections entitled “The Reorganization Transactions and our Organizational Structure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•

U.S. corporate federal income taxes. For all periods presented Imperial Capital Group, LLC operated principally through subsidiaries in the United States as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Imperial Capital Group, LLC has not been subject to U.S. federal income taxes on its income. Taxes related to income earned by partnerships represent obligations of the individual partners.

•	Minority interest expense reflecting ownership of approximately % of the Imperial Capital Group, L.P. partnership units by those other than us immediately after this offering.

The summary unaudited pro forma consolidated financial data set forth below for the year ended December 31, 2008 and for the six months ended June 30, 2009 are derived from Imperial Capital Group, LLC’s audited historical consolidated financial statements and its unaudited consolidated financial statements for the six months ended June 30, 2009, respectively.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 and for the six months ended June 30, 2009 present the consolidated results of operations of Imperial Capital Group, Inc. giving effect to the transactions described under “The Reorganization Transactions and Our Organizational Structure” having been completed as of January 1, 2008 with respect to the unaudited pro forma consolidated statement of operations. As a result of the Reorganization, we will become the sole general partner of Imperial Capital Group, L.P. and, as such, will continue to operate and control all of the business and affairs of Imperial Capital Group, L.P. and its subsidiaries and will be able to consolidate Imperial Capital Group, L.P.’s financial results into our financial statements. We will reflect ICGI Holdings, LLC’s ownership interests of Imperial Capital Group, L.P. as a minority interest in our statement of financial condition and statement of operations. Our historical results are those of Imperial Capital Group, LLC. Giving effect to the Reorganization and this offering, our net income, after excluding the ICGI Holdings, LLC minority interest, will represent approximately             % of Imperial Capital Group, L.P.’s net income, and similarly, outstanding shares of our common stock will represent approximately             % of the outstanding partnership units of Imperial Capital Group, L.P.

The Imperial Capital Group, Inc. pro forma adjustments principally give effect to the Reorganization described under “The Reorganization Transactions and Our Organizational Structure” as well as the following items:

•

total compensation and benefits expenses at 55% of our total revenues, which gives effect to our policy following this offering to set our total compensation and benefits expenses at a target level of approximately 55% of our total revenues each year as a result of the termination of the management agreement with Imperial Capital Group Holdings, LLC and the execution of employment agreements with Messrs. Reese and Wooster in connection with this offering;

•	minority interest expense reflecting ownership of approximately % of the Imperial Capital Group, L.P. partnership units by those other than us immediately after this offering; and

•	a provision for corporate income taxes at an effective tax rate of 42%.

The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The unaudited consolidated pro forma financial data are presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Reorganization and this offering been consummated on the dates indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

You should read the following summary historical and pro forma consolidated financial and other data in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and Imperial Capital Group, LLC’s historical consolidated financial statements and related notes included elsewhere in this prospectus. See also the section entitled “The Reorganization Transactions and our Organizational Structure” included elsewhere in this prospectus.

	Year ended December 31,					Six months ended June 30,		Pro forma
								Year ended December 31,		Six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009	2008		2009
	(in thousands, except per share data)
Consolidated Statements of Operations:
Revenues:
Commissions	$49,986	$45,864	$52,215	$50,875	$56,190	$23,889	$37,222		$56,190		$37,222
Investment banking	13,887	13,749	21,855	33,836	33,035	18,998	20,801		33,035		20,801
Principal transactions	2,885	3,658	3,824	(122)	(1,818)	444	858		(1,818)		858
Interest, dividends and other	598	712	1,285	2,624	1,857	1,013	519		1,857		519

Total revenues	67,356	63,983	79,179	87,213	89,264	44,344	59,400		89,264		59,400

Expenses:
Compensation and benefits(1)	43,746	40,576	52,519	59,488	61,830	30,674	40,330		49,095		32,670

Non compensation expenses:
Clearing and transaction costs	2,053	1,856	1,789	1,766	1,823	950	1,026		1,823		1,026
Technology and market data costs	1,964	2,088	1,843	1,831	2,178	1,046	1,341		2,178		1,341
Facility costs	1,052	1,140	1,194	3,626	2,469	1,245	1,194		2,469		1,194
Business development	1,092	1,130	1,339	1,830	2,366	1,067	1,426		2,366		1,426
Depreciation and amortization	737	739	732	2,042	3,480	1,391	1,831		3,480		1,831
Professional fees	872	1,630	1,711	1,298	3,349	1,900	964		3,349		964
Other	3,270	3,089	5,770	4,159	2,617	1,230	1,655		2,617		1,655

Non compensation expenses	11,040	11,672	14,378	16,552	18,282	8,829	9,437		18,282		9,437

Total expenses	54,786	52,248	66,897	76,040	80,112	39,503	49,767		67,377		42,107

Income before minority interest and income taxes	12,570	11,735	12,282	11,173	9,152	4,841	9,633		21,887		17,293
Minority interest(2)	—	—	—	—	—	—	—
Income before income taxes	12,570	11,735	12,282	11,173	9,152	4,841	9,633
Provision for taxes(3)	—	—	—	—	—	—	—

Net income	$12,570	$11,735	$12,282	$11,173	$9,152	$4,841	$9,633	$		$

Weighted average shares of Class A common stock outstanding:
Basic
Diluted

Net income available to holders of shares of Class A common stock per share:
Basic								$		$
Diluted								$		$

	As of December 31,					As of June 30, 2009
	2004	2005	2006	2007	2008
	(in thousands, except statistical data)
Consolidated Statements of Financial Condition Data:
Cash and cash equivalents	$12,612	$13,826	$17,478	$25,178	$24,645	$33,704
Total assets	25,622	26,531	31,004	50,101	51,945	73,914
Total liabilities	6,544	9,152	11,731	14,932	15,862	37,594
Redeemable members' equity	5,235	5,055	5,655	25,042	23,835	24,760
Members' equity	13,843	12,324	13,618	10,127	12,248	11,560

Selected Statistical Data (unaudited):
Number of employees	92	93	116	142	155	154

(1)

Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, has been primarily compensated pursuant to a management agreement based on our operating cash flow. In connection with this offering and as part of the Reorganization, the management agreement will be terminated, and Messrs. Reese and Wooster will enter into employment agreements which will provide for their new compensation arrangement, including salary and bonus. Accordingly, our historical compensation and benefits expenses are not comparable to, and are higher than, the compensation and benefits expenses we expect to incur after this offering. Following this offering, our policy will be to set our total employee compensation and benefits expenses at a target level of approximately 55% of our total revenues. However, we may record compensation and benefits expenses in excess of this percentage to the extent that expenses are incurred due to a significant expansion of our business or to any vesting of the restricted stock to be received by our employees at the time of this offering.

(2)

Reflects an adjustment to record the         % minority interest ownership of historic partners’ partnership units of Imperial Capital Group, L.P. The partnership units of Imperial Capital Group, L.P. are, subject to certain limitations, exchangeable into shares of common stock of Imperial Capital Group, Inc. on a one-for-one basis. Imperial Capital Group, Inc.’s interest in Imperial Capital Group, L.P. is within the scope of EITF Issue No. 04-5 Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). Although Imperial Capital Group, Inc. will initially have a minority economic interest in Imperial Capital Group, L.P., as the sole general partner it will control the management of Imperial Capital Group, L.P., and although ICGI Holdings, LLC will initially have an economic majority of Imperial Capital Group, L.P., it will not have the right to dissolve the partnership or to remove the general partner or the right to participate in management decisions, and therefore will lack the ability to control Imperial Capital Group, L.P. Accordingly, we will consolidate Imperial Capital Group, L.P. and record minority interest for the economic interest in Imperial Capital Group, L.P. held directly by ICGI Holdings, LLC.

(3)

As a limited liability company prior to the Reorganization, we were generally not subject to income taxes except in local jurisdictions. An adjustment has been made to increase our effective tax rate to approximately 42% that assumes that Imperial Capital Group, Inc. is taxed as a C corporation at the statutory rates apportioned to each state, local and/or foreign tax jurisdiction and is reflected net of U.S. federal tax benefit. The holders of partnership units in Imperial Capital Group, L.P., including Imperial Capital Group, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Imperial Capital Group, L.P. In accordance with the partnership agreement pursuant to which Imperial Capital Group, L.P. will be governed, we intend to cause Imperial Capital Group, L.P. to make pro rata cash distributions to its partners, including the historic partners of ICG LP and Imperial Capital Group, Inc., for purposes of funding their tax obligations in respect of the income of Imperial Capital Group, L.P. that is allocated to them.

RISK FACTORS

Investing in our common stock involves substantial risks. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes, before you decide to purchase our common stock. If any of the following risks actually materializes, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We depend on Mr. Reese, Mr. Wooster and other senior professionals and the loss of their services could have a material adverse effect on us.

We depend on the efforts and reputations of Jason Reese, our chairman and chief executive officer, and Randall Wooster, our president, as well as other senior professionals. Our senior leadership team’s reputations and relationships with our employees, clients and potential clients are critical elements in expanding our business, and we believe our performance is strongly correlated to the performance of Messrs. Reese and Wooster. If we lose the services of either one of them or other senior professionals it could have a material adverse effect on our operations.

Our ability to attract and retain professionals is critical to our success, and our failure to do so may materially adversely affect our reputation, business and results of operations.

Our future success depends to a substantial degree on our ability to retain and recruit qualified professionals. A significant portion of our revenues depends upon the personal reputation, judgment, business generation capabilities and project execution skills of our professionals. Our business model is based on building long term relationships and our professionals' personal reputations and relationships with our clients are a critical element in obtaining and executing our engagements. We anticipate that it will be necessary for us to add professionals as we pursue our growth strategy. However, we may not be successful in our efforts to recruit and retain personnel because the market for qualified professionals is competitive. The investment banking sector is generally subject to high employee turnover. We encounter significant competition for qualified employees from other companies in the investment banking sector as well as from businesses outside investment banking, such as hedge funds, private equity funds and venture capital funds. We have experienced losses of investment banking, sales and trading, research and other professionals and further losses will occur in the future. The departure or other loss of any professional who manages substantial client relationships and/or possesses substantial experience and expertise could impair our ability to secure or successfully complete engagements or maintain trading volumes, which could materially adversely affect our business and results of operations.

The compensation arrangements we have with our professionals, the lock-up arrangements that will be entered into by our employees and the limited partnership agreement and employment agreements we intend to enter into with certain of our professionals may not prove effective in preventing them from resigning to join our competitors. See “Related Party Transactions—Limited Partnership Agreement of ICG LP” and “Underwriting—No Sales of Similar Securities.” If any of our professionals were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services.

As a public company, we may face additional retention pressures. Following this offering certain of our employees will beneficially own shares of our common stock. The ability to realize equity value from our common stock will not be wholly dependent upon an employee stockholders’ continued employment. Prior to this offering, our employees’ ability to recognize increased value in the equity issued to them was directly related to increases in the book value of our equity interests. We believe this relationship encouraged employees to expend efforts directed to the increase in book value. The introduction of other market factors that may affect the public price of our stock will lessen the direct relationship of stock value and book value and may adversely affect the long-standing benefits of employee ownership of our common stock on retention and the success of our business. It is possible that employees will no longer be incentivized against leaving us by the potential loss of the value of a portion of their equity interests.

Although we will have in place certain provisions, as described under “Related Party Transactions—Limited Partnership Agreement of ICG LP ” and “Underwriting—No Sales of Similar Securities,” restricting the sale of portions of the equity ownership of selected employees, these agreements will survive for only a limited period and in the future will permit our employee stockholders to leave us without losing any of their equity interests if they comply with these agreements. Consequently, the steps we have taken to encourage the continued service of these individuals after this offering may not be effective. Although we intend to maintain a target ratio of compensation expenses to revenues that we believe is on par with our competitors, we may not be able to retain our professionals at such compensation levels. Furthermore, after this offering, we intend to use equity-based incentives, the value of which is tied to market performance, to promote employee retention and loyalty. These incentives, however, may be insufficient to attract, retain and motivate our professionals in light of the competition for experienced professionals in the investment banking industry, particularly if the value of our common stock declines or fails to appreciate sufficiently relative to that of our competitors.

Our financial results from our investment banking and restructuring activities may fluctuate substantially from period to period, which may affect our stock price.

We have experienced, and expect to experience in the future, significant periodic variations in our investment banking and restructuring revenues. These variations may be attributed in part to the fact that the majority of our investment banking revenues are earned upon the successful completion of a transaction, the timing of which is uncertain. In many cases we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our investment banking and restructuring activities are highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client's acquisition transaction may be delayed or terminated for a number of reasons, including failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or approvals, or board of director or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other issues with the client's or counterparty’s business. In addition, we from time to time advise debtors or creditors of companies that are involved in U.S. bankruptcy proceedings. Under the applicable rules of U.S. bankruptcy courts, our fees are subject to approval by the courts, and other interested parties have the ability to challenge the payment of those fees. Fees earned and reflected in our revenues may from time to time be subject to successful challenges, which could result in a reduction of revenues. As a result, financial results from our investment banking and restructuring activities may fluctuate substantially on a quarterly basis, which could in turn adversely affect our stock price.

We face strong competition, including from entities with significantly more financial and other resources.

The brokerage and investment banking industries are, and we expect them to remain, competitive. We compete on the basis of a number of factors, including the ability of our professionals, industry expertise, client relationships, business reputation, market focus and quality and price of our products and services.

In addition, we have faced increasing competition from large full-service firms as the size and scope of our practice has grown and as such firms have sought revenues from our traditional client base. We are a relatively small investment bank, and many of our competitors in the brokerage and investment banking industries offer a broader range of products and services, have greater financial and marketing resources, larger client bases, greater name recognition, larger numbers of senior professionals to serve their clients’ needs and greater client coverage than we have. These competitors may be better able to respond to changes in the brokerage and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth, to commit significant capital to clients' needs, to access additional capital under more advantageous conditions and to compete for market share.

The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the brokerage and investment banking industries. In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired financial advisory practices and broker-dealers or have merged with other financial institutions. These firms often have the ability to offer a wider range of products than we do, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could continue to result, in pricing pressure on our business.

Competitive pressures may impair the revenues and profitability of our institutional sales and trading activity.

We derive a significant portion of our revenues from our institutional sales and trading activity; commissions accounted for approximately 66%, 58%, 63% and 63% of our revenues in 2006, 2007, 2008 and the six months ended June 30, 2009, respectively. Along with other securities firms, we have experienced intense competition in this business in recent years. As a result of the introduction and implementation of various market efficiency initiatives, competition for trading activity has increased in both the equity and fixed income sectors of our business. To the extent that trading commissions are meaningfully impacted by this competition, our institutional sales and trading revenue could suffer, which could materially adversely affect our business and results of operations.

We are subject to counterparty and credit risk whereby defaults by parties with whom we do business could adversely affect us.

Our ability to engage in routine transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different counterparties, and we routinely execute transactions with counterparties, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds and other institutional clients. Although we review credit exposures to specific clients and counterparties that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. In addition, we face the risks associated with changes in the market value of securities that we may be obligated to purchase or have purchased in transactions where a counterparty or client fails to perform. During the recent unprecedented period of financial market volatility, this risk greatly increased. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. While we have not suffered any material or significant losses as a result of the failure of any financial counterparty, there is no assurance that any such losses could not materially and adversely affect our results of operations.

Our risk management policies and procedures may not be effective against mitigating our exposure to risks and as a result we may incur losses.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks. In addition to our counterparty and credit risks described above, we are subject to various market, operational, legal and compliance, reputational and interest rate risks. We attempt to mitigate these risks through our risk management policies and procedures. However, if any of the instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Employee misconduct, including unauthorized trading, could harm us and is difficult to detect and deter.

There have been a number of highly publicized cases involving unauthorized trading, fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our company. For example, misconduct by employees could involve unauthorized trading or the improper use or disclosure of confidential information, which could result in regulatory sanctions, litigation and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational and financial harm for any misconduct by our employees.

Growth of our business could result in increased costs.

Over the past several years, we have experienced significant growth in our business activities. This growth has required and will continue to require increased investment in management personnel, financial and management systems and controls and facilities, which, in the absence of continued revenue growth, would cause our operating margins to decline from current levels. As we have grown and continue to grow, the need for additional compliance, documentation and risk management procedures and internal controls has increased throughout our business. Implementation of these procedures and controls may require the incurrence of additional expenses, including the hiring of additional personnel. The implementation of such additional policies and procedures and controls may not prevent us from experiencing a material loss or other liability, including regulatory sanction.

In addition, we may incur significant expenses in connection with any expansion of our current activities, or in connection with any strategic acquisitions and investments. Accordingly, we will need to increase our revenues at a rate greater than our expenses to achieve and maintain profitability. If our revenues do not increase sufficiently, or even if our revenues increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.

Our investment banking assignments are generally one-time engagements.

Our investment banking clients generally retain us on an engagement-by-engagement basis in connection with specific capital markets or merger and acquisition transactions, rather than on a recurring basis. Our business model is based on creating long-term relationships that we hope will lead to repeat business opportunities. However, our engagements for these transactions are typically singular in nature, and we may not successfully obtain follow-on engagements with these clients. We must seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from the successful completion of transactions, our business and results of operations would likely be adversely affected.

Committing our own capital in matched client principal transactions and select proprietary activity may increase the potential for trading losses.

In the future, a portion of our revenues and operating profits may be derived from matched client principal transactions and select proprietary activity. We may incur trading losses for a variety of reasons including:

•	price changes in securities and bank debt; and

•	lack of liquidity in securities and bank debt in which we have positions.

These risks may limit or restrict our ability to either resell securities or bank debt we purchased or to repurchase securities or bank debt we sold. In addition, we may experience difficulty borrowing securities to make delivery to purchasers to whom we sold short, or lenders from whom we have borrowed. From time to time, we may have large position concentrations in securities or bank debt of a single issuer or issuers engaged in a specific industry or traded in a particular market. Such a concentration could result in higher trading losses than would occur if our positions and activities were less concentrated.

Liquidity constraints could impair our ability to conduct our business.

Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business, and perceived liquidity issues may affect our clients and counterparties’ willingness to engage in transactions with us. Our liquidity could be impaired because of circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

Lack of adequate funding would also limit our ability to pay dividends, repay debt and redeem or repurchase shares of our outstanding capital stock. Historically, we have generally satisfied our capital and liquidity requirements through internally generated cash from operations. While we currently have adequate capital and liquidity, adequate funding may not continue to be available to us in the future on terms that are acceptable to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We have made and may in the future make principal commitments in illiquid investments, which are typically private securities that are not publicly traded. There is a significant risk that we may be unable to realize our investment objectives by sale or other disposition at attractive prices or that we may otherwise be unable to complete any exit strategy. In particular, these risks could arise from changes in the financial condition or prospects of the companies in which investments are made, changes in national or international economic conditions or changes in laws, regulations, fiscal policies or political conditions of countries in which investments are made. It may take a substantial period of time to identify attractive investment opportunities and realize the cash value of such investments through resale. Even if an illiquid investment proves to be profitable, it may be several years or longer before any profits can be realized in cash.

Imperial Capital, LLC, our broker-dealer subsidiary, is subject to the net capital requirements of the Securities and Exchange Commission (“SEC”), and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to conduct our brokerage activities. Furthermore, Imperial Capital, LLC is subject to laws that authorize regulatory bodies to block or reduce the flow of funds from it to ICG LP. As a holding company, we may require dividends, distributions and other payments from our subsidiaries to fund payments on our obligations, including debt obligations. As a result, regulatory actions could impede access to funds that we need to make payments on obligations. In addition, because we hold equity interests in our subsidiaries, our rights as an equity holder to the assets of these subsidiaries are subordinated to any claims of the creditors of these subsidiaries.

Our operations and infrastructure may malfunction or fail.

Our activities are highly dependent on our ability to process, on a daily basis, a large number of transactions across various markets, and the transactions we process have become increasingly complex. Our financial, accounting or other data processing systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our facilities, whether as a result of a natural disaster or otherwise. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our business.

We are also dependent on the systems and operations of our clearing broker and our front end equity order management system. If any of our systems or the systems of our clearing broker or our front end equity order management system do not operate properly or are disabled or if there are other shortcomings or failures in our or their internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, a disruption of our business, liability to our clients, regulatory intervention or reputational damage.

We also face the risk of operational failure or termination of our clearing agent or any of the exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our business and the communities in which we are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with or through whom we conduct business, whether due to natural disaster, illnesses or communicable diseases (including but not limited to the H1N1 virus), power or communications failure, act of terrorism or war or otherwise. Nearly all of our employees in our primary locations work in close proximity to each other. If a disruption occurs in one location and our employees in that location are unable to communicate with or travel to other locations, our ability to service and interact with our clients may suffer, and we may not be able to implement successful contingency plans that depend on communication or travel.

Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to improve and modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious events that could have a security impact. If one or more of such events occur, the confidential information of us, our clients or our counterparties may be jeopardized, or our, our clients’, our counterparties’ or third parties’ operations may malfunction or be interrupted. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures we identify, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

We may be adversely affected by changes in services and products provided by third parties and increases in related costs.

Some of our sales, trading and information systems are provided pursuant to agreements with third party vendors. Although we seek to negotiate agreements with these vendors to obtain such services on reasonable terms, we cannot always negotiate terms which will provide us such services for terms or at prices that are not subject to significant change. The process of changing to competing services or products can be time consuming, costly and subject to implementation and operational risks.

Risks Related to Our Industry

Market conditions have adversely affected and may continue to adversely affect the financial services industry.

The financial services industry has recently experienced unprecedented change and volatility. Several banks and securities firms in the United States and elsewhere have failed outright or have been acquired by other financial institutions, often in distressed sales. In the United States, where our principal business is conducted, declines in the housing market, with falling home prices and increasing foreclosures, have adversely affected the credit performance of mortgage loans and resulted in material writedowns of asset values by financial institutions, including government-sponsored entities, banks, securities firms and insurers. Concern about the stability of financial markets and the strength of counterparties has caused many traditional sources of credit, such as banks, securities firms and insurers, as well as institutional and private investors, to reduce or cease providing funding to borrowers. The U.S. government has adopted and proposed numerous measures in an attempt to stabilize the financial markets and recapitalize major financial institutions. Despite substantial efforts by the U.S. and other governments to restore confidence and reopen sources of credit, it is not possible to predict the extent to which such measures will prove successful. Although the U.S. government has stated its willingness to implement additional measures as it may see fit to address changes in market conditions, there can be no assurance that any or all of these measures will succeed in stabilizing and providing liquidity to the U.S. financial markets.

As a result, continued volatile market conditions could affect our financial condition and results of operations and may cause us to face some or all of the following risks:

•

The number of merger and acquisition transactions where we act as adviser could be adversely affected by continued uncertainties in valuations related to asset quality and creditworthiness, volatility in the equity markets and diminished access to financing. Reduced merger consideration because of lower valuations of middle market companies may also reduce our fees to the extent they are based on a percentage of merger consideration. Also, these conditions could increase the execution risk in merger and acquisition transactions where we act as an adviser.

•	Our opportunity to act as underwriter or placement agent in equity and debt offerings could be adversely affected by volatile equity or debt markets.

•

Deteriorations in the businesses or creditworthiness of issuers of securities or the failure of our counterparties to settle transactions due to financial difficulties or other considerations may cause us to experience losses in securities trading activities or write down the value of securities that we own.

•

We may incur unexpected costs or losses as a result of the failure, whether as a result of bankruptcy or otherwise, of companies for which we have performed investment banking services to honor ongoing obligations such as indemnification or expense reimbursement agreements.

•	Our industry could face increased regulation as a result of legislative or regulatory initiatives, and the responsibilities of the SEC and other federal agencies may be reallocated.

Financial services firms are subject to significant scrutiny, which may result in financial liability and reputational harm from adverse regulatory actions.

Our subsidiary, Imperial Capital, LLC, is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is a member of, and subject to, regulation, examination and supervision by the SEC, the Financial Industry Regulatory Authority, Inc. (“FINRA”), other self-regulatory organizations and state securities regulators. Broker-dealers are subject to regulations that cover all aspects of the securities business, including, sales methods, trade practices, use and safekeeping of customers’ funds and securities capital structure, recordkeeping and the conduct and qualification of officers and employees. Failure to comply with applicable regulations could subject our wholly owned broker-dealer to suspension or revocation of its licenses by the SEC or expulsion from FINRA.

Firms in the financial services industry have experienced increased scrutiny and larger potential penalties and fines in recent years from a variety of regulators. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC or other regulatory authorities or self-regulatory organizations that supervise the financial markets. Our failure to comply in the future with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the registration of us or any of our subsidiaries. Even if a sanction imposed against us or our personnel is small in monetary amount, adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing clients or fail to gain new clients.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk.

The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions. The obligation of financial institutions, including ourselves, to identify their clients, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs.

Asset management businesses have experienced a number of highly publicized regulatory inquiries concerning market timing, late trading and other activities that focus on the mutual fund industry. These inquiries have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisers and broker-dealers. Although we do not act as an investment adviser to mutual funds, the regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs.

Any failure to comply with applicable regulatory requirements may result in significant regulatory sanctions, client litigation or harm to our reputation, each of which may have an adverse effect on our financial condition.

Our exposure to legal and regulatory liability is significant, and damages or defense costs that we may be required to pay and the reputational harm that could result from legal or regulatory action against us could materially adversely affect our business.

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for fairness and other valuation opinions and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements. We are also potentially subject to claims arising from disputes with employees. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time.

Because we depend to a large extent on our reputation to attract and retain clients, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses. Moreover, our role as advisor to our clients on important underwriting or merger and acquisition transactions involves complex analysis and the exercise of professional judgment, including rendering fairness opinions in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including stockholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. As a result, we may incur significant legal and other expenses in responding to and defending against regulatory inquiries or litigation and may be required to pay substantial damages for settlements and adverse judgments. These costs may be incurred even if we are not a target of the inquiry or a party to the litigation. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

Current and future government intervention in the financial and credit markets may alter the industry and may have negative consequences for our business and may diminish the opportunities available to us.

Recently, the U.S. and foreign governments have intervened to an unprecedented degree in the financial and credit markets. Among other things, U.S. government regulators have encouraged, and in some cases structured and provided financial assistance for, business combinations among banks, securities firms, insurers and other financial companies. The U.S. government-sponsored Troubled Asset Relief Program has resulted in significant dilutive equity issues and additional regulatory oversight and restrictions. Additional intervention programs have been adopted and proposed which will have a further impact on the industry and related securities markets.

Some of the current or future government measures may have negative consequences for our business and may diminish the opportunities available to us. For example, government support to or assistance for troubled financial services companies may reduce potential merger and acquisition opportunities, and government purchases of equity positions in financial companies may satisfy or reduce the immediate need for such companies to engage in other capital-raising transactions or make such companies less attractive candidates for capital raising transactions in the private sector. The terms on which the government may provide support, such as the requirement for issuance of warrants or limitations on the ability to increase dividends or conduct buy backs, may also diminish the economic benefits available to other potential investors in future private sector transactions. In addition, to the extent uncertainty may exist regarding the impact or scope of government measures on specific companies, such companies may be limited in their ability to proceed with recapitalization or restructuring proposals or other alternatives until such uncertainty is removed. As many of these government initiatives have only recently been implemented we cannot currently foresee or prepare for all the consequences of these initiatives.

If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

We are not an investment company under the Investment Company Act of 1940. However, if we were to cease operating and controlling the business and affairs of ICG LP or if ICG LP or any of its subsidiaries were deemed to be an investment company, our interest in those entities could be deemed an investment security for purposes of the Investment Company Act of 1940. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act of 1940, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would harm our business and the price of our common stock.

Risks Related to Our Corporate Structure

Control by Jason Reese and Randall Wooster of a majority of the combined voting power of our common stock may discourage a change of control that other stockholders may favor, which could negatively affect our stock price, and adversely affect stockholders in other ways.

Upon consummation of this offering, Jason Reese, our chairman and chief executive officer, and Randall Wooster, our president, and their affiliates will beneficially own approximately         % of the economic and voting interests in ICG LP, which through ICGI Holdings, LLC’s ownership of Class B stock represents approximately         % of the combined voting power of all classes of our voting stock. Messrs. Reese and Wooster and their affiliates beneficially own their equity in ICG LP and ICGI Holdings, LLC through Imperial Capital Group Holdings, LLC, a holding company controlled jointly by Messrs. Reese and Wooster. As a result, Messrs. Reese and Wooster will together have the ability to elect all of the members of our board of directors and thereby to substantially control our management and affairs, including determinations with respect to acquisitions, dispositions, material expansions or contractions of our business, entry into new lines of business, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on our common stock. In addition, Messrs. Reese and Wooster will together be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could discourage potential takeover attempts that other stockholders may favor and could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and this may adversely affect the market price of our common stock.

Messrs. Reese and Wooster may disagree on how to direct the voting of our Class B common stock, which may impair our ability to take certain important corporate actions in a timely manner.

Upon consummation of this offering, Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, will beneficially own a majority of the partnership units of ICG LP held by ICGI Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own a majority of the outstanding shares of our Class B common stock. As a result of their beneficial ownership of shares of our Class B common stock, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions. Messrs. Reese and Wooster currently do not have any written agreement between themselves governing their procedures for making decisions with respect to the Class B common stock owned by ICGI Holdings, LLC. Although they have in the past cooperated in making decisions regarding our corporate governance, there is no assurance they will continue to do so in the future. If Messrs. Reese and Wooster reach a stalemate in directing the vote of the Class B common stock held by ICGI Holdings, LLC, it may impair our ability to take certain important corporate actions in a timely manner, which may negatively impact the price of our common stock.

The historical financial information of ICG LP contained in this prospectus may not be representative of our results as an independent public company.

Because ICG LP has operated as a limited liability company that is treated as a partnership for U.S. federal income tax purposes, it historically has paid little or no taxes on profits in the United States. As a result, ICG LP's provision for income taxes has not reflected U.S. corporate federal income taxes. Accordingly, ICG LP's historical consolidated results of operations and financial condition are not necessarily indicative of the consolidated results of our operations and financial condition after completion of the Reorganization. For additional information about past financial performance and the basis of presentation of ICG LP's historical consolidated financial statements, see “Selected Historical Consolidated Financial Data,” “Management’s

Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Financial Data” and the ICG LP historical consolidated financial statements and related notes included elsewhere in this prospectus.

The pro forma consolidated financial information in this prospectus may not permit you to predict our costs of operations, and the estimates and assumptions used in preparing our pro forma consolidated financial information may be materially different from our actual experience as a public company.

In preparing the pro forma consolidated financial information in this prospectus, we have made adjustments to the historical consolidated financial information of ICG LP based upon currently available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the Reorganization. These adjustments include, among other items, a compensation and benefits expense adjustment to reflect our targeted level of compensation and benefits relative to total revenues of 55%, minority interest and a deduction and charge to earnings of estimated income taxes based on an estimated tax rate of 42%. These and other estimates and assumptions used in the calculation of the pro forma consolidated financial information in this prospectus may be materially different from our actual experience as a public company. The pro forma consolidated financial information in this prospectus does not purport to represent what our results of operations would actually have been had we operated as a public company during the periods presented and does not give effect to any events other than those discussed in the unaudited pro forma consolidated financial information and related notes. See “Unaudited Pro Forma Consolidated Financial Data.”

Upon consummation of this offering, we will be dependent on ICG LP to distribute cash to us in amounts sufficient to pay our tax liabilities and other expenses.

We are a holding company and, immediately after the consummation of the Reorganization, our primary assets will be our approximately             % equity interest in ICG LP and our controlling interest and related rights as the sole general partner of ICG LP and, as such, we will operate and control all of the business and affairs of ICG LP and will be able to consolidate ICG LP’s financial results into our financial statements. We will have no independent means of generating revenues. ICG LP will be treated as a partnership for U.S. federal income tax purposes and, as such, will not itself be subject to U.S. federal income tax. Instead, its taxable income will be allocated on a pro rata basis to the other partners of ICG LP and us. Accordingly, we will incur income taxes on our proportionate share of any net taxable income of ICG LP, and also will incur expenses related to our operations. We intend to cause ICG LP to distribute cash to its partners in amounts at least equal to that necessary to cover their tax liabilities, if any, with respect to the earnings of ICG LP. To the extent we need funds to pay such taxes, or for any other purpose, and ICG LP is unable to provide such funds, it could have a material adverse effect on our business, financial condition or results of operations.

We depend on payments from our subsidiaries.

As a holding company, we depend on dividends, distributions and other payments from our subsidiaries to fund our obligations. Regulatory and other legal restrictions may limit our ability to transfer funds freely, either to or from our subsidiaries. In particular, our broker-dealer subsidiary is subject to laws and regulations that authorize regulatory bodies to block or reduce flow of funds to us or that prohibit such transfers altogether in certain circumstances. These laws and regulations may hinder our ability to access funds that we may need to make payments on our obligations. In addition, because our interests in our subsidiaries consist of equity interests, our rights may be subordinated to the claims of the creditors of these subsidiaries. ICG LP’s revolving credit facility restricts ICG LP’s ability to make dividend payments or similar distributions to the partners of ICG LP in any given fiscal year unless ICG LP, prior to and subsequent to the dividend payments or distributions, is in compliance with the financial covenants. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.”

We will be required to pay ICGI Holdings, LLC for the benefit of the historic partners of ICG LP for the tax savings we obtain as a result of the tax basis step-up ICG LP receives in connection with this offering and related transactions.

In connection with this offering, we will purchase partnership units in ICG LP from ICGI Holdings, LLC for cash. In addition, ICG LP partnership units held by ICGI Holdings, LLC may be exchanged in the future for shares of our common stock. The initial purchase will, and the subsequent exchanges may, result in increases in the tax basis of the tangible and intangible assets of ICG LP and its subsidiaries that otherwise would not have been available. Such increase will be approximately equal to the amount by which the cash paid to ICGI Holdings, LLC in connection with this offering or our stock price at the time of the acquisition exceeds the income tax basis of the assets of ICG LP underlying the ICG LP partnership units acquired by us. These increases in tax basis will result in increased deductions in computing our taxable income and resulting tax savings for us generally over the 15 year period commencing with the initial acquisition. We have agreed to pay to ICGI Holdings, LLC for the benefit of the historic partners of ICG LP, as additional consideration for the ICG LP interests that we acquire, 85% of these tax savings, if any, as they are realized. See “Related Party Transactions—Tax Receivable Agreement.”

At the time of the closing of this offering, the increase in the tax basis attributable to our interest in ICG LP that is acquired from ICGI Holdings, LLC, assuming an initial offering price of $             per share of common stock (the midpoint of the range of initial public offering prices set forth on the cover of this prospectus) and our purchase of             % of the outstanding interests of ICG LP from ICGI Holdings, LLC, is expected to be approximately $         million. The tax savings that we would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including the allocation of a portion of the increase in tax basis to non-depreciable fixed assets and the rules relating to the amortization of intangible assets. Based on current facts and assumptions, including that subsequent acquisitions of ICG LP partnership units will occur in fully taxable transactions, the potential tax basis increase resulting from the acquisitions of ICG LP partnership units following the closing of this offering could be as much as $         million. The tax receivable agreement will require 85% of the tax savings, if any, attributable to this increase in tax basis to be paid to ICGI Holdings, LLC for the benefit of the historic partners of ICG LP, with the balance to be retained by us. The actual increase in tax basis will depend upon, among other factors, the price of shares of our common stock at the time of the acquisition and the extent to which such acquisitions are taxable and, as a result, could differ materially from this amount. Our ability to achieve benefits from any such increase, and the amount of the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income and the effective tax rate to which that income is subject.

The Internal Revenue Service (“IRS”) may challenge all or part of the tax basis increase or our ability to amortize all or part of the increased tax basis, and a court could sustain such a challenge by the IRS. If the IRS successfully challenges the tax basis increase and such challenge is sustained by a court, under certain circumstances, we could be required to make payments under the tax receivable agreement in excess of our cash tax savings.

Investments by our directors, officers and employees may conflict with the interests of our stockholders.

Our executive officers, including Messrs. Reese and Wooster, directors and employees may from time to time invest in or receive a profit interest in private or public companies in which we or one of our affiliates is an investor or for which we provide investment banking services, publish research or act as a market maker. In addition, we have organized investment vehicles in which our employees are or may become investors and we expect to continue to do so in the future. There is a risk that, as a result of such investment or profit interest, a director, officer or employee may take actions that conflict with the best interests of our stockholders.

Our revolving credit facility imposes certain restrictions. A failure to comply with these restrictions could lead to an event of default, resulting in an acceleration of indebtedness, which could materially and adversely affect our business, financial condition and results of operations.

The operating and financial restrictions and covenants in our $25.0 million revolving credit facility with City National Bank (the “Lender”) may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Our revolving credit facility requires us to maintain specified financial ratios and tests, including interest coverage and total leverage ratios and maximum capital expenditures, which may require that we take action to reduce debt or to act in a manner contrary to our business objectives. In addition, the revolving credit facility contains additional restrictions, which can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.” A failure to comply with the restrictions contained in the revolving credit facility could lead to an event of default. If an event of default occurs, the revolving facility commitment may be terminated by the Lender, the unpaid principal and any accrued and unpaid interest shall become immediately due and payable and the Lender may take various other actions, including all actions permitted to be taken by a secured creditor. Our future operating results may not be sufficient to enable compliance with the covenants in the revolving credit facility or other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to refinance our indebtedness or make any accelerated payments. In addition, we may not be able to obtain new financing. Even if we were able to obtain new financing, we would not be able to guarantee that the new financing would be on commercially reasonable terms or terms that would be acceptable to us. If we default on our indebtedness, our business financial condition and results of operation could be materially and adversely affected.

Other Risks Related to this Offering

The disparity in the voting rights among the classes of shares may exert downward pressure on the price of our common stock.

Shares of our common stock and Class B common stock entitle the respective holders to identical rights, except that each share of our common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally while each share of Class B common stock will entitle its holder to a greater number of votes. Initially, the holders of Class B common stock, in the aggregate, will be entitled to approximately              votes. The difference in voting rights could exert downward pressure on the price of our common stock.

Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

Following the consummation of this offering, ICGI Holdings, LLC will have the right to exchange ICG LP partnership units into shares of our common stock as further described in the section entitled “The Reorganization Transactions and Our Organizational Structure.” These shares of common stock may then be sold into the market. After the consummation of this offering, we will have approximately              outstanding shares of common stock. This number includes all the shares of our common stock we are selling in this offering, all of which may be resold immediately in the public market. Assuming no anti-dilution adjustments based on combinations or divisions of our common stock, the exchanges referred to above could result in the issuance by us of up to an additional approximately              shares of common stock. It is possible, however, that such shares could be issued in one or a few large transactions. We may also issue additional shares of common stock or convertible debt securities to finance future acquisitions or business combinations.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

We have broad discretion over the use of the net proceeds to us from this offering.

We have broad discretion to use the net proceeds to us from this offering, other than those net proceeds targeted to purchase ICG LP partnership units from ICGI Holdings, LLC and to repay the outstanding balance under our revolving credit facility, and you will be relying on the judgment of our board of directors and our management regarding the application of these proceeds. Although we expect to use the net proceeds from this offering, other than those net proceeds targeted to purchase ICG LP partnership units from ICGI Holdings, LLC and to repay the outstanding balance under our revolving credit facility, for general corporate purposes, we have not allocated these net proceeds for specific purposes. In addition, we may not be successful in investing the net proceeds from this offering to yield a favorable return. For more information, see “Use of Proceeds.”

Failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

Once we become a public company, Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC will require our management to conduct annual assessments of the effectiveness of our internal control over financial reporting and will require a report by our independent registered public accounting firm addressing these assessments, as well as an independent audit of our internal control over financial reporting, beginning with our second fiscal year after the effective date of this offering. During the course of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404, we may identify deficiencies which we may not be able to remediate in time to meet the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could harm our operating results and lead to a decline in our stock price. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the             , regulatory investigations and civil or criminal sanctions.

You will experience immediate and substantial dilution.

The price you pay for shares of our common stock sold in this offering is substantially higher than the per share value of our net assets, after giving effect to this offering. Assuming an initial public offering price for our common shares of $             per share (the midpoint of the initial public offering price range indicated on the cover of this prospectus), you will incur immediate dilution in net tangible book value per share of $            . Dilution is the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering. See “Dilution.”

Subsequent to this offering, non-cash compensation of employees will consist primarily of grants of restricted shares of our common stock. Such future grants would further dilute the percentage ownership of ICG LP by unaffiliated public stockholders. See “Executive Compensation—20     Equity Incentive Plan.”

Our common stock price may fluctuate after this offering. As a result, you may not be able to resell your shares at or above the price you paid for them.

The market price of our common stock may be subject to sharp declines and volatility in market price. The market price of our common stock may also be influenced by many factors, some of which are beyond our control, including:

•	the failure of securities analysts to cover our common stock after this offering or changes in financial estimates or recommendations by analysts;

•	future announcements concerning us or our competitors, including the announcement of acquisitions;

•	changes in government regulations or in the status of our regulatory approvals or licensure;

•	public perceptions of risks associated with our services or operations; and

•	general market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors.

As a result, you may not be able to sell shares of our common stock at prices equal to or greater than the price you paid in this offering.

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on              or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy.

Certain provisions in our certificate of incorporation may prevent efforts by our stockholders to change our direction or management.

Provisions contained in our certificate of incorporation could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. In addition, we intend to implement a “staggered” board of directors, pursuant to which only a minority of the board of directors will be considered for election at each annual meetings. These provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of us, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our direction or management may be unsuccessful. See “Description of Capital Stock—Section 203 of the General Corporation Law of the State of Delaware.”

We may not pay dividends on our common stock at any time in the foreseeable future.

As a holding company for our interest in ICG LP, we will be dependent upon the ability of ICG LP to generate earnings and cash flows and distribute them to us so that we may pay any dividends to our stockholders. To the extent (if any) that we have excess cash, any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial conditions, cash requirement, contractual restrictions and other factors that our board of directors may deem relevant. Any dividends will be declared on a pro rata basis, based on the number of shares outstanding, to the holders of our outstanding common stock and Class B common stock. We have made no determination as to whether to pay dividends at any time in the foreseeable future.

We will incur increased costs as a result of having publicly traded common stock.

We will incur significant legal, accounting, reporting and other expenses as a result of having publicly traded common stock that we do not currently incur. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as amended, as well as rules implemented by the SEC and             . We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we may incur as a result of these requirements or the timing of such costs. ICG LP will pay all the expenses we may incur in connection with being a public company.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under “Risk Factors.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE REORGANIZATION TRANSACTIONS AND OUR ORGANIZATIONAL STRUCTURE

Overview

Our business has historically been conducted through Imperial Capital Group, LLC. Immediately prior to the consummation of this offering, Imperial Capital Group, LLC and its members will consummate a series of reorganization transactions, which we collectively refer to in this prospectus as the “Reorganization.” In connection with the Reorganization, the current members of Imperial Capital Group, LLC will transfer and convey their interests to a new holding company, ICGI Holdings, LLC, in exchange for interests in that holding company, and then ICGI Holdings, LLC will convert Imperial Capital Group, LLC into a new limited partnership, ICG LP, converting each membership interest in Imperial Capital Group, LLC into one partnership unit of ICG LP. Immediately following the Reorganization, we will use a portion of the net proceeds of this offering to acquire from ICGI Holdings, LLC approximately         % of the partnership units of ICG LP and will become the sole general partner of ICG LP. The remaining         % of the partnership units of ICG LP will continue to be owned by the historic partners of ICG LP through their interests in ICGI Holdings, LLC. All ICG LP partnership units will be identical and have the same rights.

ICGI Holdings, LLC will own all of our Class B common stock, which will have voting power of our company proportionate to the percentage of ICGI Holdings, LLC’s ownership of ICG LP — initially approximately         %. Upon consummation of this offering, Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, will beneficially own a majority of the partnership units of ICG LP held by ICGI Holdings, LLC and Messrs. Reese and Wooster will be the sole managers of ICGI Holding, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own and have the right to vote a majority of the outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

Reorganization

Our business is presently conducted by subsidiaries of Imperial Capital Group, LLC and currently is indirectly majority owned by Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates. On September 23, 2009, we were incorporated as a Delaware corporation. We have not engaged in any business or other activities except in connection with our formation. The Reorganization will establish us as the sole general partner of ICG LP. The completion of the Reorganization is a condition to the consummation of this offering.

As a result of the Reorganization, immediately following this offering and the application of net proceeds from this offering:

•	Imperial Capital will be the sole general partner of ICG LP;

•	we and ICGI Holdings, LLC will own approximately % and %, respectively, of the partnership units in ICG LP;

•

of the         % of partnership units of ICG LP held by ICGI Holdings, LLC, Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, will own approximately         %, and management and other employees of ICG LP will own         %;

•

outstanding shares of our Class A common stock, all of which will have been sold pursuant to this offering, will represent more than         % of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

•	outstanding shares of our Class B common stock, all of which will be owned by ICGI Holdings, LLC, will represent less than % of our outstanding capital stock based on economic value;

•

outstanding shares of our Class B common stock will represent approximately         % of the combined voting power of all shares of our capital stock, which percentage will decrease proportionately to the extent that ICGI Holdings, LLC owns a smaller percentage of ICG LP; and

•

Messrs. Reese and Wooster and their affiliates will beneficially own a majority of the overall partnership units in ICG LP held by ICGI Holdings, LLC and will be the sole managers of ICGI Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own and have the right to vote a majority of the outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders.

The graphic below illustrates our anticipated ownership structure immediately following completion of this offering, including the subsidiaries of ICG LP, each of which are 100% owned by ICG LP.

Holding Company Structure

Our only business following this offering will be to act as the sole general partner of ICG LP. As general partner, we will operate and control all of the business and affairs of ICG LP and will be able to consolidate ICG LP’s financial results into our consolidated financial statements. Although ICGI Holdings, LLC will initially have an economic majority of ICG LP, it will not have the right to dissolve the partnership or to remove the general partner or the right to participate in management decisions, and therefore will lack the ability to control ICG LP. ICGI Holdings, LLC’s ownership in ICG LP will be accounted for as a minority interest in our consolidated financial statements after this offering. Net profits, net losses and distributions of ICG LP will be allocated and made to its partners pro rata in accordance with the respective percentages of their partnership units in ICG LP. Accordingly, net profits and net losses of ICG LP will initially be allocated, and distributions by ICG LP will initially be made, approximately         % to us and approximately         % to ICGI Holdings, LLC. Subject to the availability of net cash flow at the ICG LP level, ICG LP will distribute to us and to ICGI Holdings, LLC tax distributions using a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income and net capital gain. Distributions by ICG LP in excess of tax distributions will be subject to the sole discretion of our board of directors. Assuming ICG LP makes distributions in excess of tax distributions to its partners in any given year, the determination to pay dividends, if any, to our common stockholders will be made by our board of directors. Because our board of directors may or may not determine to pay dividends, our common stockholders may not necessarily receive dividend distributions relating to our pro rata share of the income earned by ICG LP, even if ICG LP makes such distributions to us.

As the result of a federal income tax election made by ICG LP applicable to our acquisition of ICG LP interests from the historic partners, the income tax basis of the assets of ICG LP underlying the interests we so acquire will be adjusted based upon the amount that we have paid for our ICG LP interests. This increase in tax basis will result in increased depreciation, amortization and other tax deductions that will be allocated solely for our benefit and will be taken into account in reporting our taxable income. We have entered into an agreement with ICGI Holdings, LLC to pay it 85% of the tax savings that we actually realize as the result of this basis increase. We will retain the remaining 15% of the realized tax savings.

Voting

Each share of our common stock will entitle its holder to one vote per share on all matters to be voted on by stockholders generally. Each share of our Class B common stock will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is determined pursuant to a formula that relates to the number of ICG LP partnership units held by such holder. See “Description of Capital Stock—Class B Common Stock.” Immediately after this offering, our Class B common stock will have approximately         % of the voting power of our company, which percentage will decrease proportionately over time to the extent that ICGI Holdings, LLC owns a smaller percentage of ICG LP. Upon consummation of this offering, Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, will beneficially own a majority of the partnership units held by ICGI Holdings, LLC and Messrs. Reese and Wooster will be the sole managers of ICGI Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own and have the right to vote a majority of the outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

Exchange Agreement

In connection with the Reorganization, the historic partners of ICG LP will receive membership interests in ICGI Holdings, LLC, which in turn will hold partnership units in ICG LP. The membership interests in ICGI Holdings, LLC will not be immediately exchangeable for shares of our common stock. Instead, the membership interests will become exchangeable at various times over the next four years following this offering at the option of the holder as described below.

On an annual basis, each member of ICGI Holdings, LLC may request that the exchangeable portion of its interest in ICGI Holdings, LLC (determined in accordance with the schedule set forth below) be exchanged by ICGI Holdings, LLC for shares of our common stock. ICGI Holdings, LLC will exchange an equivalent amount of partnership units of ICG LP with us in return for shares of our common stock. ICGI Holdings, LLC will then distribute such shares of our common stock to the member requesting exchange. We have reserved for issuance              million shares of common stock, which is the aggregate number of shares of common stock expected to be issuable over time through such exchanges, assuming no anti-dilution adjustments based on combinations or divisions of our common stock. The issuance of shares of our common stock in exchange for ICG LP partnership units, and the cancellation of the Class B common stock associated with the issued shares, are expected to have a negligible effect on the existing holders of our common stock, as the holders of our common stock would then own a larger portion of ICG LP. While such transactions will have the effect of diluting your percentage ownership in us, because we will acquire an increased percentage ownership in ICG LP over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying ICG LP business.

In connection with this offering, up to     % of the historic partners’ beneficial ownership of ICG LP will be purchased for cash with a portion of the proceeds of this offering. In addition, the members of ICGI Holdings, LLC (other than non-employee members of ICGI Holdings, LLC, whose shares will not be subject to restriction other than as described under the section “Underwriting — No Sales of Similar Securities”) have agreed to a schedule which would allow them to exchange their investment in ICGI Holdings, LLC for shares of our common stock up to a maximum percentage of their investment as follows:

•	32.5% of their investment (less the percentage of their beneficial ownership of ICG LP purchased for cash with proceeds of this offering) on the first anniversary of this offering;

•	55% of their investment on the second anniversary of this offering;

•	77.5% of their investment on the third anniversary of this offering; and

•	100% of their investment on the fourth anniversary of this offering.

Certain of the ICGI Holdings, LLC membership interests are subject to repurchase by ICGI Holdings, LLC at book value prior to the date upon which the underlying ICG LP partnership units may be exchanged into shares of our common stock as outlined above, provided that, with respect to the members who have been employees of ICG LP for more than ten years, only in the event that the member’s employment with ICG LP or its subsidiaries is terminated for cause or in the event that the member breaches certain non-competition or non-solicitation covenants. If any outstanding membership interests in ICGI Holdings, LLC are repurchased and as a result thereof are no longer outstanding, a corresponding number of ICG LP partnership units shall be repurchased for the same price by ICG LP and cancelled.

Tax Receivable Agreement

In connection with this offering, we will purchase partnership units in ICG LP from ICGI Holdings, LLC for cash. In addition, ICG LP partnership units held by ICGI Holdings, LLC may be exchanged in the future for shares of our common stock. The initial purchase will, and the subsequent exchanges may, result in increases in the tax basis of the tangible and intangible assets of ICG LP and its subsidiaries that otherwise would not have been available. These increases in tax basis are expected to reduce the amount of taxable income that we are required to recognize as the result of our ownership of interests in ICG LP in the future.

We intend to enter into a tax receivable agreement with ICGI Holdings, LLC and the historic partners that will provide for the payment by us to ICGI Holdings, LLC for the benefit of the historic partners of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will retain 15% of the realized tax benefits.

In order to mitigate the risk to us of an IRS challenge to the tax basis increase, ICGI Holdings, LLC and the historic partners will indemnify us for any additional taxes we owe if the IRS or other taxing authorities successfully challenge the basis increase. In addition, if the IRS or other taxing authorities successfully challenge the tax basis increase, any subsequent payments we are required to make under the tax receivable agreement will be reduced accordingly.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of ICG LP attributable to our acquisition of an interest in ICG LP, and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon consummation of this offering and will, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, terminate upon the earlier of the end of the taxable year that includes the 50th anniversary of our initial acquisition of interests in ICG LP, and the end of the taxable year that includes the 16th anniversary of the date upon which all rights of sale granted under the exchange agreement have terminated.

While the actual amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including the timing of our acquisitions of interests in ICG LP from ICGI Holdings, LLC, the extent to which such acquisitions are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of ICG LP and its subsidiaries, the payments that we may make to ICGI Holdings, LLC for the benefit of the historic partners could be substantial. At the time of the closing of this offering, the increase in the tax basis attributable to our acquisition of partnership units in ICG LP, assuming an initial offering price of $         per share of common stock (the midpoint of the range of initial public offering prices set forth on the cover of this prospectus) and our acquisition of         % of the partnership units in ICG LP, is expected to be approximately $         million. The tax savings that we would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including the allocation of the increase in tax basis to non-depreciable fixed assets and the rules relating to the amortization of intangible assets. Based on facts and assumptions applicable at the time of this offering, including that all subsequent acquisitions of ICG LP interests will occur in fully taxable transactions, the potential tax basis increase resulting from acquisitions of the ICG LP partnership units held by ICGI Holdings, LLC following the closing of this offering could be as much as $         million. The actual increase in tax basis will depend upon, among other factors, the price of shares of our common stock at the time of the acquisition and the extent to which such exchanges are taxable and, as a result, could differ materially from this amount. Our ability to achieve benefits from any such increase, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

Registration Rights Agreement

We will enter into a registration rights agreement pursuant to which we may be required to register the sale of shares of our common stock issued as a result of the exchanges described above under the caption “—Exchange Agreement.” Under the registration rights agreement, the recipients of a threshold number of shares of our common stock will have the right to request us to register the sale of their shares and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, ICGI Holdings, LLC, on behalf of the historic partners of ICG LP, will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by ICGI Holdings, LLC, on behalf of our other historic partners, or initiated by us.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriting discounts, commissions and estimated offering expenses, will be approximately $         million, or $         million if the underwriters exercise in full their option to purchase additional shares.

We intend to use approximately $         million of the net proceeds of this offering to purchase partnership units in ICG LP from ICGI Holdings, LLC, These purchases will represent approximately         % of the outstanding partnership units in ICG LP. The remaining portion of the net proceeds of this offering will be contributed to ICG LP in exchange for additional partnership units and then will be used to repay the outstanding balance under our revolving credit facility and for general corporate purposes. As of September 30, 2009, $10 million was outstanding under the revolving credit facility at an interest rate of approximately 2.06%. This facility terminates on November 9, 2010, however, a portion of the revolving credit facility, not to exceed $7.5 million, may be extended until November 9, 2014.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities, U.S. government securities and other marketable securities. We cannot predict whether the net proceeds invested will yield a favorable return.

The following table illustrates the expected application of the gross proceeds from this offering as described above. An additional $         million in estimated offering expenses will be borne by ICG LP.

(in millions)
Gross proceeds from offering	$
Underwriting fee	$
Net proceeds	$

Acquisition of partnership units in ICG LP from ICGI Holdings, LLC	$
Repayment of revolving credit facility	$
General corporate purposes	$

The following is a listing of our directors and executive officers, together with the percentage and dollar amount of net proceeds to be received from this offering:

Name	Title	% of Net Proceeds to be Received	Amount
(in millions)
Jason W. Reese	Chairman and Chief Executive Officer	%	$
Randall E. Wooster	President and Director	%	$
Mark C. Martis	Chief Operating Officer	%	$
Harry Chung	Chief Financial Officer	%	$
Michael J. Arougheti	Director	%	$
James H. Hugar	Director	%	$
Directors and executive officers as a group		%	$

DIVIDEND POLICY

As a holding company for our interest in ICG LP, our ability to pay dividends is subject to the ability of ICG LP to provide cash to us through distributions of amounts in excess of our expense of operations. In accordance with ICG LP’s limited partnership agreement pursuant to which ICG LP will be governed, we, as the sole general partner of ICG LP, expect to cause ICG LP to make distributions to its partners, including us, to the extent necessary to enable such partners to pay taxes incurred with respect to their allocable shares of taxable income of ICG LP. Any distributions by ICG LP in excess of such tax distributions, and the declaration and payment of any future dividends by us, will be at the discretion of our board of directors and will depend on ICG LP’s strategic plans, financial results and condition, contractual, legal, financial and regulatory restrictions on distributions (including the ability of ICG LP to make distributions under the covenants in its revolving credit facility as described below), capital requirements, business prospects and such other factors as our board of directors, in exercising our authority as the sole general partner of ICG LP, considers to be relevant to such determination.

ICG LP’s revolving credit facility restricts ICG LP’s ability to make dividend payments or similar distributions to the partners of ICG LP in any given fiscal year unless ICG LP, prior to, as well as subsequent to, making such dividend payments or distributions, is in compliance with the financial covenants, as described under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.”

ICG LP is taxable as a partnership and we are taxable as a corporation for U.S. federal income tax purposes. Therefore, as the sole general partner and owner of partnership units in ICG LP, we are subject to tax on our allocable share of taxable income of ICG LP, whether or not such income is distributed to us. Holders of our common stock will not be taxed directly on the earnings of ICG LP. In general, any distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes. For more information regarding risk factors that could materially adversely affect our actual results of operations and our ability to pay any dividends, see “Risk Factors,” including “Risk Factors—We may not pay dividends on our common stock at any time in the foreseeable future.” During 2007 and 2008, ICG LP made aggregate cash distributions to its historic partners in the amounts of $         million and $         million, respectively. As set forth in the table below, such distributions were made in five separate installments in each of 2007 and 2008. ICG LP has historically used only its earnings to make these distributions.

In September 2009, ICAM distributed to ICG LP, and ICG LP then distributed to the historic partners, certain non-core assets and liabilities in anticipation of this offering. These assets and liabilities included ICAM’s investment in Happy Camp Holdings, LLC, an entity which owns the Rustic Canyon Golf Course. As of June 30, 2009, this investment was carried on our books at $1,078,264. In addition, ICG LP guaranteed the Happy Camp Holdings, LLC’s obligations under a $1 million credit facility. This guarantee was assumed by the historic partners as part of the distributions. These assets and liabilities also included ICAM’s investment in City Ventures, LLC, a real estate investment entity. As of June 30, 2009, this investment was carried on our books at $375,000. In addition, future capital commitments to City Ventures, LLC in the aggregate amount of $2,405,000 were assumed by the historic partners as part of the distributions.

Distributions from ICG LP
	2007	2008
(in thousands)
Month
January	$	$
April	$	$
June	$	$
July	$	$
September	$	$
December	$	$

Total	$	$

In January, April, June and September 2009, ICG LP made cash distributions to the historic partners in the amounts of approximately $         million, $         million, $         million and $         million, respectively.

DILUTION

Purchasers of shares of common stock in this offering will experience immediate and substantial dilution to the extent of the difference between the pro forma net tangible book value of the common stock and the initial public offering price. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering. Dilution results from the fact that the initial public offering price is substantially in excess of the net tangible book value per share effectively attributable to historic partners of ICG LP. Our net tangible book value at June 30, 2009 was approximately $31.5 million. Our pro forma net tangible book value at June 30, 2009, after giving effect to the Reorganization, was $             million, or $             per share of our common stock, assuming we purchased all ICG LP partnership units held by ICGI Holdings, LLC and issued              shares of common stock to public stockholders, as of the date of this offering.

After giving effect to the sale of              shares of our common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the range set forth on the front cover of this prospectus, and after deducting the underwriting fee and estimated offering expenses, our pro forma net tangible book value would have been $             million, or $             per share, assuming we purchased all ICG LP partnership units held by ICGI Holdings, LLC and issued              shares of common stock to public stockholders, as of the date of this offering. This represents an immediate decrease in pro forma net tangible book value of $             per share to existing stockholders and an immediate dilution of $             per share to investors purchasing our common stock in this offering. The following table illustrates this per share dilution:

Per Share
Initial public offering price per share		$
Pro forma net tangible book value per share at June 30, 2009	$
Change in pro forma net tangible book value per share attributable to this offering	$

Pro forma net tangible book value per share after this offering		$

Dilution per share to new investors		$

The following table summarizes on a pro forma basis as of June 30, 2009, after giving effect to this offering, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by historic partners of ICG LP and by investors participating in this offering, assuming we purchased all ICG LP partnership units held by ICGI Holdings, LLC and issued a corresponding number of shares of our common stock to public stockholders, as of the date of this offering:

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Historic partners			%	$		%	$
New investors			%	$		%	$

Total		100%			$100%

The number of shares of our common stock outstanding after this offering as shown above is based on the number of shares outstanding as of June 30, 2009, and excludes up to              shares of our common stock that are issuable in the future upon exchange of ICG LP partnership units and              restricted shares of our common stock that are issuable in the future pursuant to post-offering equity incentive grants. See “The Reorganization Transactions and Our Organizational Structure” and “Executive Compensation—20        Equity Incentive Plan.”

A $1.00 increase (decrease) in the assumed offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors by $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus and after deducting the estimated underwriting fee payable by us.

CAPITALIZATION

The following table sets forth:

•	the capitalization of ICG LP on an actual basis as of June 30, 2009; and

•

the capitalization of ICG LP on an as adjusted basis, giving effect to (1) the Reorganization as if it had occurred on June 30, 2009, (2) the sale of              shares of our common stock in this offering and (3) our receipt of the estimated $             million in net proceeds from this offering, assuming the shares are offered at $         per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting fee, and the application of $         million of those net proceeds to acquire partnership units in ICG LP, as described under “Use of Proceeds.”

You should read the unaudited financial information in this table together with the “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our historical consolidated financial statements and our unaudited pro forma consolidated financial statements, along with the notes thereto, included elsewhere in this prospectus.

As of June 30, 2009
	Actual		As adjusted
(in thousands)
Debt:
Revolving credit facility(1)		$—		$—

Total long-term debt		—		—
Minority interest
Redeemable members’ equity		24,760		—
Members’ equity		11,560		—
Stockholders’ equity(2)
Common stock—Class A, $0.01 par value: no shares authorized, issued or outstanding, actual; shares authorized and issued and outstanding pro forma as adjusted		—
Common stock—Class B, $0.01 par value: no shares authorized, issued or outstanding, actual; shares authorized and issued and outstanding, pro forma as adjusted		—
Paid-in capital(3)		—
Accumulated other comprehensive income		—		—

Total redeemable members’ equity and members’ equity		—		—
Total stockholders’ equity		—		—

Total capitalization(3)	$		$

(1)	On May 9, 2007, ICG LP entered into a $25.0 million revolving credit facility. The facility was undrawn as of June 30, 2009.
(2)

Excludes approximately              restricted shares of our common stock that are to be issued over time in connection with our equity incentive plan. See “The Reorganization Transactions and Our Organizational Structure” and “Executive Compensation—20     Equity Incentive Plan.”

(3)

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of paid-in capital and total capitalization by $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting fee payable by us.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The unaudited pro forma consolidated financial data set forth below for the year ended December 31, 2008 and for the six months ended June 30, 2009 are derived from Imperial Capital Group, LLC’s historical audited consolidated financial statements and our unaudited consolidated financial statements for the six months ended June 30, 2009, respectively, included elsewhere in this prospectus.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 and for the six months ended June 30, 2009 present the consolidated results of operations of Imperial Capital Group, Inc. giving effect to the transactions described under “The Reorganization Transactions and Our Organizational Structure” having been completed as of January 1, 2008 with respect to the unaudited pro forma consolidated statement of operations. As a result of the Reorganization, we will become the sole general partner of Imperial Capital Group, L.P. and, as such, will continue to operate and control all of the business and affairs of Imperial Capital Group, L.P. and its subsidiaries and will be able to consolidate Imperial Capital Group, L.P.’s financial results into our financial statements. We will reflect ICGI Holdings, LLC’s ownership interests of Imperial Capital Group, L.P. as a minority interest in our statement of financial condition and statement of operations. Our historical results are those of Imperial Capital Group, LLC. Giving effect to the Reorganization and this offering, our net income, after excluding the ICGI Holdings, LLC minority interest, will represent approximately         % of Imperial Capital Group, L.P.’s net income, and similarly, outstanding shares of our common stock will represent approximately         % of the outstanding partnership units of Imperial Capital Group, L.P.

The Imperial Capital Group, Inc. pro forma adjustments principally give effect to the Reorganization described under “The Reorganization Transactions and Our Organizational Structure” as well as the following items:

•

total compensation and benefits expenses at 55% of our total revenues, which gives effect to our policy following this offering to set our total compensation and benefits expenses at a target level of approximately 55% of our total revenues each year as a result of the termination of the management agreement with Imperial Capital Group Holdings, LLC and the execution of employment agreements with Messrs. Reese and Wooster in connection with this offering;

•	minority interest expense reflecting ownership of approximately % of the Imperial Capital Group, L.P. partnership units by those other than us immediately after this offering; and

•	a provision for corporate income taxes at an effective tax rate of 42%.

The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Reorganization and this offering been consummated on the dates indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

You should read the following selected historical consolidated financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data” and the Imperial Capital Group, LLC historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31, 2008						Six months ended June 30, 2009
	Historical	Adjustment for the Reorganization and Offering			Imperial Capital Group, Inc. Pro Forma		Historical	Adjustment for the Reorganization and Offering			Imperial Capital Group, Inc. Pro Forma
	(in thousands, except per share data)
Consolidated Statements of Operations:
Revenues:
Commissions	$56,190		—			$56,190	$37,222		—			$37,222
Investment banking	33,035		—			33,035	20,801		—			20,801
Principal transactions	(1,818)		—			(1,818)	858		—			858
Interest, dividends and other	1,857		—			1,857	519		—			519

Total revenues	89,264		—			89,264	59,400		—			59,400

Expenses:
Compensation and benefits	61,830		(12,735	)(1)		49,095	40,330		(7,660	)(1)		32,670

Non compensation expenses:
Clearing and transaction costs	1,823		—			1,823	1,026		—			1,026
Technology and market data costs	2,178		—			2,178	1,341		—			1,341
Facility costs	2,469		—			2,469	1,194		—			1,194
Business development	2,366		—			2,366	1,426		—			1,426
Depreciation and amortization	3,480		—			3,480	1,831		—			1,831
Professional fees	3,349		—			3,349	964		—			964
Other	2,617		—			2,617	1,655		—			1,655

Non compensation expenses	18,282		—			18,282	9,437		—			9,437

Total expenses	80,112		(12,735)			67,377	49,767		(7,660)			42,107

Income before minority interest and income taxes	9,152		12,735			21,887	9,633		7,660			17,293
Minority interest	—			(2)			—			(2)

Income before income taxes	9,152						9,633
Provision for taxes	—			(3)			—			(3)

Net income	$9,152	$			$		$9,633	$			$

Weighted average shares of Class A common stock outstanding:
Basic
Diluted
Net income available to holders of shares of Class A common stock per share:
Basic					$						$
Diluted					$						$

(1)

Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, has been primarily compensated pursuant to a management agreement based on our operating cash flow. In connection with this offering and as part of the Reorganization, the management agreement will be terminated, and Messrs. Reese and Wooster will enter into employment agreements which will dictate their new compensation arrangement, including salary and bonus. Accordingly, our historical compensation and benefits expenses are not comparable to, and are higher than, the compensation and benefits expenses we expect to incur after this offering. Following this offering, our policy will be to set our total employee compensation and benefits expenses at a target level of approximately 55% of our total revenues. However, we may record compensation and benefits expenses in excess of this percentage to the extent that expenses are incurred due to a significant expansion of our business or to any vesting of the restricted stock to be received by our employees at the time of this offering.

	Year ended December 31, 2008	Six months ended June 30, 2009
	(dollars in thousands)
Historical total revenues	$89,264	$59,400
Target compensation and benefit expense ratio	55%	55%

Target compensation expense threshold-55%	49,095	32,670
Historical compensation and benefits	61,830	40,330

Total pro forma compensation and benefits expense adjustment	$(12,735)	$(7,660)

(2)	Reflects an adjustment to record the % minority interest ownership of historic partners’ partnership units of Imperial Capital Group, L.P. The partnership units of Imperial Capital Group, L.P. are, subject to certain limitations, exchangeable into shares of common stock of Imperial Capital Group, Inc. on a one-for-one basis. Imperial Capital Group, Inc.’s interest in Imperial Capital Group, L.P. is within the scope of EITF 04-5. Although Imperial Capital Group, Inc. will initially have a minority economic interest in Imperial Capital Group, L.P., as the sole general partner it will control the management of Imperial Capital Group, L.P., and although ICGI Holdings, LLC will initially have an economic majority of Imperial Capital Group, L.P., it will not have the right to dissolve the partnership or to remove the general partner or the right to participate in management decisions, and therefore will lack the ability to control Imperial Capital Group, L.P. Accordingly, we will consolidate Imperial Capital Group, L.P. and record minority interest for the economic interest in Imperial Capital Group, L.P. held directly by ICGI Holdings, LLC.

	Year ended December 31, 2008			Six months ended June 30, 2009
(dollars in thousands)
Pro forma income before minority interest and income taxes		$21,887			$17,293
Economic interest % of historic partners of Imperial Capital Group, LP			%			%

Total pro forma minority interest adjustment	$			$

(3)	As a limited liability company prior to the Reorganization, we were generally not subject to income taxes except in local jurisdictions. An adjustment has been made to increase our effective tax rate to approximately 42% that assumes that Imperial Capital Group, Inc. is taxed as a C corporation at the statutory rates apportioned to each state, local and/or foreign tax jurisdiction and is reflected net of U.S. federal tax benefit. The holders of partnership units in Imperial Capital Group, L.P., including Imperial Capital Group, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Imperial Capital Group, L.P. In accordance with the partnership agreement pursuant to which Imperial Capital Group, L.P. will be governed, we intend to cause Imperial Capital Group, L.P. to make pro rata cash distributions to its partners, including the historic partners of ICG LP and Imperial Capital Group, Inc., for purposes of funding their tax obligations in respect of the income of Imperial Capital Group, L.P. that is allocated to them.

	Year ended December 31, 2008	Six months ended June 30, 2009
(dollars in thousands)
Pro forma income before income taxes	$	$
Pro forma effective tax rate	42%	42%

Total pro forma provision for tax adjustment	$	$

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial and other data for all periods presented. The selected historical consolidated financial data for the years ended December 31, 2004, 2005, 2006, 2007 and 2008 have been derived from Imperial Capital Group, LLC’s audited consolidated financial statements. The audited consolidated statements of financial condition as of December 31, 2007 and 2008 and the audited consolidated statements of operations for the years ended December 31, 2006, 2007 and 2008 are included elsewhere in this prospectus. The historical audited consolidated statements of financial condition as of December 31, 2004, 2005 and 2006 and the historical audited consolidated statements of operations for the years ended December 31, 2004 and 2005 are not included in this prospectus. The selected historical consolidated financial data as of and for the six month periods ended June 30, 2008 and 2009 have been derived from the unaudited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial condition and results of operations are not necessarily indicative of the financial condition or results of operations as of any future date or for any future period.

As discussed in note 17 to our consolidated financial statements included elsewhere in this prospectus, the summary historical consolidated financial data have been restated for the adoption of EITF D-98. The summary consolidated historical statements of financial condition reflect the redeemable members’ capital as temporary equity, which is required under certain accounting guidance for public company reporting. Such guidance did not apply historically to Imperial Capital Group, LLC as a private company.

The selected consolidated historical financial statements do not reflect what our results of operations and financial condition would have been had we been a stand-alone, public company for the periods presented. Specifically, the selected historical consolidated results of operations do not give effect to:

•

The Reorganization, which is described in more detail elsewhere in this prospectus in the sections entitled “The Reorganization Transactions and our Organizational Structure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•

U.S. corporate federal income taxes. For all periods presented Imperial Capital Group, LLC operated principally through subsidiaries in the United States as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Imperial Capital Group, LLC has not been subject to U.S. federal income taxes on its income. Taxes related to income earned by partnerships represent obligations of the individual partners.

•	Minority interest expense reflecting ownership of approximately % of the Imperial Capital Group, L.P. partnership units by those other than us immediately after this offering.

You should read the following selected historical consolidated financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Financial Data” and the Imperial Capital Group, LLC historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31,					Six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(in thousands)
Consolidated Statements of Operations:
Revenues:
Commissions	$49,986	$45,864	$52,215	$50,875	$56,190	$23,889	$37,222
Investment banking	13,887	13,749	21,855	33,836	33,035	18,998	20,801
Principal transactions	2,885	3,658	3,824	(122)	(1,818)	444	858
Interest, dividends and other	598	712	1,285	2,624	1,857	1,013	519

Total revenues	67,356	63,983	79,179	87,213	89,264	44,344	59,400

Expenses:
Compensation and benefits	43,746	40,576	52,519	59,488	61,830	30,674	40,330

Non compensation expenses:
Clearing and transaction costs	2,053	1,856	1,789	1,766	1,823	950	1,026
Technology and market data costs	1,964	2,088	1,843	1,831	2,178	1,046	1,341
Facility costs	1,052	1,140	1,194	3,626	2,469	1,245	1,194
Business development	1,092	1,130	1,339	1,830	2,366	1,067	1,426
Depreciation and amortization	737	739	732	2,042	3,480	1,391	1,831
Professional fees	872	1,630	1,711	1,298	3,349	1,900	964
Other	3,270	3,089	5,770	4,159	2,617	1,230	1,655

Non compensation expenses	11,040	11,672	14,378	16,552	18,282	8,829	9,437

Total expenses	54,786	52,248	66,897	76,040	80,112	39,503	49,767

Net income	$12,570	$11,735	$12,282	$11,173	$9,152	$4,841	$9,633

	As of December 31,					As of June 30, 2009
	2004	2005	2006	2007	2008
	(in thousands, except statistical data)
Consolidated Statements of Financial Condition Data:
Cash and cash equivalents	$12,612	$13,826	$17,478	$25,178	$24,645	$33,704
Total assets	25,622	26,531	31,004	50,101	51,945	73,914
Total liabilities	6,544	9,152	11,731	14,932	15,862	37,594
Redeemable members’ equity	5,235	5,055	5,655	25,042	23,835	24,760
Members’ equity	13,843	12,324	13,618	10,127	12,248	11,560
Selected Statistical Data (unaudited):
Number of employees	92	93	116	142	155	154

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following should be read in conjunction with the “Selected Historical Consolidated Financial Data,” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading “Risk Factors” and elsewhere in this prospectus.

Overview

We are an independent, full-service investment bank offering a uniquely integrated platform of diverse products and services. We offer sophisticated sales and trading services to institutional investors and a wide range of investment banking advisory, capital markets and restructuring services to middle market corporate clients. We also provide proprietary research across a company’s capital structure, including bank debt, debt securities, hybrid securities, preferred and common equity and special situations claims. The integration of our complementary business activities allows us to provide superior service and solutions for our clients and presents opportunities to leverage client relationships to increase transaction volumes and revenues across our platform. We believe this diversified and integrated business model has reduced the volatility of our results over various market and economic cycles and has positioned us well for future growth.

We have diversified our revenues by service, product and industry, which has allowed us to be consistently profitable each year since 1999 through a variety of economic and capital market environments, including the recent recession. We earn commissions on our institutional sales and trading activities for executing trades for institutional investors across a range of asset classes. In our investment banking group, we earn fees for providing capital raising and financial advisory services as well as recurring retainers and success-based fees in our restructuring practice. Our annual revenues increased at a compound annual growth rate of 12.0% from $64.0 million for the year ended December 31, 2005 to $89.3 million for the year ended December 31, 2008. For the six months ended June 30, 2009, our revenues increased 34.0% over the same period in 2008, from $44.3 million for the six months ended June 30, 2008 to $59.4 million for the six months ended June 30, 2009.

Overview of Reorganization Transactions and Our Organizational Structure

Our business has historically been conducted through Imperial Capital Group, LLC. In connection with the Reorganization, the current members of Imperial Capital Group, LLC will transfer and convey their interests to a new holding company, ICGI Holdings, LLC, in exchange for interests in that holding company, and then ICGI Holdings, LLC will convert Imperial Capital Group, LLC into a new limited partnership, ICG LP, converting each membership interest in Imperial Capital Group, LLC into one partnership unit of ICG LP. Immediately following the Reorganization, we will use a portion of the net proceeds of this offering to acquire from ICGI Holdings, LLC approximately             % of the partnership units of ICG LP and will become the sole general partner of ICG LP. The remaining             % of the partnership units of ICG LP will continue to be owned by the historic partners of ICG LP through their interests in ICGI Holdings, LLC. All ICG LP partnership units will be identical and have the same rights.

Our only business following this offering will be to act as the sole general partner of ICG LP, and, as such, we will operate and control all of the business and affairs of ICG LP and will be able to consolidate ICG LP’s financial results into our consolidated financial statements. ICG Holdings, LLC’s ownership in ICG LP will be accounted for as a minority interest in our consolidated financial statements after this offering. Net profits, net losses and distributions of ICG LP will be allocated and made to its partners pro rata in accordance with the respective percentages of their partnership units in ICG LP.

Prior to the Reorganization, as a private company, business management services were provided to ICG LP by Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, pursuant to a management agreement. In exchange for those services, the management agreement stipulated that ICG LP pay to Imperial Capital Group Holdings, LLC a monthly fee of $100,000 and a quarterly fee equal to 40% of ICG LP’s operating cash flow for each quarter. These payments were historically reflected in annual compensation expense. In connection with this offering and as part of the Reorganization, the management agreement will be terminated and Messrs. Reese and Wooster will enter into employment agreements with ICG LP. As such, historical compensation is higher than is currently contemplated post-reorganization and is not reflective of management’s compensation intentions going forward and therefore not relevant for comparison purposes.

Prior to the Reorganization, as a limited liability company, we were generally not subject to income taxes except in local jurisdictions.

As a result of this offering, we will no longer be a private company and our costs for such items as insurance, accounting and legal advice will increase. We will also incur costs which we have not previously incurred for director fees, investor relations expenses, expenses for compliance with the Sarbanes-Oxley Act of 2002 and new rules implemented by the SEC and                     , and various other costs of a public company.

Business Environment

Many external factors affect our revenues and profitability, including economic and market conditions, the level and volatility of interest rates, inflation, political events, investor sentiment, legislative and regulatory developments and competition. These factors influence trading volumes and valuations in secondary financial markets, which together with commission rates and pricing spreads affect our sales and trading activities. These same factors also influence levels of debt and equity capital raising, restructuring opportunities and merger and acquisition activity, which affect our investment banking activities. These business environment factors are unpredictable and beyond our control, and may cause our earnings to fluctuate significantly from year to year and quarter to quarter.

Real GDP growth of 2.7%, a favorable interest rate environment and strong financial sponsor-backed merger and acquisition activity contributed to record levels of new issuance of fixed income securities in 2006. According to Thomson Financial, U.S. dollar-denominated proceeds raised in high yield corporate debt issuances increased 52% between 2005 and 2006, from $100 billion to $152 billion. Thomson Financial reported that total announced merger and acquisition volumes in the U.S. region increased 28% between 2005 and 2006, from $1.15 trillion to $1.48 trillion. U.S. middle market announced merger and acquisition transactions, which Thomson Financial defines as deals with a transaction value less than or equal to $500 million, increased 16% between 2005 and 2006, from total announced volume of $229 billion to $267 billion.

While U.S. and global equity markets were positive in 2007, concerns over inflation, a possible recession, volatile energy costs and geopolitical issues became increasingly pronounced. Real GDP growth declined 22.2% to 2.1% in 2007. During the second half of 2007, turmoil initially limited to the subprime mortgage market spread to other areas of the credit markets. As a result, spreads relative to comparable treasuries widened across all fixed income products. The tightening of the credit markets meaningfully impacted U.S. denominated high yield debt issuance, with volumes declining nearly 10%, to $137 billion. Despite significantly reduced merger and acquisition volumes during the second half of 2007, U.S. transaction volumes for the full year increased 6% over 2006 levels, from $1.48 trillion to nearly $1.57 trillion. However, middle market merger and acquisition volumes in the U.S. region declined 6%, from $267 billion in 2006 to $249 billion in 2007, according to Thomson Financial.

During the first half of 2008, the U.S. entered a recession. Real GDP growth slowed to 0.4% for the full year 2008. Concerns regarding future economic growth and corporate earnings created uncertainty in the capital markets. Fixed income and equity markets experienced unprecedented levels of volatility and broad-based declines in asset prices in the face of an abrupt decrease in liquidity, particularly in the fourth quarter of 2008. The financial services industry was altered dramatically over the course of the year with the bankruptcy of Lehman Brothers Holdings Inc., the consolidation of major financial institutions, the federal government assuming a conservatorship role of both the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association and the conversion of Goldman Sachs Group, Inc. and Morgan Stanley into bank holding companies. In early October 2008, the Emergency Economic Stabilization Act of 2008 was enacted, which enabled the U.S. Department of the Treasury (the “U.S. Treasury”) to purchase mortgage-related and other troubled assets from U.S. financial institutions. U.S. denominated high yield issuance experienced a precipitous decline of 73%, with volume declining from $137 billion in 2007 to $37 billion in 2008. Merger and acquisition announcements in the U.S. declined 37% to $0.99 trillion, with middle market volumes declining 28% to $178 billion.

Deterioration of the global capital markets continued into the first quarter of 2009, as evidenced by the bottoming of major equity indices in March 2009. Real GDP contracted by 6.4% on an annualized basis in the first quarter, although the rate of contraction moderated to 0.7% on an annualized basis in the second quarter of 2009. The improved macroeconomic environment sparked a recovery among almost all major asset classes. The Dow Jones Industrial Average, the NASDAQ, the S&P 500 and the KBW Bank Index increased approximately 27%, 42%, 35% and 97%, respectively, between March 6, 2009 and June 30, 2009. The Merrill Lynch U.S. High Yield BB index gained 12.9% between March 1, 2009 and June 30, 2009. Despite the broad recovery in the capital markets, corporate default rates remained elevated, particularly for high yield issuers. High yield corporate defaults, which stood at just 2.4% on an annualized basis through June 2008, increased to 9.5% on an annualized basis in the first six months of 2009, according to Fitch Ratings. In the primary debt markets, Thomson Financial reported that U.S. denominated high yield issuances increased by 79%, with $58 billion issued during the first six months of 2009 compared to $32 billion during the six months ended June 2008. Merger and acquisition volumes remained depressed in the U.S., with announced transaction volume of $289 billion in the first half of 2009, a 49% decline from the first half of 2008.

Components of Revenues

We operate our business as a single segment; however, we derive revenues primarily from commissions generated by institutional sales and trading and our fees from investment banking and restructuring activities.

Commissions

Institutional sales and trading generate commissions by executing transactions in fixed income and equity securities. The results of activities that support the facilitation of client orders, including matched trading transactions in fixed income and equity securities in which buyers and sellers are identified, are classified as commissions. Commissions and related clearing and transaction costs are recorded on a trade date basis as securities transactions occur.

Investment Banking

We earn investment banking fees from financial advisory services, which include advice on mergers, acquisitions, restructurings and other related matters. We also earn fees for raising capital for our corporate clients through underwritings and private placements of debt and equity securities. While the timing of success fees from mergers and acquisitions and other related matters as well as fees from capital raising are impacted by a number of market factors, we are engaged in restructuring assignments that generally provide for recurring monthly fees, retainers and success fees. Fees from investment banking and restructuring assignments are recorded when the services related to the underlying transaction are completed under the terms of the engagement.

Merger and Acquisition and Other Advisory Revenues

Our advisory revenues are generated from fees for providing advice on matters of strategic importance to our clients, including mergers, acquisitions, divestitures, and other corporate transactions. The amount and timing of fees paid vary by the type of engagement. We record fees from advisory assignments when services are completed pursuant to the engagement letter.

Capital Market Revenues

We earn agency placement fees in non-underwritten transactions such as private placements of equity, debt and preferred securities offerings, including private investments in public equity (“PIPEs”) and registered direct offerings. We record private placement revenues on the closing date of the transaction. We earn fees for raising capital for our clients through capital market transactions in which we act as an underwriter. Underwriting revenues include management fees, underwriting fees and selling concessions. We record underwriting revenues, net of related syndicate expenses, at the time the underwriting is completed.

Restructuring Revenues

We earn fees for providing advice on restructurings, recapitalizations and other corporate transactions. In connection with providing financial advisory and restructuring advice, these assignments generally provide the opportunity for us to earn monthly fees, retainers and success fees. The amount and timing of fees paid vary by the type of engagement. We record fees from restructuring assignments when earned pursuant to an executed engagement letter.

Other

Principal Transactions

Principal transaction revenues include realized and unrealized net gains and losses resulting from our principal investments, which include investments for our account as the general partner of funds managed by us as well as warrants we may receive from certain investment banking assignments.

Interest, Dividends and Other

Interest, dividends and other income includes revenues derived from investments in money market and similar short term investment activities, management fees accrued on assets under management by ICAM and miscellaneous fee income.

Components of Expenses

We classify our expenses as compensation and benefits, clearing and transaction costs, technology and market data costs, facility costs, business development, depreciation and amortization, professional fees and other expenses. A significant portion of our expense base is variable, including compensation and benefits, clearing and transaction costs and business development expenses.

Compensation and Benefits

Compensation and benefits is the largest component of our expenses and includes employee base pay, performance bonuses, sales commissions, related payroll taxes and medical and other benefits expenses. This category includes all cash and non-cash compensation and benefit expense.

Prior to this offering, compensation and benefits included fees from the management agreement paid to Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates. In connection with this offering and as part of the Reorganization, the management agreement will be terminated and Messrs. Reese and Wooster will enter into employment agreements pursuant to which they will be paid fixed salaries and performance bonuses based on our financial results.

Following this offering, our policy will be to set our total employee compensation and benefits expenses at a target level of approximately 55% of our total revenues with the exception of the one-time grant of restricted stock and/or units to certain of our employees that we intend to make upon completion of this offering. Additionally, we may record compensation and benefits expenses in excess of this percentage to the extent that expenses are incurred due to a significant expansion of our business or to any vesting of the restricted shares of our common stock to be received by our employees at the time of this offering. We may change this policy in the future.

Non-Compensation Expenses

Non-compensation expenses have been modest in proportion to our total revenues as a result of our disciplined cost management.

Clearing and Transaction Costs

Clearing and transaction costs include the cost of floor and electronic brokerage and execution, securities clearance and exchange fees. We currently clear our securities transactions through our clearing broker, Pershing, LLC, and self-clear our bank debt transactions. As a result, the costs associated with self-clearing are allocated to compensation and benefits expense. Clearing and transaction costs are variable and will fluctuate based upon the type of product, transaction volumes and share quantities.

Technology and Market Data Costs

These expenses are primarily fixed and include market data, telephone, quotation costs and dues and subscription fees for various market research services.

Facility Costs

These expenses are primarily fixed and include office rent and other facility costs associated with our various offices.

Business Development

These expenses include travel and entertainment, advertising and public relations, conference and other costs to market and expand our business.

Depreciation and Amortization

These expenses include depreciation of leasehold improvements, furniture, fixtures and equipment. These expenses also included amortization of non-competition agreements, purchased engagement letters and other intangible assets.

Professional Fees

These expenses include fees paid for legal, audit and tax services.

Other

Other expenses include consulting fees, insurance, business taxes and other miscellaneous expenditures associated with our business.

Income Taxes

As a limited liability company, we were generally not subject to income taxes except in local jurisdictions.

Results of Operations

Six months ended June 30, 2009 compared to six months ended June 30, 2008

Overview

Total revenues increased $15.1 million, or 34%, from $44.3 million for the six months ended June 30, 2008 to $59.4 million for the six months ended June 30, 2009. This increase was primarily due to increases in institutional sales and trading commissions of $13.3 million, reflecting increased penetration of our existing clients as well as continued expansion of our client base.

Total expenses increased $10.3 million, or 26%, from $39.5 million for the six months ended June 30, 2008 to $49.8 million for the six months ended June 30, 2009. The higher costs for 2009 are primarily attributed to increases in compensation and benefits of $9.7 million which reflect commissions paid to sales professionals and management fees paid to Imperial Capital Group Holdings, LLC, both of which are directly correlated to our $15.1 million increase in revenues and our $4.8 million increase in net income for this period.

Net income increased $4.8 million, or 99%, from $4.8 million for the six months ended June 30, 2008 to $9.6 million for the six months ended June 30, 2009.

The following table provides a comparison of our revenues and expenses for the periods presented:

	For the six months ended June 30,		Period-to-period
	2008	2009	$ change	% change
	(unaudited)	(unaudited)
	(dollars in thousands)
Revenues:
Commissions	$23,889	$37,222	$13,333	56%
Investment banking	18,998	20,801	1,803	9%
Principal transactions	444	858	414	93%
Interest, dividends and other	1,013	519	(494)	(49)%

Total revenues	44,344	59,400	15,056	34%

Expenses:
Compensation and benefits	30,674	40,330	9,656	31%

Non compensation expenses:
Clearing and transaction costs	950	1,026	76	8%
Technology and market data costs	1,046	1,341	295	28%
Facility costs	1,245	1,194	(51)	(4)%
Business development	1,067	1,426	359	34%
Depreciation and amortization	1,391	1,831	440	32%
Professional fees	1,900	964	(936)	(49)%
Other	1,230	1,655	425	35%

Non compensation expenses	8,829	9,437	608	7%

Total expenses	39,503	49,767	10,264	26%

Net income	$4,841	$9,633	$4,792	99%

Revenues

Commissions. Commission revenues increased by $13.3 million, or 56%, from $23.9 million for the six months ended June 30, 2008 to $37.2 million for the six months ended June 30, 2009. With the collapse and consolidation of several larger investment banks in 2008, we were able to fill part of the void left by these firms. Specifically, we were able to further penetrate and expand upon our existing client base. Institutional sales and trading commission revenues increased as a percentage of total revenues, from 54% for the six months ended June 30, 2008 to 63% for the six months ended June 30, 2009.

Investment Banking. Investment banking fees increased $1.8 million, or 9%, from $19.0 million for the six months ended June 30, 2008 to $20.8 million for the same period in 2009, and decreased as a percentage of total revenues from 43% to 35%, respectively. The increase in revenues was primarily due to higher levels of activity in our restructuring advisory group.

Principal Transactions. Revenues from principal transactions increased by $0.4 million from $0.4 million for the six months ended June 30, 2008 to approximately $0.9 million for the six months ended June 30, 2009. The increase can primarily be attributed to investment gains from our equity investment in Long Ball Partners, LLC, a hedge fund managed by ICAM.

Interest, Dividends and Other. Interest, dividends and other income decreased approximately $0.5 million from $1.0 million for the six month period ended June 30, 2008 to $0.5 million for the six month period ended June 30, 2009. The decrease can primarily be attributed to lower yields on cash and cash equivalents and a reduction in asset management fees during the six month period ended June 30, 2009 as compared to the six month period ended June 30, 2008.

Expenses

Compensation and Benefits. Compensation and benefits, which includes salaries, sales commissions and performance bonus compensation to our employees and fees paid under our management agreement, increased $9.7 million, or 31%, from $30.7 million for the six months ended June 30, 2008 to $40.3 million for the six months ended June 30, 2009. This increase reflects increases in sales commissions paid to our sales professionals and fees paid under our management agreement. As a percentage of revenues, compensation and benefits were 68% for the six months ended June 30, 2009 as compared to 69% for the same period in 2008.

Non-Compensation Expenses. Non-compensation expenses increased $0.6 million, or 7%, from $8.8 million for the six months ended June 30, 2008 to $9.4 million for the six months ended June 30, 2009. As a percentage of total revenues, non-compensation expenses decreased to 16% for the six months ended June 30, 2009 from 20% for the same period in 2008.

Clearing and Transaction Costs. Clearing and transaction costs increased marginally by $0.1 million, or 8%, from $1.0 million for the six months ended June 30, 2008 to $1.0 million for the six months ended June 30, 2009. Although there was a proportionately higher increase in commission revenue for the comparable periods, clearing and transaction costs did not increase at the same rate due to a shift in product mix. Specifically, bank debt and fixed income revenues increased from $13.1 million for the six month period ended June 30, 2008 to $32.2 million for the same period in 2009. These products generally have lower clearing and transaction costs as compared to other products.

Technology and Market Data Costs. Technology and market data costs increased $0.3 million, or 28%, from $1.0 million for the six months ended June 30, 2008 to $1.3 million for the six months ended June 30, 2009. This increase is directly related to the increase in professionals from 71 at June 30, 2008 to 83 at June 30, 2009.

Facility Costs. Facility costs decreased slightly by $0.1 million, or 4%, from $1.2 million for the six months ended June 30, 2008 to $1.2 million for the six months ended June 30, 2009 as there were no major changes or office expansions in 2009 when compared to the same period in 2008.

Business Development. Business development costs increased approximately $0.4 million, or 34%, from $1.1 million for the six months ended June 30, 2008 to $1.4 million for the six months ended June 30, 2009. This increase is the result of increased marketing efforts, the addition of a new consumer conference and the growth in the number of our professionals.

Depreciation and Amortization. Depreciation and amortization costs increased $0.4 million, or 32%, from $1.4 million for the six months ended June 30, 2008 to $1.8 million for the six months ended June 30, 2009. This increase was primarily attributable to the amortization of intangible assets associated with the acquisition of certain assets and assumption of certain liabilities of USBX Advisory Services, LLC, a middle market mergers and acquisitions advisory firm, in December 2007 (the “USBX Transaction”). Specifically, for the six months ended June 30, 2009, we recorded $1.1 million of amortization expense relating to purchased USBX intangible assets as compared to $0.6 million for the six months ended June 30, 2008. At June 30, 2009, we had $0.5 million of unamortized purchased USBX intangible assets that will be amortized through December 31, 2010.

Professional Fees. Professional fees decreased $0.9 million, or 49%, from $1.9 million for the six months ended June 30, 2008 to $1.0 million for the six months ended June 30, 2009. Legal fees decreased as a result of certain litigation which has been resolved.

Other. Other expenses increased $0.4 million, or 35%, from $1.2 million for the six months ended June 30, 2008 to $1.7 million for the six months ended June 30, 2009. This increase was primarily the result of additional regulatory fees and business taxes, both of which correlated to our increase in revenues and professional staff.

Year ended December 31, 2008 compared to year ended December 31, 2007

Overview

Total revenues increased $2.1 million, or 2%, from $87.2 million for the year ended December 31, 2007 to $89.3 million for the year ended December 31, 2008. This increase was primarily due to increases in institutional sales and trading commissions of $5.3 million offset in part by increases in losses in principal transactions of $1.7 million.

Total expenses increased $4.1 million, or 5%, from $76.0 million for the year ended December 31, 2007 to $80.1 million for the year ended December 31, 2008. This increase is primarily due to increases in compensation and benefits of $2.3 million and professional fees of $2.1 million associated with certain litigation which has been resolved.

Net income decreased $2.0 million, or 18%, from $11.2 million for the year ended December 31, 2007, to $9.2 million for the year ended December 31, 2008.

The following table provides a comparison of our revenues and expenses for the periods presented:

	Year ended December 31,		Period-to-period
	2007	2008	$ change	% change
	(dollars in thousands)
Revenues:
Commissions	$50,875	$56,190	$5,315	10%
Investment banking	33,836	33,035	(801)	(2)%
Principal transactions	(122)	(1,818)	(1,696)	NM
Interest, dividends and other	2,624	1,857	(767)	(29)%

Total revenues	87,213	89,264	2,051	2%

Expenses:
Compensation and benefits	59,488	61,830	2,342	4%

Non compensation expenses:
Clearing and transaction costs	1,766	1,823	57	3%
Technology and market data costs	1,831	2,178	347	19%
Facility costs	3,626	2,469	(1,157)	(32)%
Business development	1,830	2,366	536	29%
Depreciation and amortization	2,042	3,480	1,438	70%
Professional fees	1,298	3,349	2,051	158%
Other	4,159	2,617	(1,542)	(37)%

Non compensation expenses	16,552	18,282	1,730	10%

Total expenses	76,040	80,112	4,072	5%

Net income	$11,173	$9,152	($2,021)	(18)%

Revenues

Commissions. Commission revenues increased by $5.3 million, or 10%, from $50.9 million for the year ended December 31, 2007 to $56.2 million for the year ended December 31, 2008. With the collapse and consolidation of several larger investment banks in 2008, we were able to fill part of the void left by these firms. Specifically, we were able to further penetrate and expand upon our existing client base. Institutional sales and trading commission revenues increased as a percentage of total revenues, from 58% for the year ended December 31, 2007 to 63% for the year ended December 31, 2008.

Investment Banking. Investment banking fees decreased $0.8 million, or 2%, from $33.8 million for the year ended December 31, 2007 to $33.0 million for the same period in 2008, and decreased as a percentage of total revenues from 39% to 37%, respectively. This decrease can primarily be attributed to the decrease in fees from capital market transactions as the market conditions deteriorated for capital raising. As a percentage of investment banking and restructuring revenues, fees from capital markets decreased from 48% for the year ended December 31, 2007 to 21% for same period in 2008. The decrease in capital market activity was offset by an increase in fees earned from mergers and acquisitions advisory services primarily attributable to the USBX Transaction in December 2007.

Principal Transactions. The loss in principal transactions increased by $1.7 million from a loss of $0.1 million for the year ended December 31, 2007 to a loss of $1.8 million for the year ended December 31, 2008. The increase in the loss was due primarily to investment losses in our equity investment in Long Ball Partners, LLC, a hedge fund managed by ICAM, and other proprietary trading positions.

Interest, Dividends and Other. Interest, dividends and other income decreased $0.8 million from $2.6 million for the year ended December 31, 2007 to $1.9 million for the year ended December 31, 2008. The decrease can primarily be attributed to lower yields on cash and cash equivalents, reduced money market rebates received from our clearing broker and a $0.3 million decrease in research revenues earned by ICAM.

Expenses

Compensation and Benefits. Compensation and benefits, which includes salaries, sales commissions and performance bonus compensation to our employees and fees paid under our management agreement, increased $2.3 million, or 4%, from $59.5 million for the year ended December 31, 2007 to $61.8 million for the year ended December 31, 2008. This increase primarily reflects increases in sales commissions paid to our sales professionals. As a percentage of revenues, compensation and benefits were 69% for the year ended December 31, 2008 as compared to 68% for the same period in 2007.

Non-Compensation Expenses. Non-compensation expenses increased $1.7 million, or 10%, from $16.6 million for the year ended December 31, 2007 to $18.3 million for the year ended December 31, 2008. The increase in costs can primarily be attributed to increases in amortization expense associated with certain intangible assets acquired in the USBX Transaction. Additionally, as we continued to expand our investment banking and restructuring efforts, business development costs increased as well during this same period. As a percentage of total revenues, non-compensation expenses increased to 20% for the year ended December 31, 2008 from 19% for the same period in 2007.

Clearing and Transaction Costs. Clearing and transaction costs increased marginally by $0.1 million, or 3%, from $1.8 million for the year ended December 31, 2007 to $1.8 million for the year ended December 31, 2008. Although there was an increase in commission revenue for the comparable periods, clearing and transaction costs did not increase at the same rate due to a shift in product mix. Specifically, bank debt and fixed income revenues increased from $22.1 million for the year ended December 31, 2007 to $36.3 million for the year ended December 31, 2008. These products generally have lower clearing and transaction costs as compared to other products.

Technology and Market Data Costs. Technology and market data costs increased $0.3 million, or 19%, from $1.8 million for the year ended December 31, 2007 to $2.2 million for the year ended December 31, 2008. This increase is a result of increased costs associated with service provided by Bloomberg Finance L.P. as well as additional costs related to market data for investment banking activity.

Facility Costs. Facility costs decreased by $1.2 million, or 32%, from $3.6 million for the year ended December 31, 2007 to $2.5 million for the year ended December 31, 2008. We incurred additional costs and rents as part of the relocation of offices in Los Angeles and New York. The relocations were completed in 2007.

Business Development. Business development costs increased approximately $0.5 million, or 29%, from $1.8 million for the year ended December 31, 2007 to $2.4 million for the year ended December 31, 2008. This increase is a result of additional conference costs as well as travel costs associated with investment banking.

Depreciation and Amortization. Depreciation and amortization costs increased $1.4 million, or 70%, from $2.0 million for the year ended December 31, 2007 to $3.5 million for the year ended December 31, 2008. This increase can primarily be attributed to the amortization of certain intangible assets acquired in the USBX Transaction.

Professional Fees. Professional fees increased $2.1 million, or 158%, from $1.3 million for the year ended December 31, 2007 to $3.3 million for the year ended December 31, 2008. In 2008, we resolved certain legal matters that resulted in increased legal costs as compared to the prior year.

Other. Other expenses decreased $1.5 million, or 37%, from $4.2 million for the year ended December 31, 2007 to $2.6 million for the year ended December 31, 2008. Other expenses decreased primarily as a result of reductions in payments to third parties involved in investment banking transactions as well as reductions in moving and relocation costs.

Year ended December 31, 2007 compared to year ended December 31, 2006

Overview

Total revenues increased $8.0 million, or 10%, from $79.2 million for the year ended December 31, 2006 to $87.2 million for the year ended December 31, 2007. This increase was primarily the result of increases in investment banking and restructuring of $12.0 million offset in part by decreases in revenues from principal transactions of $3.9 million.

Total expenses increased $9.1 million, or 14%, from $66.9 million for the year ended December 31, 2006 to $76.0 million for the year ended December 31, 2007, primarily due to an increase in compensation and benefits of $7.0 million, facility costs of $2.4 million and depreciation and amortization of $1.3 million.

Net income decreased $1.1 million, or 9%, from $12.3 million for the year ended December 31, 2006, to $11.2 million for the year ended December 31, 2007.

The following table provides a comparison of our revenues and expenses for the periods presented:

	Year ended December 31,		Period-to-period
	2006	2007	$ change	% change
	(dollars in thousands)
Revenues:
Commissions	$52,215	$50,875	($1,340)	(3)%
Investment banking	21,855	33,836	11,981	55%
Principal transactions	3,824	(122)	(3,946)	(103)%
Interest, dividends and other	1,285	2,624	1,339	104%

Total revenues	79,179	87,213	8,034	10%

Expenses:
Compensation and benefits	52,519	59,488	6,969	13%

Non compensation expenses:
Clearing and transaction costs	1,789	1,766	(23)	(1)%
Technology and market data costs	1,843	1,831	(12)	(1)%
Facility costs	1,194	3,626	2,432	204%
Business development	1,339	1,830	491	37%
Depreciation and amortization	732	2,042	1,310	179%
Professional fees	1,711	1,298	(413)	(24)%
Other	5,770	4,159	(1,611)	(28)%

Non compensation expenses	14,378	16,552	2,174	15%

Total expenses	66,897	76,040	9,143	14%

Net income	$12,282	$11,173	($1,109)	(9)%

Revenues

Commissions. Commission revenues decreased by $1.3 million, or 3%, from $52.2 million for the year ended December 31, 2006 to $50.9 million for the year ended December 31, 2007. This decrease in commissions can primarily be attributed to the loss of a sales professional.

Investment Banking. Investment banking fees increased $12.0 million, or 55%, from $21.9 million for the year ended December 31, 2006 to $33.8 million for the same period in 2007, and increased as a percentage of total revenues from 28% to 39%, respectively. This increase can primarily be attributed to the increase in fees from capital market transactions. As a percentage of investment banking and restructuring revenues, fees from capital markets increased from 34% for the year ended December 31, 2006 to 48% for same period in 2007.

Principal Transactions. Revenues from principal transactions decreased by $3.9 million from a gain of $3.8 million for the year ended December 31, 2006 to a loss of $0.1 million for the year ended December 31, 2007. The fluctuation can primarily be attributed to a decrease in opportunities in principal investing in 2007.

Interest, Dividends and Other. Interest, dividends and other income increased $1.3 million from $1.3 million for the year ended December 31, 2006 to $2.6 million for the year ended December 31, 2007. This increase in interest, dividends and other can primarily be attributed to the additional asset management fees earned by ICAM.

Expenses

Compensation and Benefits. Compensation and benefits, which includes salaries, sales commissions and performance bonus compensation to our employees and fees paid under our management agreement, increased $7.0 million, or 13%, from $52.5 million for the year ended December 31, 2006 to $59.5 million for the year ended December 31, 2007. This increase reflects increases in bonuses paid to the investment banking and restructuring professionals as a result of increased fees in investment banking and restructuring activity. As a percentage of revenues, compensation and benefits were 68% for the year ended December 31, 2007 as compared to 66% for the same period in 2006.

Non-Compensation Expenses. Non-compensation expenses increased $2.2 million, or 15%, from $14.4 million for the year ended December 31, 2006 to $16.6 million for the year ended December 31, 2007. The increase in costs is primarily attributable to our office relocations in Los Angeles and New York. As a result of the office relocations, we took a loss on the disposal of certain fixed assets and leasehold improvements relating to our prior office locations. Furthermore, additional rents and amortization and depreciation costs were recognized as the result of increases in leasehold improvements and the purchase of additional fixed assets associated with the our new offices in Los Angeles and New York. As a percentage of total revenues, non-compensation expenses increased to 19% for the year ended December 31, 2007 from 18% for the same period in 2006.

Clearing and Transaction Costs. Clearing and transaction costs decreased marginally by 1% from $1.8 million for the year ended December 31, 2006 to $1.8 million for the year ended December 31, 2007 which follows our drop in commissions from 2006 to 2007.

Technology and Market Data Costs. Technology and market data costs decreased marginally by 1% from $1.8 million for the year ended December 31, 2006 to $1.8 million for the year ended December 31, 2007.

Facility Costs. Facility costs increased by $2.4 million, or 204%, from $1.2 million for the year ended December 31, 2006 to $3.6 million for the year ended December 31, 2007. We incurred additional costs and rents as part of the relocation of offices in Los Angeles and New York. The relocations were completed in 2007.

Business Development. Business development costs increased approximately $0.5 million, or 37%, from $1.3 million for the year ended December 31, 2006 to $1.8 million for the year ended December 31, 2007. This increase is a result of additional conference costs as well as travel costs associated with investment banking.

Depreciation and Amortization. Depreciation and amortization costs increased $1.3 million, or 179%, from $0.7 million for the year ended December 31, 2006 to $2.0 million for the year ended December 31, 2007. This increase reflects the additional depreciation and amortization expense related to the purchase of fixed assets and leasehold improvements for our new offices, as well as the loss on the disposal of fixed assets and leasehold improvements, resulting from our Los Angeles and New York office relocations.

Professional Fees. Professional fees decreased $0.4 million, or 24%, from $1.7 million for the year ended December 31, 2006 to $1.3 million for the year ended December 31, 2007. We reduced external legal costs associated with bank debt transactions by hiring internal legal counsel to provide these services.

Other. Other expenses decreased $1.6 million, or 28%, from $5.8 million for the year ended December 31, 2006 to $4.2 million for the year ended December 31, 2007. Other expenses decreased primarily as a result of reduction in fees paid to third parties involved in investment banking transactions. In addition, there was a reduction in expenses to other broker-dealers in connection with the decrease in our commission recapture business.

Liquidity and Capital Resources

Cash Flows

We have historically maintained a highly liquid balance sheet, with a substantial portion of our total assets consisting of cash and cash equivalents and short-term receivables. The highly liquid nature of these assets provides us with flexibility in financing and managing our business. Additionally, we actively manage our liquidity profile and counterparty relationships given current credit market conditions.

We are the parent of ICG LP, and ICG LP is the parent of Imperial Capital, LLC, ICAM and Imperial Capital Loan Trading, LLC. Applicable laws and regulations, primarily the net capital rules discussed below, restrict dividends and transfers from Imperial Capital, LLC to us. Our rights to participate in the assets of any subsidiary are also subject to prior claims of the subsidiary’s creditors, including clients and trade creditors of ICG LP, Imperial Capital, LLC, ICAM and Imperial Capital Loan Trading, LLC.

The timing of bonus and retention compensation payments to our employees may significantly affect our cash position and liquidity from period to period. Historically, we have paid bonuses on a semi-annual basis to investment banking, research and trading professionals. The bonus compensation typically is a large component of their total compensation. We accrue for the estimated amount of these bonus payments ratably over the applicable service period. Bonus payments may have a greater impact on our cash position and liquidity in the periods in which they are paid than would otherwise be reflected in our consolidated statements of operations. Prior to the Reorganization, fees paid under the management agreement were paid on a quarterly basis. After making assessments of current and future cash needs as well as net capital requirements, we have made periodic cash distributions to the historic partners of ICG LP on a discretionary basis. Over the past five years, the annual amount of the distribution has ranged from 69% to 120% of annual net income.

As a registered broker-dealer, Imperial Capital, LLC is subject to the uniform net capital rule of the SEC. We use the alternative method which requires net capital to exceed $250,000. We may be prohibited from expanding our business or paying dividends if resulting net capital falls below the regulatory limit. We expect these limits will not impact our ability to meet current and future obligations. At June 30, 2009, Imperial Capital, LLC’s net capital was $15.7 million, or $15.4 million in excess of the minimum required net capital under Rule 15c3-1 of the Exchange Act.

Because of the nature of our investment banking and restructuring and institutional sales and trading activities, liquidity is important to us. Accordingly, we regularly monitor our liquidity position, including our cash and net capital positions. We believe that our available liquidity and current level of equity capital, combined with the net proceeds to us from this offering and funds anticipated to be provided by operating activities, will be adequate to meet our liquidity and regulatory capital requirements for at least the next 12 months.

We have historically satisfied our capital and liquidity requirements through capital raised from our partners and internally generated cash from operations. As of June 30, 2009, we had liquid assets of $34 million, primarily consisting of cash and cash equivalents and receivables from clearing brokers.

Revolving Credit Facility

ICG LP entered into a revolving credit facility, dated as of May 9, 2007, as amended on November 7, 2008 and September 28, 2009 with the Lender. The revolving credit facility provides for an aggregate loan commitment amount of $25.0 million to be made available to ICG LP on a revolving basis until November 9, 2010 (the “Termination Date”). At ICG LP’s option, a portion of the revolving credit facility, not to exceed $7.5 million, may be extended until November 9, 2014. As of June 30, 2009, no amounts were outstanding under the revolving credit facility.

All borrowings under the revolving credit facility bear interest at a rate per annum equal to an applicable margin, plus ICG LP’s option of (i) the prime rate (as most recently announced by the Lender at its principal office in Los Angeles, California) (the “Base Rate”) or (ii) the quotient of (x) the London InterBank Offered Rate divided by (y) 1 minus the Eurocurrency Reserve Requirement (as defined in the revolving credit facility agreement) (the “LIBOR Rate”). In addition to paying interest on outstanding principal under the revolving credit facility, ICG LP is required to pay a commitment fee to the Lender in respect of unutilized loan commitments at a rate of 0.25% per annum.

All of ICG LP's obligations under the revolving credit facility are guaranteed by ICAM. In addition, the revolving credit facility and the related guarantee is secured by a perfected security interest in (1) substantially all of the ICG LP’s existing and future material assets, (2) substantially all of the existing and future material assets of ICAM and (3) all of the capital stock of Imperial Capital, LLC and ICAM owned directly by ICG LP.

The revolving credit facility will permit all or any portion of the loans outstanding to be prepaid at any time without premium or penalty. We are required to pay all interest due, in the case of Base Rate loans, on the first day of each calendar quarter and on the Termination Date and, in the case of LIBOR Rate loans, on the last day of each one, two, three or six month interest period, as chosen by ICG LP at the time of the borrowing, and on the Termination Date. On the Termination Date, the outstanding principal balance of all loans under the revolving credit facility will be converted into a single term loan, which is repayable in 16 equal quarterly installments.

The revolving credit facility and related agreements contains customary covenants, including, but not limited to, maximum debt leverage ratio, minimum net worth, minimum fixed charge coverage ratio and certain other limitations on ICG LP and its subsidiaries’ ability to incur additional indebtedness, dispose of assets, guarantee other obligations, repay indebtedness or amend debt instruments, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations or engage in transactions with subsidiaries and affiliates and otherwise restrict corporate activities. As of the date of this prospectus, we are in compliance with all of our covenants under the revolving credit facility.

In addition to the covenants listed above, the revolving credit facility restricts ICG LP’s and its subsidiaries’ ability to make dividend payments or similar distributions to the partners of ICG LP in any given fiscal year unless ICG LP, prior to, as well as subsequent to, making such dividend payments or distributions, is in compliance with the financial covenants.

The revolving credit facility contains events of default, including, without limitation (subject to customary grace periods, cure rights and materiality thresholds), defaults based on:

•	the failure to make payments under the revolving credit facility when due;

•	breach of covenants;

•	inaccuracies of representations and warranties;

•	cross-defaults and cross-acceleration to other material indebtedness;

•	bankruptcy and insolvency events;

•	material judgments; and

•	the occurrence of a change of control.

If an event of default occurs, the revolving facility commitment may be terminated by the Lender, the unpaid principal and any accrued and unpaid interest shall become immediately due and payable and the Lender may take various other actions, including all actions permitted to be taken by a secured creditor.

Minority Interest

Following the Reorganization, we will record significant minority interest relating to the ownership interest of ICGI Holdings, LLC in ICG LP. As described in “The Reorganization Transactions and our Organizational Structure,” we will be the sole general partner of ICG LP. Accordingly, although Imperial Capital Group, Inc. will have a minority economic interest in ICG LP, it will control the management of ICG LP. As a result, Imperial Capital Group, Inc. will consolidate ICG LP and record a minority interest for the economic interest in ICG LP held by ICGI Holdings, LLC.

Cash Flows

Six months ended June 30, 2009

Cash increased by $9.1 million for the six months ended June 30, 2009, primarily as a result of cash provided by operating activities offset by cash used in financing activities. Our operating activities for the six months ended June 30, 2009 provided $19.6 million of cash from net income of $9.6 million, adjusted for the cash provided in the change in operating assets and liabilities of $9.0 million and adjusted by non-cash revenue and expense items of $1.0 million. Our investing activities used $1.1 million of cash in the six months ended June 30, 2009 primarily due to earn-out payments. Our financing activities used $9.5 million during this period primarily as a result of distributions to historic partners of ICG LP.

Year Ended December 31, 2008

Cash decreased $0.5 million in the year ended December 31, 2008, due to positive operating cash flow, offset by cash used in investing and financing activities. Our operating activities provided $11.0 million of cash from net income of $9.2 million, adjusted for the cash used from the change in operating assets and liabilities of $3.3 million and adjusted by non-cash revenue and expense items of $5.2 million. The decrease in cash from operating assets and liabilities was primarily attributable to a decrease in accounts payable and accrued liabilities and an increase in receivables and other assets. The non-cash items consisted primarily of depreciation and amortization expense of $3.5 million and unrealized loss on investments in limited partnerships and limited liability companies of $1.7 million. Our investing activities used $3.3 million of cash primarily due to the earn-out payments related to the USBX Transaction. Our financing activities used $8.2 million during this period primarily as a result of distributions to historic partners of ICG LP of $6.3 million and redemptions of member’s units of $2.3 million.

Year Ended December 31, 2007

Cash increased $7.7 million during the year ended December 31, 2007, primarily due to positive cash flows from operating and financing activities offset by cash used in investing activities. Our operating activities provided $13.9 million of cash from net income of $11.2 million, adjusted for the cash provided in the change in operating assets and liabilities of $0.1 million and adjusted by non-cash revenue and expense items of $2.6 million. The non-cash items consisted primarily of depreciation and amortization expense of $1.6 million, a loss on disposal of fixed assets of $0.4 million, and net unrealized loss on investments in limited partnerships and limited liability companies of $0.6 million. Our investing activities used $8.6 million of cash primarily due to the purchase of fixed assets associated with our office relocations and the acquisition of intangible assets related to the USBX Transaction. Our financing activities provided $2.4 million during this period primarily as a result of proceeds from issuances of membership interests in Imperial Capital Group, LLC of $15.3 million offset by distributions to historic partners of ICG LP of $10.2 million and payments on subordinated borrowings of $2.3 million.

Year Ended December 31, 2006

Cash increased $3.7 million during the year ended December 31, 2006, primarily due to positive cash flows from operating activities offset by cash used in investing and financing activities. Our operating activities provided $17.4 million of cash from net income of $12.3 million, adjusted for the cash provided from the change in operating assets and liabilities of $4.4 million and adjusted by non-cash revenue and expense items of $0.7 million. The change in operating asset and liabilities of $4.4 million was primarily due to a decrease in securities owned and increases in commission and fees payable and accounts payable and accrued liabilities. The non-cash items consisted primarily of depreciation and amortization expense of $0.7 million. Our investing activities used $2.6 million of cash primarily for the purchase of fixed assets and leasehold improvements associated with our office relocations. Our financing activities used $11.2 million during this period primarily for distributions to historic partners of ICG LP of $9.6 million and redemptions of member’s units of $1.9 million.

Contractual Obligations

The following table provides a summary of our contractual obligations as of December 31, 2008:

Payments Due by Period (in thousands)	Total	2009	2010	2011	2012	Thereafter
Operating lease obligations	$21,583	$3,052	$2,577	$2,396	$2,493	$11,065
Other contractual obligations(1)	—	—	—	—	—	—
Total	$21,583	$3,052	$2,577	$2,396	$2,493	$11,065

(1)	Excludes capital commitments on private limited partnership interests held by ICAM of $20 million in the aggregate that can be called at any time.

Off-Balance Sheet Arrangements

We had no material off-balance sheet arrangements as of December 31, 2008 or as of June 30, 2009.

Risk Management

Risk is an inherent part of our business and activities. The extent to which we properly and effectively identify, assess, monitor and manage each of the various types of risk involved in our activities is critical to our financial soundness and profitability. We seek to identify, assess, monitor and manage the following principal risks involved in our business activities: market, counterparty and credit, operational, legal and compliance, reputational, interest and other. Risk management is a multi-faceted process that requires constant communication, judgment and knowledge of financial products and markets. Senior management takes an active role in the risk management process and requires specific administrative and business functions to assist in the identification, assessment and control of various risks. Our risk management policies, procedures and methodologies are subject to ongoing review and modification.

Market Risk

Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price and is inherent in financial instruments. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. Our exposure to market risk is directly related to our role as a financial intermediary in client trading and investment activities.

In connection with our institutional sales and trading business, we have historically maintained a relatively low level of exposure to the market. We monitor and review reports on security positions and transactions on a real-time basis to assess the appropriate level of risk for the company. Risk management procedures include price verification procedures, position reconciliations and reviews of transaction bookings. We believe these procedures, which stress timely communications between traders, trading management and senior management, are important elements of the risk management process.

Counterparty and Credit Risk

Imperial Capital, LLC, our broker-dealer subsidiary, receives and executes client orders. Securities transactions are then settled by an unrelated clearing organization that maintains custody of clients’ securities and provides financing to clients. Substantially all of our institutional sales and trading clients are institutions that clear their securities transactions through prime brokerage or custodial accounts maintained with other broker dealers or banking institutions. Accordingly, trade settlements are generally effectuated on a delivery versus payment or a receipt versus payment basis. These institutional clients generally do not deposit cash or securities with Imperial Capital, LLC. In the event a client fails to settle a trade on its original terms, we may be required to purchase or sell financial instruments at prevailing market prices and seek reimbursement for losses from the client in accordance with standard industry practices. We seek to control the risks associated with our services through client screening and selection procedures and timely communication and affirmation of transaction terms with our institutional clients’ prime brokers and custodial banks.

We primarily transact in bank debt on an agency basis; however, we occasionally effect transactions in a principal capacity through Imperial Capital Loan Trading, LLC, our subsidiary. Unlike securities transactions, transactions in bank debt are cleared and settled internally rather than by our clearing broker. Accordingly, we may be exposed to greater risk in such transactions. For example, settlement periods for bank debt transactions can be lengthy and, accordingly, we are exposed to greater amounts of counterparty risk. Additionally, bank debt transactions generally require approval of both the agent bank and the borrower which may jeopardize the settlement of the respective transaction. To minimize these risks, we take steps to review lender qualification requirements and other information before effecting transactions in bank debt. Furthermore, we remain actively involved throughout the settlement process to limit our risk as much as possible.

Operational Risk

Operational risk generally refers to the risk of loss resulting from our operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in our operating systems, business disruptions and inadequacies or breaches in our internal control processes. Our business is highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies. In addition, the transactions we process have become increasingly complex. If any of our financial, accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our business.

We also face the risk of operational failure or termination of any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and manage our exposure to risk.

In addition, despite the contingency plans we have in place, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our business and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business.

Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

Legal and Compliance Risk

Legal and compliance risk includes the risk of non-compliance with applicable legal and regulatory requirements. We are subject to extensive regulation in the different jurisdictions in which we conduct our business and by the various Federal and state governmental regulators that we are registered with or licensed by, and by the self-regulatory organizations of which we are a member. We have various procedures addressing issues such as regulatory capital requirements, institutional sales and trading practices, information barriers and the use of non-public information, handling of client funds and securities, anti-money laundering and privacy.

Reputational Risk

We recognize that maintaining our reputation among clients, investors, regulators and the general public is an important aspect of minimizing legal and operational risks. Maintaining our reputation depends on a large number of factors, including the selection of our clients and the conduct of our business activities. We seek to maintain our reputation by screening potential clients and by conducting our business activities in accordance with high ethical standards.

Interest Rate Risk

Interest rate risk represents the potential loss from adverse changes in market interest rates. As we may hold U.S. Treasury securities and other fixed income securities and may incur interest-sensitive liabilities from time to time, we are exposed to interest rate risk arising from changes in the level and volatility of interest rates and in the shape of the yield curve.

Other Risk

Other risks encountered by us include political, regulatory and tax risks. These risks reflect the potential impact that changes in local and international laws and tax statutes have on the economics and viability of current or future transactions. In an effort to mitigate these risks, we review new and monitor pending regulations and legislation that are likely to have a material effect on our business operations.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and of revenues and expenses during the reporting periods. We base our estimates and assumptions on historical experience and on various other factors that we believe are reasonable under the circumstances. The use of different estimates and assumptions could produce materially different results. For example, if factors such as those described in “Risk Factors” cause actual events to differ from the assumptions we used in applying the accounting policies, our results of operations, financial condition and liquidity could be adversely affected.

Our significant accounting policies are summarized in note 1 to our consolidated financial statements included elsewhere in this prospectus. On an ongoing basis, we evaluate our estimates and assumptions, particularly as they relate to accounting policies that we believe are most important to the presentation of our consolidated financial condition and results of operations. We regard an accounting estimate or assumption to be most important to the presentation of our consolidated financial condition and results of operations where:

•

the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimate or assumption on our financial condition or operating performance is material.

Using the foregoing criteria, we believe the following to be our critical accounting policies:

Fair Value Hierarchy

We adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), as of the beginning of 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and enhances disclosure requirements for fair value measurements. SFAS 157 maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect our assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the transparency of inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these financial instruments include cash instruments for which quoted prices are available but traded less frequently, derivative instruments whose fair value have been derived using a model where inputs to the model are directly observable in the market, or can be derived principally from or corroborated by observable market data, and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:	Instruments that have little to no pricing observability as of the reported date. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

Valuation of Investments

Investments are measured at fair value. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models, as determined by our management.

Exchange-Traded Equity Securities

Exchange-traded equity securities are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Equity securities not traded on an exchange or reported in a trade reporting system and securities that are generally restricted from resale are valued at estimated fair value as determined by the our management.

Corporate Bonds

The fair value of corporate bonds is estimated using recently executed transactions and market price quotations (where observable) and are classified as Level 2. We also deal in high-yield and distressed debt securities. Determination of market value of high-yield and distressed debt securities and certain other securities may involve subjective judgment since the amount which may be realized in a sales transaction can only be determined by negotiation between parties to such a transaction. The fair vale of high-yield and distressed debt securities is estimated based on expected cash returns based on potential transaction expectations, reorganization documents, court orders, or past experience with similar securities and are classified as Level 3. The amounts realized from future transactions may differ materially from the market values reflected in the statement of financial condition.

Warrants

We may acquire warrants in the ordinary course of business for trading or investment purposes. Exchange-traded warrants are generally valued based on quoted prices from the exchange and are considered Level 1. Warrants not traded on an exchange are valued at estimated fair value as determined by our management’s potential transaction expectations or option pricing models and are considered Level 3.

Investments in Limited Partnerships and Limited Liability Companies

We invest in limited partnerships and limited liability companies which are valued at fair value as determined by our management. We are the managing member of Long Ball Partners, LLC and the general partner of Imperial Capital Private Opportunities, LP. Certain investments in limited partnerships and limited liability companies are valued at cost, which management believes approximates fair value. Investments in related limited partnerships and limited liability companies are valued at our ownership interest in the related party as applied to the net assets of the related party at year end. Investments in unrelated parties are valued at our ownership interest applied to the appraised fair value of the underlying net assets of the unrelated party, as determined by an external valuation specialist on an annual basis. The appraised fair value considers comparable multiples for similar assets and discounting expected cash flows which are considered Level 3.

Goodwill and Intangible Assets

In accordance with SFAS No. 141, Business Combinations (“SFAS 141”) and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), identifiable intangible assets with finite lives are being amortized using the straight-line method over estimated useful lives of between two to three years, except for engagement letters, which are amortized based on the associated revenue recognized related to these letters. In addition, goodwill and intangible assets deemed to have indefinite lives are subject to annual impairment tests. As required by the provisions of SFAS 142, we evaluate goodwill for impairment on an annual basis on December 31 each year or more frequently if impairment indicators arise. A significant impairment could have a material adverse effect on our financial condition and results of operations. No impairment charges were recorded in 2006, 2007 or 2008 or during the six months ended June 30, 2009.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If we determine an impairment of a long-lived asset has occurred, the asset will be written down to its estimated fair value, which is based primarily on expected discounted future cash flows. There were no impairments recorded during 2006, 2007 or 2008 or during the six months ended June 30, 2009.

Legal and Other Contingent Liabilities

We are involved in various pending and potential complaints, arbitrations, legal actions, investigations and proceedings related to our business from time to time. Some of these matters involve claims for substantial amounts, including claims for punitive and other special damages. The number of complaints, legal actions, investigations and regulatory proceedings against financial institutions like us has been increasing in recent years. We have, after consultation with counsel and consideration of facts currently known by management, recorded estimated losses in accordance with SFAS No. 5, Accounting for Contingencies, to the extent that a claim may result in a probable loss and the amount of the loss can be reasonably estimated. The determination of these reserve amounts requires significant judgment on the part of management and our ultimate liabilities may be materially different. In making these determinations, management considers many factors, including, but not limited to, the loss and damages sought by the plaintiff or claimant, the basis and validity of the claim, the likelihood of successful defense against the claim and the potential for, and magnitude of, damages or settlements from such pending and potential complaints, legal actions, arbitrations, investigations and proceedings, and fines and penalties or orders from regulatory agencies.

If a potential adverse contingency should become probable or resolved for an amount in excess of the established reserves during any period, our results of operations in that period and, in some cases, succeeding periods could be adversely affected.

Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which establishes that a tax position taken or expected to be taken in a tax return is to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. FIN 48 is effective for fiscal years beginning after December 15, 2008. The adoption of FIN 48 is not expected to have a material impact on our financial statements.

In September 2006, the FASB issued SFAS 157. SFAS 157 establishes a common definition for fair value to be applied to GAAP requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

In February 2008, FASB Staff Position (“FSP”) No. 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), was issued. FSP 157-2 defers the effective date of SFAS 157 to fiscal years beginning after December 15, 2008, for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

The partial adoption of SFAS 157 on January 1, 2008 with respect to financial assets and financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis did not have a material impact on our financial statements. See Note 3 of our consolidated financial statements included elsewhere in this prospectus for further information regarding the partial adoption of SFAS 157 and the fair value measurement disclosures for these assets and liabilities. The adoption of SFAS 157 with respect to the items within the scope of FSP 157-2 is not expected to have a material impact on our financial statements.

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157, when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. We adopted FSP FAS 157-4 as of April 1, 2009. The adoption of FSP FAS 157-4 did not have a material effect on our financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 requires that management evaluate events and transactions that may occur for potential recognition or disclosure in the financial statements after the balance sheet date through the date the financial statements are issued and determines the circumstances under which such events or transactions must be recognized in the financial statements. We adopted SFAS 165 as of our financial period ended June 30, 2009. The adoption of SFAS 165 did not have an effect on our financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets (“SFAS 166”). SFAS 166 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 166 eliminates the concept of a qualifying special purpose entity, requires that a transferor consider all arrangements made contemporaneously with, or in contemplation of, a transfer of assets when determining whether derecognition of a financial asset is appropriate, clarifies the requirement that a transferred financial asset be legally isolated from the transferor and any of its consolidated affiliates, stipulates that constraints on a transferee’s ability to freely pledge or exchange transferred assets causes the transfer to fail sale accounting, and defines participating interests and provides guidance on derecognizing participating interests. We will adopt SFAS 166 as of January 1, 2010. We are currently evaluating the impact of SFAS 166 on our financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”). SFAS 167 amends certain requirements of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities, and requires that the party who has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity consolidate the variable interest entity. SFAS 167 eliminates the quantitative approach previously applied to assessing the consolidation of a variable interest entity and requires ongoing reassessments for consolidation. We will adopt SFAS 167 as of January 1, 2010. We are currently evaluating the impact of SFAS 167 on our financial statements.

BUSINESS

Imperial Capital

We are an independent, full-service investment bank offering a uniquely integrated platform of diverse products and services. We offer sophisticated sales and trading services to institutional investors and a wide range of investment banking advisory, capital markets and restructuring services to middle market corporate clients. We also provide proprietary research across a company’s capital structure, including bank debt, debt securities, hybrid securities, preferred and common equity and special situations claims. The integration of our complementary business activities allows us to provide superior service and solutions for our clients and presents opportunities to leverage client relationships to increase transaction volumes and revenues across our platform. We believe this diversified and integrated business model has reduced the volatility of our results over various market and economic cycles and has positioned us well for future growth.

We have diversified our revenues by service, product and industry, which has allowed us to be consistently profitable each year since 1999 through a variety of economic and capital market environments, including the recent recession. We earn commissions on our institutional sales and trading activities for executing trades for institutional investors across a range of asset classes. In our investment banking group, we earn fees for providing capital raising and financial advisory services as well as recurring retainers and success-based fees in our restructuring practice. Our annual revenues increased at a compound annual growth rate of 12.0% from $64.0 million for the year ended December 31, 2005 to $89.3 million for the year ended December 31, 2008. For the six months ended June 30, 2009, our revenues increased 34.0% over the same period in 2008, from $44.3 million for the six months ended June 30, 2008 to $59.4 million for the six months ended June 30, 2009.

We believe that our ability to provide a full range of complementary middle market advisory and capital markets services across a company’s capital structure differentiates us from many of our peers. Our institutional sales and trading capabilities confer a competitive advantage to our investment banking and restructuring group by providing timely market intelligence and giving our investment banking and restructuring group the ability to execute a wide range of transactions. Likewise, investment banking and restructuring engagements often generate trading opportunities and follow-on placement assignments for our institutional sales and trading group. This synergy between our investment banking and restructuring group and our institutional sales and trading group is enhanced by the holistic view we take of a company’s capital structure. As opposed to the traditional fixed income or equity research model, we prepare proprietary investment analyses focusing on relative values across a company’s capital structure. Our sales professionals provide coverage across the capital structure to our institutional clients and use our proprietary research and analyses to identify market trading opportunities for our institutional clients. Our approach contrasts with the traditional structure of our competitors’ sales operations, which organizes sales teams by specific categories or asset classes of securities within the capital structure.

Principal Activities

We conduct our three principal activities through Imperial Capital, LLC, a registered broker-dealer.

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Institutional Sales and Trading. We provide institutional investors with sales and trading services for bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims. In addition to trading multiple classes of liquid assets, we also have significant experience with thinly-traded, illiquid and bankruptcy and post-bankruptcy securities. We have achieved significant growth in institutional sales and trading focusing on matched client trades, while avoiding risks associated with substantial proprietary trading. As of October 1, 2009, our institutional sales and trading group employed 29 sales professionals covering more than 1,200 institutions. Our sales professionals provide coverage across the capital structure for their accounts and work closely with 12 specialized, product-focused traders who add security-specific knowledge and execute transactions for institutional clients.

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Investment Banking and Restructuring. We provide debt and equity financing, merger and acquisition, restructuring and other strategic advisory services for our corporate, private equity and institutional investor clients by advising on and implementing creative, value enhancing solutions and transactions. As of October 1, 2009, we employed 50 investment banking and restructuring professionals who have extensive experience advising middle market companies across a broad range of industries. Combining traditional merger and acquisition and capital markets services with our counter-cyclical restructuring practice has contributed to our growth and profitability throughout various market and economic cycles. We have been successful at transitioning our junior professionals between product groups based on the relative distribution of transaction volumes. This has allowed us to retain exceptional employees and maintain consistent staffing levels, leading to greater efficiency and higher quality work product.

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Institutional Research. We publish company-specific reports, macro-economic industry reports and real-time desk analysis. Our company-specific reports provide insights into the relative value of an issuer’s capital structure, including its bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims. In contrast, research of many of our competitors generally only focuses on one piece of a company’s capital structure. We provide industry reports which highlight macro trends and key events in our target industries. Our desk analysis is focused on event-driven and often real-time identification of capital structure trading opportunities. We believe that our approach to research is unique among our competitors and that our ability to provide timely analysis of an issuer’s capital structure produces valuable investment recommendations for our institutional clients. As of October 1, 2009, we employed 14 research analysts. We currently focus on 14 industry sectors, with both research coverage and banking expertise in Aerospace, Defense and Government Services, Airlines and Transportation, Clean Energy, Consumer, Gaming and Leisure, General Industrials, Homebuilding and Real Estate, Media and Telecommunications, Security and Homeland Security and Traditional Energy and expanding coverage in Business Services, Financial Services, Healthcare and Technology.

We also manage two investment vehicles through ICAM, our registered investment advisor, which as of September 30, 2009 had approximately $162.0 million in committed capital.

Market Opportunity

Following the market downturn and ensuing liquidity and credit crisis in 2008, the investment banking industry has undergone rapid and radical change. We intend to exploit the following growth opportunities presented by the recent changes in the investment banking industry:

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Penetration and expansion of client base. During the current recession, several banks and securities firms in the United States and abroad have failed or were acquired by other financial institutions under stressed conditions. Disruptions in long-held client relationships at large firms have provided us with the opportunity to grow our market share across the spectrum of investment banking services by increasing the depth of our relationships with our clients as we seek to fill the void left by the exit and consolidation of other financial firms.

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Hiring of experienced professionals. As a result of the dislocations in the investment banking industry, many highly experienced professionals have resigned, were terminated or feel discouraged about changes in corporate culture and compensation potential. We continue to source quality talent that is attracted to our established, yet growing and profitable, firm. Due to the structure of our institutional sales and trading group, sales professionals joining us have the opportunity to market across a company’s capital structure, an opportunity they would not have had at bulge-bracket or other traditionally structured firms.

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Long-term demand for middle market investment banking services. Although the recession and credit crisis have depressed the volume of financing and mergers and acquisitions transactions, we believe the long-term demand for the intermediary and advisory functions of investment banks remains significant. Our investment banking activities focus on companies with an enterprise value typically between $100 million to $2 billion. This market segment has traditionally been underserved, relative to the services available to firms with market capitalizations in excess of $2 billion, and the recent consolidation in the financial industry has left companies with even fewer choices for corporate finance services. We believe that our extensive relationships and expertise in serving middle market companies within our target industries provide us with a distinct competitive advantage among our peers.

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Restructuring opportunities. Credit default rates are rapidly accelerating, with defaults rates nearing levels not seen since the 1990 and 2002 recessions. According to a July 2009 report by Fitch Ratings, the U.S. high yield default rate, which for the six months ended June 30, 2008 stood at 2.4% on an annualized basis, soared to 9.5% on an annualized basis in the first six months of 2009 and is expected to reach 15% to 18% by the end of 2009. It was estimated by Standard & Poor’s in August 2009 that more than $2.1 trillion of loans and bonds will mature between now and the end of 2014, rising from more than $225 billion in maturities in 2009 to more than $530 billion in maturities in 2014. According to a recent report by Standard and Poor’s, 71% of all issuers rated B- or lower are located in the United States, which presents an opportunity for us to trade the securities of these distressed companies as well as participate in their restructuring. We expect that rising default rates and the volume and amount of maturing bank loans and bonds over the next five years will drive the need for advisory services and capital markets solutions to restructure these impaired companies’ financial profiles. We are one of only a few investment banks with the expertise necessary to couple a corporate restructuring advisory practice with a full complement of capital markets solutions.

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Bank debt trading opportunities. The current recession has also provided an opportunity to increase the volume of our bank debt trading. In recent restructuring transactions, holders of bank debt have often received a return of less than par or have had their positions partially or completely converted into equity. This has attracted additional investors with varying investment strategies into the bank debt market. We have also benefited from the disappearance or weakening of larger bank debt trading competitors. According to The 2Q09 LSTA Secondary Trading & Settlement Study, industry bank debt trading volume decreased to approximately $450 billion during the twelve months ended June 30, 2009 from $577 billion during the twelve months ended June 30, 2008. In contrast, our bank debt trading activity increased by 82.8% over the same period, from $1.5 billion during the twelve months ended June 30, 2008 to $2.8 billion during the twelve months ended June 30, 2009. The capital we raise in this offering will enable us to increase our bank debt trading activities by allowing us to engage in more frequent matched client principal transactions and to take advantage of select proprietary opportunities. In addition, we expect our increased transparency as a result of becoming a public company will give large institutional clients greater confidence in our ability to act as a counterparty.

Why are we going public?

We have decided to become a public company for the following principal reasons:

•	To enhance our profile and recognition as an investment bank;

•	To create more flexible equity-based compensation plans to attract and retain talented people;

•	To obtain capital to support and expand internal growth initiatives, including:

•	Developing a more active underwriting business with the capacity to support our offerings in the aftermarket; and

•	Increasing our trading activities by allowing targeted principal transactions primarily in bank debt;

•	To provide greater transparency about our business with other market participants;

•	To create a public currency and capital to support potential acquisitions; and

•	To permit the realization over time of equity value by our principal owners without necessitating the sale of our business.

Competitive Strengths

We believe that the following competitive strengths distinguish us from our peers:

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Full range of sales and trading, research and investment banking services. Although we are well-regarded for our debt capabilities, we provide institutional investors with access to proprietary research, investment banking advisory services and trading capabilities across the capital structure. We offer investment banking services to middle market companies through a nationwide platform that can execute transactions encompassing a variety of strategic alternatives throughout the corporate lifecycle. We believe our breadth of services and our ability to deliver bulge-bracket capital markets capabilities to an underserved middle market client base provides us with a distinct competitive advantage.

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Diversified and balanced platform. Our accumulated expertise across a broad spectrum of complementary products and 14 industry sectors allows us to create and market proprietary solutions and timely investment opportunities to our clients. We earn significant revenues from our institutional sales and trading and investment banking and restructuring activities and maintain a diverse and flexible sales and support team, which has led to revenue growth and consistent profitability throughout multiple market cycles. For the year ended December 31, 2008, institutional sales and trading activities accounted for approximately 60% of our revenue and investment banking and restructuring activities accounted for approximately 40% of our revenue. Our restructuring business provides a counter-cyclical hedge against downturns in traditional mergers and acquisitions advisory and capital markets activity. As a result of our diversified and balanced business model, we have achieved profitability every year since 1999, including 2008 and year-to-date 2009.

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Integrated business model. Under the traditional full-service investment banking model, sales professionals typically focus on a single product or asset class. By contrast, our sales professionals provide coverage across the capital structure for their accounts. Our institutional clients benefit from a single point of contact who can deliver the full range of products and services on our platform, allowing us to maximize our existing client relationships. Our institutional sales and trading group provides our investment banking group with a valuable business development tool by helping to identify timely market and product trends. Our restructuring team is able to leverage our capital raising and distribution capabilities, giving it an advantage over many of our competitors in the restructuring space who often lack meaningful capital markets capabilities to execute capital restructuring strategies. Investment banking and restructuring transactions often create trading opportunities as event-driven changes in the capital structure may drive our clients to trade in pre- and post-transaction securities. Our research is also differentiated by our integrated approach across a company’s capital structure. We believe our research product, which focuses on relative values throughout the capital structure, provides our clients with perspectives not available in the traditional fixed income and equity models of our competitors. We believe the integration and coordination of our principal activities, consistent with necessary compliance requirements, gives us a distinct advantage over our many of our competitors.

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Robust proprietary technology. We have developed two proprietary software systems that together manage and distribute detailed client and transactional information to our sales and trading professionals and risk managers on a “real-time” basis. Together, these systems gather and maintain current and historical “customer inquiries,” sales and trading notes that are assigned to specific issuers or clients, client transaction details, client holdings, and client and issuer “research pull” information. Our software allows our professionals to efficiently retrieve and sort information from an extensive database covering our more than 1,200 institutions, allowing us to respond quickly to trading opportunities by identifying clients that have expressed interest, traded or held a particular investment product in the past. This information can be accessed quickly and provides us with the ability to respond to timely trading opportunities. These systems also provide our risk managers and executives with tools for monitoring risk on a “real time” basis through our open order and inquiry logs, counterparty and credit exposure by client and security, inventory reports, mark-up review logs, and notifications to traders of special conditions associated with investment products, such as those that are in default.

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Independence. As an independent firm principally owned by our employees, we are free from many of the conflicts of interests that can arise as a result of competing business objectives at larger, diversified financial institutions. Our clients hire us for our creativity, expertise and effectiveness as an intermediary and advisor rather than for temporary use of our balance sheet.

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Strong corporate culture. We are led by a highly skilled and experienced team of industry professionals. Before founding or joining our firm, many of our senior professionals held positions at large, well-known investment banking firms. Our 35 managing directors average more than 16 years of industry experience. Collectively, our senior professionals owned approximately         % of our equity prior to this offering and will own approximately         % of our equity immediately following this offering. The majority of our senior professionals are subject to a variable compensation structure, under which compensation is based on the amount of revenues generated by each professional. Our managing directors have an average tenure with us of more than four years, and many of our senior executives, including our chairman and chief executive officer, president, chief operating officer and group leaders have been with us since inception. We have established a culture in which collaboration among departments is strongly encouraged, allowing us to leverage the experience of our senior professionals and more easily identify and react to changes in the markets in which we operate.

Growth Strategy

Our growth strategy focuses on continuing to build our core activities of institutional sales and trading, investment banking and restructuring, and institutional research and attracting experienced revenue-producing professionals to our platform. We may also make investments in products or services that are complementary to our core business and may selectively pursue strategic acquisitions. We seek to achieve this strategy principally by:

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Expanding our relationships with existing clients. Our institutional sales and trading professionals maintain deep relationships with institutional clients that utilize only a subset of our products and services. We believe there are significant opportunities to leverage these relationships and increase revenue per client among our institutional and corporate clients by providing a more complete range of our products and services. We believe we bring a distinctive knowledge of the debt and equity markets across an issuer’s capital structure to our corporate clients when evaluating alternatives or executing a transaction. We have instilled an organizational structure and culture in which professionals in our principal business activities have the opportunity to collaborate on new business activities across our entire platform, and we believe this ability to collaborate will provide opportunities to further penetrate our existing clients.

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Recruiting highly qualified and complementary senior professionals with established industry pedigree and client relationships. We believe the most efficient way to successfully enter new business activities and industry verticals is to hire additional senior professionals with a strong track record of success within that business or industry. Our strategy is to attract, hire and retain senior banking, research and sales and trading professionals with strong relationships in sectors or product areas that we believe represent significant growth opportunities. We are selective in the senior professionals we hire. Senior professionals must have complementary relationships and strengthen our entrepreneurial and collaborative culture. Historically, our senior professionals have not only been our best source of additional clients, but have also been a key resource in the recruitment of additional professionals. We intend to continue to recruit high-caliber senior professionals into our investment banking and restructuring practice to add depth in industry sectors in which we believe we already have strength, to extend the reach of our advisory focus to industry sectors we have identified as particularly attractive and to further strengthen our restructuring business.

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Leveraging our platform by expanding our product offering, with emphasis on expanding our bank debt trading and underwriting of securities. As a full-service investment bank, we offer a diverse set of products to our institutional and corporate clients. However, within our major product offerings there are sub-sectors in which we currently have limited or no market share because to date we have not focused resources on those sub-sectors. We intend to expand our capabilities as we identify opportunities to provide additional products and services to our clients through product offering opportunities that we believe will generate incremental, sustainable and profitable revenues. The capital we raise in this offering will allow us to increase our bank debt trading profile by allowing more frequent matched client principal transactions and to take advantage of select proprietary trading opportunities. The capital will also allow us to more quickly grow our underwriting business by improving our ability to support our offerings in the aftermarket.

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Expanding into additional industry verticals we have identified as attractive. We have developed broad coverage in our target industries by attracting senior professionals with deep industry knowledge and significant transaction experience into both our institutional research group and our investment banking and restructuring group. Our corporate clients and institutional investors value our depth and breadth of knowledge in the industry verticals on which we focus leading to increased transaction volumes and revenues. We currently focus on 14 industry sectors, with both research coverage and banking expertise in Aerospace, Defense and Government Services, Airlines and Transportation, Clean Energy, Consumer, Gaming and Leisure, General Industrials, Homebuilding and Real Estate, Media and Telecommunications, Security and Homeland Security and Traditional Energy and expanding coverage in Business Services, Financial Services, Healthcare and Technology. We intend to recruit and hire professionals and/or groups with strong industry relationships in additional industries that we believe have strong potential to generate revenue.

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Expanding geographically. We plan to selectively expand our geographic footprint both domestically and internationally as we see attractive opportunities to enter new markets. Certain markets or regions in the United States where we currently do not have offices require a local presence to gain a meaningful share of the local business. We will proactively seek to add senior professionals or groups in those regions we view as attractive. For example, we recently opened a Boston office in order to enhance our presence in the New England market and added a Houston office to enhance our presence in the energy industry. We may also obtain a physical presence in additional locations when acquiring another firm or group.

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Acquiring additional groups or firms. We bolstered our mergers and acquisitions capabilities substantially with our acquisition of certain assets and assumption of certain liabilities from USBX Advisory Services, LLC, a middle market mergers and acquisitions advisory firm, in December 2007. We also expanded our restructuring advisor capabilities in April 2006 through the acquisition of the West Coast restructuring advisory operations of Giuliani Capital Advisors. While we believe our primary growth will be through hiring professionals into our existing franchises, where we find existing groups or firms that share our overall strategy and operate in industries, maintain clients or offer products we deem desirable, we may seek to acquire them on terms which align their professionals with our current business and our stockholders.

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Expanding our investment management activities. In the future, we may grow our asset management business by attracting additional outside institutional and high net worth investors to our existing investment vehicles and by starting new investment vehicles.

Principal Activities

Institutional Sales and Trading

Our sales and trading professionals specialize in understanding and transacting across a company’s capital structure. Our goal is superior execution for our institutional investor clients, particularly where we can capitalize on market inefficiencies and other timely opportunities identified by our research division. Our institutional sales and trading group, with 29 sales professionals as of October 1, 2009 covering more than 1,200 institutions, distinguishes us from many other competitors of similar size, providing an active platform to market our research ideas and adding significant value for our institutional clients. We offer capital markets execution services on a wide range of products including bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims as well as offering clients traditional institutional equity execution services through our group of experienced trading professionals. Our equity execution capabilities span the entire spectrum of equity securities, offering access to many pools of liquidity, from listed floor access to various entry or handling execution platforms. For the six month period ended June 30, 2009, our commission revenues were $37.2 million, an increase of $13.3 million, or 56%, over the comparable period in 2008.

Bank Debt: The secondary trading market for bank debt has experienced significant growth over the past several years as less traditional lenders such as insurance companies, mutual funds and hedge funds have entered the market in response to perceived attractive investment opportunities. We trade bank debt issues that include debtor-in-possession (“DIP”) loans, first and second lien secured loans and unsecured loans. In 2008, we traded $2.1 billion of bank debt, and during the first six months of 2009 we traded $1.6 billion of bank debt. The recent recession has also contributed to investor interest in bank debt, as many distressed companies have completed debt for equity exchanges involving bank debt, attracting investors with varying strategies to the market.

Unlike many securities, there is no centralized marketplace for secondary transactions in bank debt. Transactions do not clear through a central clearing agent, and there is no obligation publicly to report transactions. In many instances, bank debt is extremely illiquid, trades infrequently and a specific loan may only be held by a small number of lenders. Accordingly, price discovery through knowledge of the market participants and settlement capabilities are key elements of a successful bank debt trading operation. Based on years of experience, our institutional sales and trading group, assisted by both our desk analysis group and our operations and compliance groups, possesses the ability to identify investment opportunities, locate holders and complete and settle transactions. The integration of our senior settlement professionals into our institutional sales and trading group results in a collaborative process between our trading, operations and compliance groups that we believe enables us to assist our clients throughout the trading process, provide solutions to complex scenarios, and ultimately advance our clients’ goal in an expedited and efficient manner.

We have developed our bank debt trading activities based on an agency model. The capital we raise in this offering will allow us to increase our bank debt trading activities by allowing us to engage in more frequent matched client principal transactions and to take advantage of select proprietary opportunities.

Debt Securities: We have a long history and deep knowledge of the market for debt securities, with particular expertise in the high yield and distressed bond markets. In 2008 we traded $11.2 billion of debt securities, and during the first six months of 2009 we traded $7.7 billion of debt securities. While we expect that debt securities will continue to be a core trading emphasis for us, we seek to continue to expand the breadth and scope of our coverage. Historically, our firm has had a significant presence in the market for distressed and bankrupt bonds, but in the past year we have increased our presence in the high-yield market. Unlike many of our competitors, however, we do not engage in significant proprietary activity to effectuate our debt trading operations. We have principally operated using matched client trades, successfully minimizing our risk.

In addition to trading public debt securities, we have extensive experience trading private debt securities, particularly where the terms and conditions of the securities require special handling or conditions. As with bank debt, our operations and compliance groups work in conjunction with our institutional sales and trading group to address these issues in a timely manner, minimizing confusion for our clients.

Frequently, our sales and trading clients are assisted by our institutional research professionals to clarify and assess complex debt situations. We believe that this assistance is highly valued by our clients.

Hybrid Securities: We are an active dealer in the convertible bond market, particularly with respect to busted convertible bonds, which is industry terminology for when an issuer’s security is trading at a level where conversion is no longer likely. Our institutional research group publishes the Busted Convert Monitor which we believe is the only research publication that is exclusively dedicated to this asset class. In this report we identify a variety of investment strategies for individual convertible bonds, highlighting convertible bonds in certain categories, including high-quality and high yield, near term maturity or put right, high current yield, capital structure arbitrage opportunities, high free cash flow to debt ratio and earnings before interest, tax, depreciation and amortization (“EBITDA”) growth.

Preferred and Common Equities: Our equity trading effort ranges from liquid, exchange-listed common equity to unlisted, private securities that transfer via physical delivery of share certificates. While we have the ability to process trades in various types of stock, our focus is to provide institutional clients with liquidity in special situation and post-reorganization equities. In many instances, we will trade a company’s debt securities before and during a bankruptcy proceeding and subsequently trade its equity after it has gone through a restructuring process. As we follow a company through a restructuring, our institutional research group becomes more familiar with its businesses and our institutional sales and trading group gains knowledge of the holders of its securities, which increases our trading opportunities. We are able to utilize our broad client base to help transition the company’s securities from high-grade investors to distressed investors at the beginning of the restructuring process and then to traditional equity investors after a restructuring has been consummated.

A lack of liquidity in preferred equity issuances can often make them difficult to trade. Our extensive coverage of the institutional preferred equity market often provides us access to the key participants and allows us to source securities of interest for our clients.

In addition, our institutional sales and trading group is able to assist our investment banking and restructuring group in the placement of PIPEs, registered direct offerings and other equity transactions, giving us an advantage over our competitors who do not have a dual trading/investment banking capability.

Special Situations Claims: In addition to more traditional securities, we trade special situations claims that may include trade, litigation and liquidation claims, typically in connection with companies undergoing a restructuring through the bankruptcy process. We have relationships with clients that frequently invest in these types of claims, and our desk analysts have years of experience analyzing these situations and the issues involved in determining value. Our involvement in trading distressed securities frequently leads us to trading opportunities in these special situations claims.

Investment Banking and Restructuring

We offer a full range of banking and restructuring services including:

•	sell-side and buy-side mergers and acquisitions advisory;

•	debt and equity financing;

•	financial restructuring and recapitalization advisory; and

•	valuation and fairness opinions.

We specialize in raising capital for middle market companies in challenging situations that require a creative marketing and structuring approach. Given our multi-disciplined experience, expertise and product offering, we have an ability to provide creative solutions and meaningful advice to management and boards regarding strategic alternatives. We leverage the collective knowledge of our professionals in each assignment, often involving managing directors from multiple product groups in our advisory assignments. We believe our clients value our ability to offer strategic advice unconstrained by a limited product offering. Our investment banking activities focus on middle market companies, which we define as entities with an enterprise value typically between $100 million to $2 billion. For the six month period ended June 30, 2009, our fees from investment banking were $ 20.8 million, an increase of $1.8 million, or 9.5%, over the comparable period in 2008.

Mergers and Acquisitions: We have a wide range of experience in providing advisory services for mergers, acquisitions and divestitures to a variety of constituents, including corporate management teams, boards of directors and special committees. Our reputation among and relationships with a broad range of strategic and financial buyers enhance our ability to attract parties to transactions and maximize value for our clients. We believe our success as a strategic advisor stems the ability of our professional team to structure, negotiate and execute complex transactions. Our expertise and capabilities were expanded in December 2007 with the USBX Transaction, which included the addition of four managing directors to our mergers and acquisitions team. From January 1, 2006 through September 30, 2009, we advised on 29 mergers and acquisitions assignments with an aggregate transaction value of approximately $3.5 billion.

Through collaboration with our restructuring group, our mergers and acquisitions group has a unique ability to provide advice and execution in distressed situations. For example, we have on several occasions assisted with the acquisition of companies for both financial and strategic investors through an acquisition of the target company’s debt. We have also advised on numerous asset sales under Section 363 of the U.S. Bankruptcy Code.

Our financing capabilities complement our mergers and acquisitions services by allowing us to arrange transaction-related financing to meet a wide variety of client goals, including raising growth capital, managing and financing acquisitions and structuring sponsor-led buyouts, as well as to evaluate, on behalf of our clients, the prospective financing strategies of counterparties with whom they may be negotiating.

Capital Markets: We maintain broad distribution capabilities across the full spectrum of the capital structure. Our capital markets activity is primarily agency-based. Our client-focused business model minimizes potential conflicts and competing interests that would exist if we engaged in extensive proprietary trading and investing activity. We believe our clients highly value our independence as well as our capabilities to place and syndicate efficiently and effectively a broad variety of debt and equity instruments through our institutional sales and trading group, which covers more than 1,200 institutions.

We deliver comprehensive debt capital market solutions through leveraging the expertise of our sales and trading professionals. We have extensive experience in arranging private debt for middle market issuers. We provide debt financing solutions across the full credit spectrum for middle market corporations and sponsors, including high yield and distressed debt, senior secured debt, second lien debt, mezzanine and subordinated debt, and trade and liquidation claims.

We also have expertise at arranging DIP financings and exit financings and devising rescue financing alternatives for companies undergoing a restructuring or reorganization (including both pre-and post-restructuring). Our capital markets professionals draw on our financing, valuation and restructuring expertise to solve complex capital structure issues.

Our equity and equity-linked financing professionals offer tailored solutions to our clients. We focus on middle market companies that we believe have significant upside potential, both growth and value, but are not widely recognized nor solicited by other investment banks. Our professionals have experience in placing private and public equity, including hybrid debt/equity securities, common stock (including PIPEs and registered direct offerings) and preferred stock across a variety of industry sectors.

Restructuring: We offer a national restructuring practice, with seven managing directors as of October 1, 2009 based in Los Angeles, New York and San Francisco. Our professionals are experienced in advising companies, creditors, financial institutions, institutional investors and funds, government entities, unions, trade creditors, equity participants and acquirors both out-of-court and through the complex Chapter 11 proceedings. Our managing directors have more than 110 years of cumulative restructuring advisory experience across a variety of industry sectors, including prior experience in bankruptcy and corporate law, accounting and finance. In these representations, we have provided a full range of services to our clients. Our restructuring professionals regularly draw on their significant experience providing in-court testimony and valuation in the context of litigation or confirmation of a plan of reorganization.

Our restructuring advisory professionals have an expertise in the development of complex, capital markets-focused solutions and have the ability to execute a diverse assortment of deleveraging transactions through our institutional sales and trading group. We implement balance sheet restructurings through public and private debt-for-debt and debt-for-equity exchanges, consent solicitations, bank amendments, rights offerings and corporate bond buybacks. We advise and execute on transactions that include the acquisition of debt in situations with the objective of securing corporate control, commonly referred to as loan-to-own strategies.

Our firm-wide knowledge and expertise enhance the advice of our restructuring professionals and provides the ability to implement a range of diverse strategies. Our financing capabilities complement our restructuring business because of our ability to arrange DIP financings, exit financings or devising rescue financing alternatives for companies in financial distress. We regularly draw upon our capital markets capabilities in making critical assessments and providing advice in arranging financing in restructuring situations. We also have significant experience providing merger and acquisition services for distressed companies, including conducting a sale of a business or its assets through the bankruptcy process or on an out-of-court basis amidst creditor negotiations. In addition, because our institutional sales and trading group supports the trading of securities of companies in financial distress or undergoing a transition, our restructuring professionals are able to effectuate a liquidity event in an otherwise illiquid environment. This allows us to involve an outside party in a restructuring process in a loan-to-own scenario or avoid litigation by trading a disgruntled holder out of a position.

Valuation and Fairness Opinions: We have extensive experience providing valuation-related opinions to corporate and institutional clients. We assist institutional investors by providing weekly and quarterly indicative valuations. We currently value bank debt, debt securities, hybrid securities and preferred and common equity. In addition, we provide expert witness valuation reports and testimony as part of our in-court restructuring assignments. We have provided fairness opinions in a variety of complex change-of-control transactions.

Institutional Research

Our research is differentiated by its integrated approach across a company’s capital structure. The goal of our institutional research group is to provide value-added insight that enhances the investment performance of our institutional clients. We offer a selection of investment publications covering various components of a company’s capital structure, including bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims. Since January 1, 2009, our institutional research group has published research and/or investment summaries on more than 300 companies. We maintain an ongoing dialogue with strategic buyers and investors through our industry reports and our annual industry conferences.

Our institutional research group has extensive experience understanding complex capital structures and special situations such as bankruptcies and restructurings. We deliver our research and analysis in a timely manner to our clients through our website and by email notifications. In addition to providing recommendations on specific securities and event-driven opportunities, we also provide valuable insight into important industry trends. We accomplish this through three distinct research strategies: capital structure analysis, desk analysis and industry analysis.

Capital Structure Analysis: Taking a holistic view of the capital structure enables our professionals to identify opportunities and anomalies. Our capital structure analysts utilize a “buy-side” approach in identifying investment opportunities in situations that are overlooked or misunderstood by the market. Our analyst recommendations are based on fundamental research that considers relevant factors given the nature of the security as well as ongoing communications with management of companies and analysis of competitors, suppliers and clients.

We offer the following publications: Industry Relative Value, High Yield and Distressed Debt Analysis, Busted Convert Monitor, Short-Term and Puttable Securities Monitor and Short-Sale Monitor.

Desk Analysis: Our desk analysts support our institutional sales and trading group by providing summaries and analyses of event-driven, time-sensitive market opportunities, illiquid investment products that may not be covered by other broker-dealers and distressed or bankrupt issuers where investment considerations require knowledge of, and experience with, bankruptcy issues and an understanding of process and trading issues that may arise.

Our desk analysts support timely trading opportunities by preparing summaries and analysis of issuers and their securities and other investment products. Our focus in this area may be driven by news developments relating to issuers that may result in trading opportunities, inquiries by clients about current investment holdings or investments being considered, and fundamental opportunities identified based on our analysis. The desk analysts often summarize opportunities and educate our sales professionals, allowing them to understand time-sensitive developments and communicate with our clients about these issues and their potential outcomes. Frequently, our desk analysts will engage in discussions directly with clients to assist them in understanding developing situations and inform their investment decisions. As a result of these services, we believe we have become a valuable source of information for clients seeking to monetize illiquid investments and clients seeking unusual investment opportunities in the distressed, bankruptcy or illiquid markets.

Our desk analysts also provide expertise and experience with bankruptcy issues and an understanding of the process and issues that arise as it relates to trading opportunities. In connection with analyzing distressed or bankrupt issues, our desk analysts are able to offer our clients assistance in understanding intercreditor issues (including relative priority of claims and subordination), claims resolution, fraudulent transfer and preference litigation, environmental and tort liabilities, plan confirmation issues, pension and other post-retirement liabilities, reinstatement, and substantive consolidation. Our knowledge of these issues is frequently called upon by our clients as they assess investment opportunities.

Industry Analysis: Our industry analysts provide macroeconomic insight into our target industries as well as company specific coverage within these industry groups. We leverage the expertise of our industry professionals to provide innovative and proprietary investment ideas to our institutional clients. We issue recurring industry monitor publications which offer macroeconomic analysis that includes insight into key market drivers and trends, transaction and bankruptcy activity and equity performance in key sectors.

We currently offer the following industry monitor publications: Clean Energy Industry Monitor, Consumer Industry Monitor, Homebuilders Monitor, Industrials / Manufacturing Monitor, Security Industry Monitor, Traditional Energy Monitor, Transportation Industry Monitor and periodic special topic industry reports.

In addition to the industry monitor publications, our industry analysts provide equity research coverage on companies within targeted industries. Our industry analysts develop in-depth and relative-value analysis with a focus on middle market companies. Our dedicated focus in the middle market combined with our industry expertise enables us to bring valuable investment insights to our clients.

Conferences: We offer clients access to companies and their management teams through firm-sponsored meetings and annual conferences. The annual conferences include:

•	The Security Growth Conference in Los Angeles, California;

•	The Homeland Security Investor Conference in Washington D.C.;

•	The Middle Market Consumer Summit in Los Angeles, California; and

•	The Global Opportunities Conference in New York, New York.

Our conferences offer us the opportunity to strengthen our relationships with our clients by facilitating introductions between them and the companies that attend the conferences. Our conferences also provide a venue for investment banking professionals to meet with multiple companies over a short period of time and to strengthen relationships with existing corporate clients as well as develop new relationships.

Asset Management

We manage two funds through our wholly-owned investment advisory subsidiary, ICAM, a registered investment advisor. We are able to leverage our firm’s extensive knowledge base and market understanding to identify and evaluate potential investment opportunities.

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Long Ball Partners, LLC, a special situation, deep-value investment fund founded in November 2004, targets inefficiently priced securities throughout the capital structure. Long Ball Partners, LLC had approximately $39 million in assets as of June 30, 2009.

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Imperial Capital Private Opportunities Fund, LP, with $120 million of committed capital for private equity, targets private companies with EBITDA ranging from $5 million to $20 million. The fund is primarily capitalized by commitments from Ares Capital Corporation and ICAM.

Of the amounts invested in these funds, $4.9 million consists of our own capital and $16.7 million consists of funds invested by Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, and other Reese and Wooster family members.

Integrated Business Model

We believe the integration and coordination of our principal activities, consistent with necessary compliance requirements, gives us a distinct advantage over many of our competitors and allows us to maximize our existing client relationships. Below are two transactions which illustrate the effectiveness of our integrated business model.

Hawaiian Airlines

We acted as exclusive financial advisor to Ranch Capital, LLC, a San Diego-based private equity firm, in a series of transactions resulting in the acquisition by Ranch Capital, LLC of Hawaiian Airlines. In effecting these transactions, we utilized our full suite of product offerings and capabilities.

Working with Ranch Capital, LLC, we developed a plan to take the airline out of bankruptcy. We structured a financing involving a syndicate of ten hedge funds which together formed RC Aviation, LLC in order to purchase a controlling equity interest in Hawaiian Holdings, the public holding company of Hawaiian Airlines. The accumulation of a controlling number of shares of Hawaiian Holdings was achieved through the efforts of our institutional sales and trading group.

Subsequent to the equity purchase, in order for RC Aviation, LLC to gain further control of the bankruptcy process, we negotiated the purchase of the two largest bankruptcy claims (aircraft lease claims) and structured a financing to effectuate the purchase. We developed a plan of reorganization which provided a full recovery to creditors and was ultimately chosen as the “winning plan.” We structured and raised senior bank financing, second lien financing and backstop financing in order to facilitate the exit from bankruptcy and the purchase of an additional aircraft.

In the fall and winter of 2006, we structured a refinancing of a portion of the exit financing and the purchase of additional aircraft. We continue to provide strategic and financial advice to both Hawaiian Airlines and the investor group.

Our institutional research group has provided coverage of Hawaiian Holding’s capital structure since its exit from bankruptcy, and our institutional sales and trading group has been an active trader of the company’s securities.

Recycled Paper Greetings

We acted as exclusive financial advisor to American Greetings Corporation (“American Greetings”) in the February 2009 strategic acquisition of Recycled Paper Greetings, Inc. (“RPG”), relying on both our sales and trading and our investment banking and restructuring expertise to execute this transaction.

Our institutional sales and trading group located RPG’s debt and effected purchases of its first lien term loan debt as agent for an affiliate of American Greetings, which ultimately acquired a majority of the term loan debt at a significant discount to face value. Our investment banking and restructuring group then represented American Greetings as a creditor to negotiate a consensual transaction with RPG and its remaining creditors. This resulted in American Greeting’s acquisition of RPG through a pre-packaged Chapter 11 reorganization process, in which American Greetings provided DIP financing to RPG.

Using the strategies developed by our institutional sales and trading group and our investment banking and restructuring group, we were able to assist American Greetings in acquiring RPG, thus allowing RPG to emerge from bankruptcy in less than two months with minimal disruption to its operations.

Competition

The investment banking business is intensely competitive. We believe that the principal factors driving competition in our business include client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. Revenue-producing professionals are highly mobile and competition is intense for qualified professionals. Our ability to continue to compete effectively in our business will depend, in large part, upon our continued ability to retain and motivate our existing professionals and attract new professionals.

We have experienced intense price competition in some of our activities, particularly pressure on trading commissions and spreads. In addition, pricing and other competitive pressures in investment banking and restructuring have continued and could adversely affect our revenues. We believe we may experience competitive pressures in these and other areas in the future, as some of our competitors seek to obtain market share by competing on the basis of price.

We compete with other full-service investment banks as well as brokerage firms and financial advisory firms. To a limited extent, we also compete with commercial banks, bank holding companies and merchant banks. We compete with some firms nationally and with others on a regional, product or business-line basis. Some of our competitors are global, fully diversified financial institutions with substantially greater capital, personnel, brand recognition, range of products and services, client bases and other resources, and have greater history and more deeply established client relationships, than we do. Our focus on 14 target industry sectors also subjects us to direct competition from a number of specialty securities firms and smaller investment banking boutiques that specialize in providing services to these same industry sectors. In any event, the investment banking business, particularly in the recent past, is highly volatile and characterized by rapid change, the establishment of new competitors, the acquisition or failure of others and a highly mobile professional staff. We cannot predict the effectiveness with which we will be able to compete in this evolving environment.

Many of our competitors have the ability to offer a wider range of products than we do, including loans, deposit-taking and insurance, in addition to brokerage, asset management and investment banking and restructuring services, all of which may enhance their competitive position relative to us. These firms also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in downward pricing pressure in our business. This trend toward consolidation has significantly increased the capital base and geographic reach of our competitors. These larger and better-capitalized competitors may be better able than we are to respond to changes in the investment banking industry, to recruit and retain skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

We face a high level of competition in recruiting and retaining experienced and qualified professionals. The success of our business and our ability to continue to compete effectively will depend significantly upon our continued ability to retain and incentivize our existing professionals and attract new professionals.

Client Concentration

Our business model acts as a mechanism for client diversification. As the needs of the markets change with the business cycle, the distribution of revenue between our varying institutional clients changes accordingly. Although we maintain long-term relationships with many of our institutional clients, there is a great degree of variability in our top commission-generating institutional clients from year to year. We are able to quickly adapt to the changing needs of the market due to the flexibility of our sales professionals, which remains current with all securities in an issuer’s capital structure. During the six months ended June 30, 2009, no single institutional or corporate client was responsible for more than 3.0% of total revenue. Our investment banking clients will vary from year to year depending on the market conditions and economic cycle due to our ability to provide both traditional merger and acquisition and financing advisory services and restructuring advisory services.

Risk Management and Compliance

As an investment bank, risk is an inherent part of our business. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. The principal risks we face are market, counterparty and credit, operational, legal and compliance, reputational, interest and other risks. We apply quantitative analysis and sound practical judgment before engaging in transactions to ensure that appropriate risk mitigants are in place. We accomplish this objective by carefully reviewing credit quality of counterparties, timely review and monitoring of open transaction commitments, and focusing our sales and trading efforts on matched client transactions. To the extent we commit principal capital, we conduct due diligence before making the commitment to assess the risk inherent in the transaction. Our focus is balancing risk and return. We seek to achieve adequate returns from each of our activities commensurate with the risks they assume. Nonetheless, the effectiveness of our approach to managing risks can never be completely assured. For example, unexpected large or rapid movements or disruptions in one or more markets or other unforeseen developments could have an adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in investment values, decreases in the liquidity of trading and investment positions, financial failure of clients and counterparties, and increases in general systemic risk.

Regulation

The securities industry in the United States is subject to extensive regulation under federal and state laws. The SEC is the federal agency charged with administration of the federal securities laws. Much of the direct oversight of broker-dealers, however, has been delegated to self-regulatory organizations, principally FINRA and the U.S. securities exchanges. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the securities industry and conduct periodic examinations of member broker-dealers. Securities firms are also subject to substantial regulation by state securities authorities in the U.S. jurisdictions in which they are registered. Our broker-dealer subsidiary, Imperial Capital, LLC, is registered as a broker-dealer with the SEC and all 50 states and the District of Columbia and is a member of FINRA, the BATS Exchange, Inc., the NYSE ARCA, Inc. and The NASDAQ Stock Market, Inc. Imperial Capital, LLC is also a registrant of the Municipal Securities Rulemaking Board.

The U.S. regulations to which broker-dealers are subject cover many aspects of the securities business, including sales and trading practices, financial responsibility, including the safekeeping of clients’ funds and securities as well as the capital structure of securities firms, books and record keeping, and the conduct of their associated persons. Salespeople, traders, investment bankers and others are required to take examinations given and administered by FINRA to both obtain and maintain their securities license registrations. Registered employees are also required to participate annually in our continuing education program.

Additional federal and state legislation, changes in rules promulgated by the SEC and by self-regulatory organizations as well as changes by state securities authorities, and/or changes in the interpretation or enforcement of existing laws and rules often directly affect the method of operation and profitability of broker-dealers. The SEC, self-regulatory organizations and state securities regulators have broad authority to conduct broad examinations and inspections, and initiate administrative proceedings which can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of broker-dealer regulation is the protection of clients and the securities markets rather than protection of stockholders of broker-dealers.

Net Capital Requirements

Our broker-dealer subsidiary, Imperial Capital, LLC, is subject to the net capital requirements of Rule 15c3-1 of the Exchange Act (the “Net Capital Rule”). The Net Capital Rule is designed to measure the general financial condition and liquidity of a broker-dealer, and it imposes a required minimum amount of net capital deemed necessary to meet a broker-dealer’s continuing commitments to its clients.

Compliance with the Net Capital Rule may limit those operations that require the use of a firm’s capital for purposes such as maintaining the inventory required for trading in securities and underwriting securities, and financing client margin account balances. Net capital changes from day to day, primarily based in part on a firm’s inventory positions, and the portion of the inventory value the Net Capital Rule requires the firm to exclude from its capital (see note 16 to our consolidated financial statements included elsewhere in this prospectus).

As of June 30, 2009, we have elected to utilize the alternative method to calculate our net capital, and we currently have a minimum net capital requirement of $250,000. Prior to June 30, 2009, we used the basic method to calculate our net capital, which required the maintenance of minimum net capital and that the ratio of aggregate indebtedness to net capital not exceed 15:1. We may be prohibited from expanding our business or paying dividends if the net capital of Imperial Capital, LLC falls below the minimum regulatory requirements. At June 30, 2009, Imperial Capital LLC’s net capital was $15.7 million, or $15.4 million in excess of the minimum required net capital.

Accounting, Administration, Compliance and Operations

Our accounting, administration compliance, and operations personnel are responsible for financial controls, internal and external financial reporting, compliance with regulatory and legal requirements, office and personnel services, management information and telecommunications systems and the processing of our securities transactions.

Our employees perform most of these functions, other than our payroll processing, which is currently performed by an unaffiliated outsourcing provider, Paychex, Inc. and our securities clearing operations, which are currently performed by our clearing broker, Pershing, LLC. Our data processing functions are performed by our management information systems personnel. We believe that our continued future growth will require implementation of new and enhanced communications and information systems and training of our personnel or the hiring of an outsourced provider to operate such systems.

Proprietary Technology

We have developed two proprietary software systems that work together to manage and distribute detailed client and transactional information to our sales and trading professionals and risk managers on a “real-time” basis. Together, these systems gather and maintain current and historical “customer inquiries,” sales and trading notes that are assigned to specific issuers or clients, client transaction details, client holdings, and client and issuer “research pull” information. Our software allows our professionals to efficiently retrieve and sort information from an extensive database covering our more than 1,200 institutions, allowing us to respond quickly to trading opportunities by rapidly identifying clients that have expressed interest, traded or held a particular investment product in the past. This information can be accessed quickly and provides us with the ability to respond to timely trading opportunities.

These systems also provide our risk managers and executives with tools for monitoring risk on a “real time” basis through our open order and inquiry logs, counterparty and credit exposure by client and security, inventory reports, mark-up review logs, and notifications to traders of special conditions associated with particular investment products, such as those that are in default.

Legal and Regulatory Proceedings

As of September 30, 2009, we are not aware of material regulatory or legal proceeding involving us.

Employees

As of October 1, 2009, we had 162 full-time employees. The professional personnel in each of our business activities are as following:

•	Institutional Sales and Trading — 30 sales professionals, and 14 trading professionals

•	Investment Banking and Restructuring — 53 professionals

•	Institutional Research — 22 professionals

None of our employees are covered by a collective bargaining agreement. We consider our employee relations to be good and believe that our compensation and employee benefits are competitive with those offered by other securities firms.

Properties

We occupy three principal offices. Our Los Angeles headquarters is located at 2000 Avenue of the Stars and is comprised of approximately 28,434 square feet of space pursuant to a lease agreement expiring in 2016. Our New York office is located at 485 Lexington Avenue and is comprised of approximately 13,703 square feet pursuant to a lease agreement expiring in 2016. Our San Francisco office is located at 55 2nd Street and is comprised of approximately 2,668 square feet of space pursuant to a lease agreement expiring in 2010. We also have offices in Boston, Massachusetts, Houston, Texas and Whitefish, Montana.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our current directors and executive officers, as well as Michael J. Arougheti and James H. Hugar, who are expected to join our board of directors in connection with the closing of this offering.

Name	Age	Position
Jason W. Reese	44	Chairman, Chief Executive Officer and Director
Randall E. Wooster	49	President and Director
Mark C. Martis	46	Chief Operating Officer
Harry Chung	39	Chief Financial Officer
Michael J. Arougheti	37	Director
James H. Hugar	63	Director

Jason W. Reese is a co-founder of Imperial Capital, our chairman and chief executive officer and a member of our board of directors. In addition, he is chairman and chief executive officer of ICG LP, where he is responsible for managing ICG LP’s overall business. Prior to founding Imperial Capital in 1997, Mr. Reese was a managing director at Dabney/Resnick/Imperial, LLC where he managed the corporate finance and real estate groups. Previously, Mr. Reese was a principal of Gordon Investment Corporation, a merchant banking firm based in New York and Dallas, where he focused on investing in distressed real estate transactions, high yield securities and leveraged buyouts. Prior to joining Gordon in 1989, Mr. Reese worked in the Corporate Finance Group at PaineWebber in New York. Mr. Reese graduated with honors from Yale University with a B. S. in Electrical Engineering. Mr. Reese is a member of the steering committee of the Capital Campaign at Yale University.

Randall E. Wooster is a co-founder of Imperial Capital, our president and a member of our board of directors. In addition, he is president of ICG LP. Mr. Wooster is responsible for managing Imperial Capital, LLC’s overall business. Prior to founding Imperial Capital in 1997, Mr. Wooster was a managing director at Dabney/Resnick/Imperial, LLC where he managed the sales and trading group. Previously, Mr. Wooster was the head trader for Canyon Partners, Inc., an institutional investment advisor, in Los Angeles. Prior to joining Canyon in 1992, Mr. Wooster was a trader and analyst for R. D. Smith & Co., a broker dealer that focused on investing in distressed securities in New York. Mr. Wooster began his career in the New York Tax Department of Arthur Andersen & Co. where he was licensed as a Certified Public Accountant. Mr. Wooster received his B.S. in Accounting and Economics from New York University and his M.B.A. from Duke University. Mr. Wooster is a member of the Cedar Sinai Board of Governors.

Mark C. Martis serves as our chief operating officer. In addition, he is the chief operating officer of ICG LP. As chief operating officer, Mr. Martis is responsible for overseeing Imperial Capital, LLC’s securities settlements and operations as well as its compliance, technology and human resources departments. Mr. Martis joined Imperial Capital at its inception in 1997. Prior to joining Imperial Capital, Mr. Martis was chief operating officer and chief financial officer of Dabney/Resnick/Imperial, LLC. Previously, Mr. Martis served as a financial manager with TCW, Inc. whereby he was responsible for financial reporting of TCW’s Emerging Markets group. Prior to TCW, Mr. Martis held the position of Audit Manager with Deloitte & Touche where he focused on the financial services industry. Mr. Martis earned his Bachelor of Arts in Business Administration from the University of Oklahoma. In addition, Mr. Martis is a Certified Public Accountant.

Harry Chung serves as our chief financial officer. In addition, he is the chief financial officer of ICG LP. Mr. Chung joined Imperial Capital in August 2008. Prior to Imperial Capital, Mr. Chung served as managing director and chief operating officer–finance with Jefferies and Company, Inc. from February 2008 to July 2008. From February 1997 until February 2008, he served in various positions of increasing responsibility at Jefferies, including as a senior vice president in corporate development which included acquisition of boutique investment banks as well as internal business planning, budgeting and forecasting. Prior to Jefferies, Mr. Chung was in the Financial Services Audit practice of KPMG. Mr. Chung received a Bachelor of Science from the University of Illinois. In addition, Mr. Chung is a Certified Public Accountant.

Michael J. Arougheti joined Ares Capital Corporation in July 2004 as its president and serves on its board of directors. Mr. Arougheti is a partner of Ares Management LLC overseeing the firm’s global private debt activities and serving on the firm’s executive committee. Before Ares Capital Corporation, Mr. Arougheti was a managing partner at RBC Capital Partners, responsible for the principal finance group. The principal finance group was the middle market financing and principal investment business of RBC Capital Partners, the bank’s principal investment division. Mr. Arougheti joined RBC in October 2001 from Indosuez Capital, where he was a member of the investment committee and a principal, responsible for originating, structuring and executing leveraged transactions across a broad range of products and asset classes. Mr. Arougheti was also active in the firm’s private equity fund investment and fund of funds program. Prior to joining Indosuez in 1994, Mr. Arougheti worked at Kidder Peabody & Co., where he was a member of the firm’s mergers and acquisitions group. Mr. Arougheti has extensive experience in leveraged finance, including senior bank loans, mezzanine debt and private equity. He has worked on a range of transactions for companies in the consumer products, manufacturing, healthcare, retail and technology industries. Mr. Arougheti sits on the board of HCPro, Inc., Reflexite Corporation, Investor Group Services and Riverspace Arts. Mr. Arougheti received a B.A. in Ethics, Politics and Economics, cum laude, from Yale University.

James H. Hugar was an audit partner at Deloitte & Touche LLP from 1982 to 2008 where he specialized in the financial services industry. More recently, he was also partner-in-charge of Deloitte & Touche LLP’s Southern California Investment Companies and Broker/Dealer Practice Unit. Mr. Hugar received his B.S. in Accounting, cum laude, from Pennsylvania State University and his M.S.B.A. from University of California, Los Angeles and is a Certified Public Accountant.

Our Board of Directors

Immediately following the consummation of this offering, our board of directors will consist of no less than four directors, no less than two of whom will satisfy the independence criteria set forth in the             . We will endeavor to expand the board to six directors and add two additional independent directors prior to the first anniversary of this offering. Our amended and restated certificate of incorporation will provide for a staggered board of directors consisting of three classes of directors. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 201  , 201   and 201  , respectively.

Because of Messrs. Reese and Wooster’s substantial ownership, we are eligible to be treated as a “controlled company” for purposes of the             . As a result, we will not be required by              to have a majority of independent directors or to maintain compensation and nominating and corporate governance committees composed entirely of independent directors to continue to list the shares of our common stock on             . However, we will maintain compensation and nominating and corporate governance committees composed of entirely independent directors and expect that prior to the first anniversary of this offering we will have a majority of independent directors.

Committees of the Board of Directors

Audit Committee

Prior to or immediately following the consummation of this offering, we will establish an audit committee made up solely of at least three independent directors. Each of the members of our audit committee will be financially sophisticated and able to read and understand our financial statements, and at least one member of the audit committee will be an audit committee financial expert within the meaning of the Sarbanes-Oxley Act of 2002. The audit committee's duties will include:

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reviewing and recommending to our board of directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements;

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making recommendations to our board of directors concerning the engagement of an independent registered public accounting firm to audit our annual financial statements and the scope of the audit to be undertaken by such auditors; and

•	approving in advance all audit services to be provided to us and all non-audit services to be provided to us by our independent registered public accounting firm.

Compensation Committee

Prior to or immediately following the consummation of this offering, we will establish a compensation committee made up solely of at least three independent directors. The compensation committee will be appointed by the board of directors to assist in establishing annual and long-term performance goals and compensation for senior management. The compensation committee will ensure that executive compensation remains competitive in order to retain and attract talent and is closely linked to both individual and company performance. The compensation committee's duties will include:

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reviewing at least annually the performance of senior management in meeting our goals and objectives and recommending actions to our board of directors regarding base salaries, incentive plans and equity-based plans for senior management;

•	overseeing the administration of our equity incentive plans and other compensation plans, approving plan amendments, overseeing compliance and interpreting plan guidelines;

•	recommending to our board of directors total compensation for non-executive directors;

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approving any employment agreement, severance arrangement, retirement arrangement, change of control agreement or provision and any special or supplemental benefit for our chief executive officer or our other executive officers;

•	approving annual award grants to employees; and

•	providing an annual summary report on executive compensation to our board of directors.

Nominating and Corporate Governance Committee

Prior to or immediately following the consummation of this offering, we will establish a nominating and corporate governance committee made up solely of at least three independent directors. The nominating and corporate governance committee's duties will include:

•	identifying individuals qualified to become board members;

•	recommending director nominees for the next annual meeting of stockholders;

•	identifying director candidates to fill any vacancies on our board of directors;

•	reviewing size, performance, composition, duties, responsibilities, function, structure, and operation of our board of directors;

•	making recommendations to our board of directors concerning tenure and retirement policies for independent directors and succession planning; and

•	periodically reviewing our corporate governance guidelines, including all of our policy statements relating to corporate governance.

We will adopt charters for our audit committee, our compensation committee and our nominating and corporate governance committee prior to the completion of this offering. We will make each of these documents available on our corporate Web site at www.imperialcapital.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goals of our compensation program are to align compensation with business objectives and performance, to enable us to attract, retain and reward executives and other professionals who contribute to our long-term success and to increase stockholder value. Since our business model is based on the building of long-term relationships and personal relationships with clients, the personal reputation, judgment, business generation capabilities and project execution skills of our professionals are critical to our success. As a result, we believe that our most valuable assets are our professionals. Competition for talent in our business is intense, not only from investment banks but also from businesses outside the investment banking industry, such as hedge funds, private equity firms and venture capital funds. The sales and trading and investment banking sectors are intensely competitive industries that are subject to high turnover generally. As a result, we believe that an executive compensation philosophy designed to attract and retain high quality executives and that links pay to our performance is an essential cornerstone to operating successfully in our industry. Our compensation program provides compensation opportunities, contingent upon performance, that are competitive with practices of our peers. We strongly believe that the cash and equity components of our compensation plans will align the interests of our executive officers and other professionals with our stockholders and will promote long-term stockholder value creation.

Determination of Compensation

Prior to this offering, our executive committee, consisting of Messrs. Reese and Wooster, had authority to determine and recommend the compensation of our executive officers and other professionals. After the completion of this offering, our board of directors will delegate to our compensation committee the primary authority to determine executive compensation. To date, we have neither relied upon compensation surveys nor used compensation consultants. Our compensation committee will periodically review the effectiveness and competitiveness of our executive compensation programs, which may, in the future, involve the assistance of independent consultants.

Our compensation committee will be responsible for, among other things:

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reviewing at least annually the performance of senior management in meeting our goals and objectives and recommending actions to our board of directors regarding base salaries, incentive plans and equity-based plans for senior management;

•	overseeing the administration of our equity incentive plans and other compensation plans, approving plan amendments, overseeing compliance and interpreting plan guidelines;

•	recommending to our board of directors total compensation for non-executive directors;

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approving any employment agreement, severance arrangement, retirement arrangement, change of control agreement or provision and any special or supplemental benefit for our chief executive officer or our other executive officers;

•	approving annual award grants to employees; and

•	providing an annual summary report on executive compensation to our board of directors.

In the future, our chief executive officer and our president will provide their joint recommendation regarding compensation matters involving the other executive officers to the compensation committee, which will make the ultimate decision to approve, reject or modify those recommendations. The compensation committee will independently determine the performance of our chief executive officer and our president and approve their compensation levels.

Compensation Components

In 2008, we operated as a limited liability company that was majority owned by Messrs. Reese and Wooster. The key components of our executive officer compensation program for 2008 were base salary, potential bonus and profit allocations on membership interests. Upon completion of this offering, we will operate as a corporation, and we anticipate that the key components of our executive officer compensation program will be base salary, cash bonus and equity-based awards. We expect that our annual total compensation and benefits, including the portion payable to our executive officers, but excluding equity awards granted prior to and in connection with this offering, will be approximately 55% of revenues each year. However, we retain the discretion to change this percentage in the future.

Base Salary

Consistent with industry practice, the base salaries for our executive officers account for a relatively small portion of their overall compensation. We believe that such salaries are accepted in the industry and the potential for substantial bonus compensation is seen by such industry professionals as the more important component. Further, we believe in a model of low fixed costs and the potential for substantial upside to productive employees and view this compensation structure as promoting our business objectives. Other than Messrs. Reese and Wooster, whose salaries will be set by employment agreements to be executed in connection with this offering, executive officer base salaries and subsequent adjustments, if any, are expected to be determined by the compensation committee annually, based on a review of each executive officer’s performance for the prior year, as well as each executive officer’s experience, expertise and position, and if the compensation committee elects, relevant market data.

Cash Bonus

Cash bonus compensation has been a key component of our executive compensation program. Our executive committee has in the past awarded, and our compensation committee will in the future award, discretionary cash bonuses based on a number of variables that are linked to our overall and their individual performance. Prior to this offering, Messrs. Reese and Wooster did not receive cash bonus compensation other than pursuant to the management agreement. See “—Management Agreement.”

In the future, we expect to award bonuses to all of our executive officers at the discretion of the compensation committee, which will consider the joint recommendation of Messrs. Reese and Wooster in the cases of the other executive officers and, in all cases, our operating performance and each executive officer’s contribution to such performance.

We will establish a compensation plan prior to this offering that provides for the payment of cash bonuses to our employees, including our executive officers. Such cash bonuses may be awarded with reference to performance benchmarks in a manner similar to that which would be required under Section 162(m) of the Internal Revenue Code, or the Code, as deductible compensation expenses for a public company. However, we intend to rely on an exemption from Section 162(m) of the Code for a plan adopted prior to the time such company becomes a public company. This pre-IPO exemption will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, or if we materially modify the plan. Assuming that we consummate this offering in 2009, the pre-IPO exemption will expire on the date of our 2013 annual meeting. Subsequent to the expiration of this pre-IPO plan exemption, we intend to pay cash bonuses in a manner that qualifies for a performance-based compensation exemption under Section 162(m).

Equity Awards

Although we have granted equity-based awards to our executive officers in the past, equity awards historically have not comprised a significant portion of our executive officers’ total compensation. In 2008, we did not grant any equity-based awards to our executive officers. Upon our Reorganization, we expect that equity-based awards will play an increasing role in the compensation of our executive officers in order to ensure that their interests are aligned with those of our stockholders. Under our 20     Equity Incentive Plan described below, our compensation committee will have the discretion to grant stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights. We currently expect that most of the equity awards will be made in the form of restricted stock.

Management Agreement

Prior to this offering, ICG LP was a party to a management agreement with Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, pursuant to which Imperial Capital Group Holdings, LLC managed the business operations of ICG LP. As part of the services provided under the management agreement, Imperial Capital Group Holdings, LLC provided the services of Messrs. Reese and Wooster to serve as our executive officers and to render corporate finance, strategic planning, business development and other management expertise. In exchange for providing these services, ICG LP paid Imperial Capital Group Holdings, LLC a monthly fee of $100,000 and a quarterly fee equal to 40% of ICG LP’s operating cash flow for each such quarter. In connection with this offering and as part of the Reorganization, the management agreement will be terminated and Messrs. Reese and Wooster will enter into employment agreements with ICG LP. See “—Employment Agreements.”

Other Compensation

All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, vision, life insurance, short-term and long-term disability insurance and 401(k) plans. These plans are available to all salaried employees, however, some plans provide additional scope of coverage for our executive officers and other senior professionals. We have no current plans to make changes to levels of benefits and perquisites provided to executive officers.

Summary Compensation Table

	Year	Annual Compensation (1)
Name and Principal Position		Salary	Bonus	All Other Compensation	Total
Jason W. Reese (2) Chairman and Chief Executive Officer	2008
Randall E. Wooster (2) President	2008
Mark C. Martis Chief Operating Officer	2008
Harry Chung (3) Chief Financial Officer	2008

(1)

ICG LP operated as a limited liability company in 2008. The amounts in this summary compensation table do not include distributions received by each named executive officer from ICG LP relating to invested capital in ICG LP, as these amounts do not constitute executive compensation. In 2008 and 2009, ICG LP made distributions to Messrs. Reese, Wooster, Martis and Chung in the approximate amounts of $             million, $             million, $             million and $             million, respectively, in respect of each named executive officer’s allocable share of ICG LP’s income for the year ended December 31, 2008.

(2)

Includes as All Other Compensation for each of Messrs. Reese and Wooster 50% of the total amounts paid to Imperial Capital Group Holdings, LLC under the management agreement with respect to the year ended December 31, 2008. See “Related Party Transactions—Management Agreement.”

(3)	Mr. Chung began employment with us in August 2008.

Employment Agreements

Historically, we have not entered into employment agreements with our executive officers. In connection with this offering, Mr. Reese, our chairman and chief executive officer, and Mr. Wooster, our president, will enter into employment agreements with ICG LP on terms to be determined prior to the consummation of this offering.

20    Equity Incentive Plan

Prior to the consummation of this offering, we intend to adopt our 20    Equity Incentive Plan. We intend to reserve              million shares of our common stock for issuance under our 20    Equity Incentive Plan, plus any shares of our common stock that we purchase on the open market or through any share repurchase or share exchange program initiated by us unless the plan administrator, who we expect to be the compensation committee of our board of directors, determines otherwise. The number of shares reserved under our 20    Equity Incentive Plan will be subject to adjustments for stock splits, stock dividends or other similar changes in our common stock or our capital structure. The number of shares initially reserved for issuance or transfer pursuant to awards under the 20    Equity Incentive Plan will be increased by the number of shares represented by awards that are forfeited, cancelled or satisfied by other consideration, that expire or terminate or that are otherwise not issued, retained, held or obtained again by us, including any shares that are forfeited by the award recipient or repurchased by us pursuant to the terms of the relevant award agreement.

Our 20         Equity Incentive Plan will provide for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights, collectively referred to as “awards.” We currently expect that most of the awards under our 20     Equity Incentive Plan will be made in the form of restricted stock.

Restricted stock will be subject to restrictions and such other terms and conditions as the plan administrator may determine, which restrictions and such other terms and conditions may, subject to vesting, lapse separately or in combination at such time or times, in such installments or otherwise, as the plan administrator may deem appropriate.

We intend to grant restricted stock (substantially all of which will not be vested at the time of completion of this offering) to certain of our employees effective upon the completion of this offering. Restricted stock generally shall vest over a schedule to be determined prior to the consummation of this offering and may be forfeited upon an employee’s violation of certain non-competition and other applicable covenants, unless determined otherwise by the compensation committee. Vesting will accelerate on a corporate transaction or a change of control or upon the death or permanent disability of the employee. Any unvested awards will be forfeited on any other termination of employment, including voluntary termination, termination with or without “cause” (as defined in the relevant award agreement) or retirement.

The restricted stock awarded to employees in connection with this offering and in the future will be granted first under the 20    Equity Incentive Plan described below. Any expense associated with the initial grant of restricted stock to our employees under the 20    Equity Incentive Plan in connection with this offering will not be included within the scope of our intention to maintain a compensation expense at a ratio of approximately 55% of revenues.

The plan administrator will administer our 20    Equity Incentive Plan, including selecting the award recipients, determining the number of shares to be subject to each award, determining the exercise or purchase price of each award and determining the vesting and exercise periods of each award.

In the event of a corporate transaction or a change of control, all outstanding awards will become fully vested immediately prior to the consummation of the corporate transaction or change of control. Under our 20    Equity Incentive Plan, a corporate transaction will be generally defined as:

•	acquisition of 50% or more of our stock by any individual or entity including by tender offer or a reverse merger;

•	a sale, transfer or other disposition of all or substantially all of the assets of our firm;

•	a merger or consolidation in which our firm is not the surviving entity; or

•	a complete liquidation or dissolution of our firm.

Under our 20    Equity Incentive Plan, a change of control will be generally defined as:

•

acquisition of 50% or more of our stock by any individual or entity which a majority of our board of directors (who have served on our board for at least 12 months) do not recommend our stockholders accept; or

•

a proxy contest or acquisition of our stock that results in the replacement of two-thirds of our board of directors over a period of 24 months or less unless approved by a majority of incumbent directors prior to commencement of the proxy solicitation or closing of the acquisition.

Unless terminated sooner, our 20    Equity Incentive Plan will automatically terminate in 20        . Our board of directors will have authority to amend or terminate our 20    Equity Incentive Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any such amendment to the 20    Equity Incentive Plan in such a manner and to such a degree as required.

Compensation of Directors

Our policy is not to pay director compensation to directors who are also our employees. All of our directors will be entitled to receive reimbursement of their out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof. We anticipate that each non-employee director will initially be compensated with an annual retainer and a grant of restricted stock on terms to be determined. We also anticipate that non-employee chairmen of committees of our board of directors will be compensated with an additional annual retainer. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

Compensation Committee Interlocks and Insider Participation

None of our executive officers have served as a member of the board of directors or compensation committee of any unrelated entity that has one or more executive officers serving on our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS

Immediately prior to the consummation of this offering, ICGI Holdings, LLC will own all outstanding shares of our Class B common stock. Immediately after the consummation of this offering and the Reorganization, ICGI Holdings, LLC will hold, through their ownership of all of the outstanding shares of our Class B common stock, approximately         % of the combined voting power of the outstanding shares of our common stock. Upon consummation of this offering, Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, will beneficially own a majority of the partnership units held by ICGI Holdings, LLC and Messrs. Reese and Wooster will be the sole managers of ICGI Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own and have the right to vote a majority of the outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

The following table sets forth certain information as of             , 2009, with respect to the beneficial ownership of our common stock, prior to and after giving effect to the Reorganization and this offering, by:

•	each beneficial owner of more than five percent of our common stock, after giving effect to this offering;

•	our chief executive officer and our three other named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Subject to the assumption set forth in the immediately succeeding sentence, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. The information set forth in the following table assumes the exchange of all ICG LP partnership units held by ICGI Holdings, LLC into our common stock and the distribution of our common stock by ICGI Holdings, LLC to its members, which may occur after the consummation of this offering subject to the limitations described in “The Reorganization Transaction and Our Organizational Structure—Exchange Agreement.” Unless otherwise indicated in the footnotes, the address of each beneficial owner is c/o 2000 Avenue of the Stars, 9th Floor, South Tower, Los Angeles, California 90067.

	ICG LP Units Owned Prior to this Offering		Common Stock Owned After this Offering
Name	%		Number	%
Jason W. Reese(1)
Randall E. Wooster(1)%					%
Mark C. Martis		%			%
Harry Chung		%			%
Michael J. Arougheti		%			%
James H. Hugar		%			%

All directors and executive officers as a group		%			%

(1)	Includes units or common stock owned by Imperial Capital Group Holdings, LLC, an entity beneficially owned by Messrs. Reese and Wooster.

RELATED PARTY TRANSACTIONS

Management Agreement

On January 1, 2004, ICG LP entered into a revised management agreement with Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, pursuant to which the parties agreed that Imperial Capital Group Holdings, LLC would manage the business operations of ICG LP. As part of the services provided under the management agreement, Imperial Capital Group Holdings, LLC agreed to provide the services of Messrs. Reese and Wooster to serve as executive officers of ICG LP and its subsidiaries and to render corporate finance, strategic planning, business development and other management expertise to ICG LP and its subsidiaries. In exchange for providing the management services, ICG LP agreed to pay Imperial Capital Group Holdings, LLC a monthly fee of $100,000 and a quarterly fee equal to 40% of ICG LP’s operating cash flow for each such quarter. The management agreement includes customary indemnification provisions in favor of Imperial Capital Group Holdings, LLC and its equity holders, managers, officers, employees and agents. In connection with this offering and as part of the Reorganization, the management agreement will be terminated and Messrs. Reese and Wooster will enter into employment agreements with ICG LP. As consideration for termination of the management agreement, Imperial Capital Group Holdings, LLC will receive additional partnership units of ICG LP.

Reorganization

Our business is presently conducted by subsidiaries of ICG LP and currently is approximately indirectly majority owned by Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates. On September 23 2009, we were incorporated as a Delaware corporation. We have not engaged in any business or other activities except in connection with our formation. The Reorganization will establish us as the sole general partner of ICG LP. The completion of the Reorganization is a condition to the consummation of this offering.

As a result of the Reorganization, immediately following this offering and the application of net proceeds from this offering:

•	Imperial Capital will be the sole general partner of ICG LP;

•	we and ICGI Holdings, LLC will own approximately % and %, respectively, of the partnership units in ICG LP;

•

of the         % of partnership units of ICG LP held by ICGI Holdings, LLC, Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, will own approximately         %, and management and other employees of ICG LP will own         %;

•

outstanding shares of our Class A common stock, all of which will have been sold pursuant to this offering, will represent more than         % of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

•	outstanding shares of our Class B common stock, all of which will be owned by ICGI Holdings, LLC, will represent less than % of our outstanding capital stock based on economic value;

•

outstanding shares of our Class B common stock will represent approximately         % of the combined voting power of all shares of our capital stock, which percentage will decrease proportionately to the extent that ICGI Holdings, LLC owns a smaller percentage of ICG LP; and

•	Messrs. Reese and Wooster and their affiliates will beneficially own a majority of the overall partnership units in ICG LP held by ICGI Holdings, LLC and will be the sole managers of ICGI

Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own and have the right to vote a majority of the outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders.

Voting

Each share of our common stock will entitle its holder to one vote per share on all matters to be voted on by stockholders generally. Each share of our Class B common stock will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is determined pursuant to a formula that relates to the number of ICG LP partnership units held by such holder. See “Description of Capital Stock—Class B Common Stock.” Immediately after this offering, our Class B common stock will have approximately         % of the voting power of our company, which percentage will decrease proportionately over time to the extent that ICGI Holdings, LLC owns a smaller percentage of ICG LP. Upon consummation of this offering, Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, will beneficially own a majority of the partnership units held by ICGI Holdings, LLC and Messrs. Reese and Wooster will be the sole managers of ICGI Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own and have the right to vote a majority of the outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

Limited Partnership Agreement of ICG LP

We are a holding company and, after completion of this offering, our primary assets will be our ownership of approximately         % of the partnership units of ICG LP, the owner of our business, and our controlling interest and related contractual rights as the sole general partner of ICG LP. The remaining approximately         % of ICG LP partnership units after completion of this offering will be held by ICGI Holdings, LLC, a holding company that will be owned by the members of Imperial Capital Group, LLC immediately prior to the Reorganization, whom we refer to as the historic partners of ICG LP. All ICG LP limited partnership interests will be identical and have the same voting and other rights. The form of the limited partnership agreement of ICG LP is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the partnership agreement of ICG LP is qualified by reference thereto.

As the general partner of ICG LP, we will have control over the affairs and decision making of ICG LP. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of ICG LP and the day-to-day management of ICG LP’s business. We will have all of the rights and powers which may be possessed by general partners under the Delaware Revised Uniform Limited Partnership Act and we will be able to consolidate ICG LP’s financial results into our financial statements. Except with the prior written consent of both partners of ICG LP, we will not have the authority to:

•	conduct any act in contravention of ICG LP’s limited partnership agreement;

•	knowingly perform any act that would subject any partner to personal liability for debts or obligations of ICG LP in any jurisdiction;

•	engage in any activity which substantially changes the nature of ICG LP’s business;

•	sell all or a substantial portion of the property of ICG LP;

•	merge or consolidate ICG LP with or into another entity;

•	convert ICG LP, by whatever means, into a corporation or another form of business entity; or

•	dissolve or liquidate ICG LP.

The limited partnership agreement of ICG LP provides that, immediately following this offering, the number of ICG LP partnership units will equal the sum of the number of shares of common stock outstanding and the number of outstanding partnership units of ICG LP held by ICGI Holdings, LLC. It is the intent of the partners that this relationship remain constant throughout the term of ICG LP. It is anticipated that from time to time and without regard to the exchange agreement between us, ICG LP and ICGI Holdings, LLC (and described in greater detail under “—Exchange Agreement”), we may issue additional shares of common stock under incentive plans for employees, in exchange for capital or in other arrangements that benefit ICG LP. In any such case, it is the intention of the partners of ICG LP that a corresponding number of ICG LP partnership units shall be issued to us in exchange for the consideration received by us for our issuance of additional shares of common stock. If any shares of common stock are issued subject to restrictions resulting in forfeiture to us or are otherwise redeemed by us, a corresponding number of ICG LP partnership units shall be surrendered to ICG LP by us for cancellation. Similarly, if any outstanding membership interests in ICGI Holdings, LLC are repurchased and as a result thereof are no longer outstanding, a corresponding number of ICG LP partnership units shall be repurchased for the same price by ICG LP and cancelled. These and other adjustments to the number of ICG LP partnership units outstanding may be made from time to time as necessary to properly reflect the relative interests of the partners.

Pursuant to the limited partnership agreement of ICG LP, we have the right to determine when distributions will be made to the partners of ICG LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of ICG LP pro rata in accordance with the percentages of their respective partnership units.

The holders of partnership units in ICG LP, including us, will incur U.S. federal, state and local income taxes on their allocable shares of any net taxable income of ICG LP. Net profits and net losses of ICG LP will generally be allocated to its partners pro rata in accordance with their respective percentages of partnership units. However, any increase in tax depreciation, amortization or other deductions that has resulted from the tax basis adjustment to the assets of ICG LP as the result of our acquisition of partnership units from the historic partners of ICG LP will be allocated exclusively to us and result in our receiving allocations of net taxable income that are less than would otherwise be the case. The limited partnership agreement of ICG LP will provide for cash distributions to the partners of ICG LP if we determine that the taxable income of ICG LP will give rise to taxable income for its partners. The amount of these tax distributions will be computed based on a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income and net capital gain (taking into account the nondeductibility of certain expenses and the character of our income and adjusted to eliminate the effective reduction of our net taxable income as a result of the tax basis adjustments as described above). We intend to cause ICG LP to make such tax distributions to the holders of partnership units of ICG LP in accordance with their respective percentages of partnership units and the provisions of the ICG LP limited partnership agreement.

Exchange Agreement

As described in “The Reorganization Transactions and Our Organizations Structure,” in connection with the Reorganization, the historic partners of ICG LP will receive membership interests in ICGI Holdings, LLC, which in turn will hold partnership units in ICG LP. The membership interests in ICGI Holdings, LLC will not be immediately exchangeable for shares of our common stock. Instead, the membership interests will become exchangeable at various times over the next four years following this offering at the option of the holder as described below.

On an annual basis, each member of ICGI Holdings, LLC may request that the exchangeable portion of its interest in ICGI Holdings, LLC (determined in accordance with the schedule set forth below) be exchanged by ICGI Holdings, LLC for shares of our common stock. ICGI Holdings, LLC will exchange an equivalent amount of partnership units of ICG LP with us in return for shares of our common stock. ICGI Holdings, LLC will then distribute such shares of our common stock to the member requesting exchange. We have reserved for issuance                      million shares of common stock, which is the aggregate number of shares of common stock expected to be issuable over time through such exchanges, assuming no anti-dilution adjustments based on combinations or divisions of our common stock. The issuance of shares of our common stock in exchange for ICG LP partnership units, and the cancellation of the Class B common stock associated with the issued shares, are expected to have a negligible effect on the existing holders of our common stock, as the holders of our common stock would then own a larger portion of ICG LP. While such transactions will have the effect of diluting your percentage ownership in us, because we will acquire an increased percentage ownership in ICG LP over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying ICG LP business.

In connection with this offering, up to     % of the historic partners’ beneficial ownership of ICG LP will be purchased for cash with a portion of the proceeds of this offering. In addition, the members of ICGI Holdings, LLC (other than non-employee members of ICGI Holdings, LLC, whose shares will not be subject to restriction other than as described under the section “Underwriting — No Sales of Similar Securities”) have agreed to a schedule which would allow them to exchange their investment in ICGI Holdings, LLC for shares of our common stock up to a maximum percentage of their investment as follows:

•	32.5% of their investment (less the percentage of their beneficial ownership of ICG LP purchased for cash with proceeds of this offering) on the first anniversary of this offering;

•	55% of their investment on the second anniversary of this offering;

•	77.5% of their investment on the third anniversary of this offering; and

•	100% of their investment on the fourth anniversary of this offering.

Certain of the ICGI Holdings, LLC membership interests are subject to repurchase by ICGI Holdings, LLC at book value prior to the date upon which the underlying ICG LP partnership units may be exchanged into shares of our common stock as outlined above, provided that, with respect to members who have been employees of ICG LP for more than ten years, only in the event that the member’s employment with ICG LP or its subsidiaries is terminated for cause or in the event that the member breaches certain non-competition or non-solicitation covenants. If any outstanding membership interests in ICGI Holdings, LLC are repurchased and as a result thereof are no longer outstanding, a corresponding number of ICG LP partnership units shall be repurchased for the same price by ICG LP and cancelled.

Tax Receivable Agreement

As described in “The Reorganization Transactions and Our Organizational Structure,” in connection with this offering, we will purchase partnership units in ICG LP from ICGI Holdings, LLC for cash. In addition, ICG LP partnership units held by ICGI Holdings, LLC may be exchanged in the future for shares of our common stock. The initial purchase will, and the subsequent exchanges may, result in increases in the tax basis of the tangible and intangible assets of ICG LP and its subsidiaries that otherwise would not have been available. These increases in tax basis are expected to reduce the amount of taxable income that we are required to recognize as the result of our ownership of interests in ICG LP in the future.

We intend to enter into a tax receivable agreement with ICGI Holdings, LLC and the historic partners that will provide for the payment by us to ICGI Holdings, LLC for the benefit of the historic partners of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will retain 15% of the realized tax benefits.

In order to mitigate the risk to us of an IRS challenge to the tax basis increase, ICGI Holdings, LLC and the historic partners will indemnify us for any additional taxes we owe if the IRS or other taxing authorities successfully challenge the basis increase. In addition, if the IRS or other taxing authorities successfully challenge the tax basis increase, any subsequent payments we are required to make under the tax receivable agreement will be reduced accordingly.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of ICG LP attributable to our acquisition of an interest in ICG LP, and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon consummation of this offering and will, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, terminate upon the earlier of the end of the taxable year that includes the 50th anniversary of our initial acquisition of interests in ICG LP, and the end of the taxable year that includes the 16th anniversary of the date upon which all rights of sale granted under the exchange agreement have terminated.

While the actual amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including the timing of our acquisitions of interests in ICG LP from ICGI Holdings, LLC, the extent to which such acquisitions are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of ICG LP and its subsidiaries, the payments that we may make to ICGI Holdings, LLC for the benefit of the historic partners could be substantial. At the time of the closing of this offering, the increase in the tax basis attributable to our acquisition of partnership units in ICG LP, assuming an initial offering price of $         per share of common stock (the midpoint of the range of initial public offering prices set forth on the cover of this prospectus) and our acquisition of         % of the partnership units in ICG LP, is expected to be approximately $         million. The tax savings that we would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including the allocation of the increase in tax basis to non-depreciable fixed assets and the rules relating to the amortization of intangible assets. Based on facts and assumptions applicable at the time of this offering, including that all subsequent acquisitions of ICG LP interests will occur in fully taxable transactions, the potential tax basis increase resulting from acquisitions of the ICG LP partnership units held by ICGI Holdings, LLC following the closing of this offering could be as much as $         million. The actual increase in tax basis will depend upon, among other factors, the price of shares of our common stock at the time of the acquisition and the extent to which such exchanges are taxable and, as a result, could differ materially from this amount. Our ability to achieve benefits from any such increase, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

Registration Rights Agreement

As described in “The Reorganization Transactions and Our Organizational Structure,” we will enter into a registration rights agreement pursuant to which we may be required to register the sale of shares of our common stock issued as a result of the exchanges described above under the caption “—Exchange Agreement.” Under the registration rights agreement, the recipients of a threshold number of shares of our common stock will have the right to request us to register the sale of their shares and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, ICGI Holdings, LLC, on behalf of the historic partners of ICG LP, will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by ICGI Holdings, LLC, on behalf of our other historic partners, or initiated by us.

Distribution of Certain Assets

In September 2009, ICAM distributed to ICG LP, and ICG LP then distributed to the historic partners, certain non-core assets and liabilities in anticipation of this offering. These assets and liabilities included ICAM’s investment in Happy Camp Holdings, LLC, an entity which owns the Rustic Canyon Golf Course. As of June 30, 2009, this investment was carried on our books at $1,078,264. In addition, ICG LP guaranteed the Happy Camp Holdings, LLC’s obligations under a $1 million credit facility. This guarantee was assumed by the historic partners as part of the distributions. These assets and liabilities also included ICAM’s investment in City Ventures, LLC, a real estate investment entity. As of June 30, 2009, this investment was carried on our books at $375,000. In addition, future capital commitments to City Ventures, LLC in the aggregate amount of $2,405,000 were assumed by the historic partners as part of the distributions.

Employment of Family Members

We employ two brothers-in-law of Jason Reese, our chairman and chief executive officer, one as an equity trader and the other as a research analyst. These professionals are paid in accordance with company policy for paying professionals generally. Following this offering, we intend to have their compensation approved by the compensation committee of our board of directors but would continue to expect them to be paid in accordance with company policy for paying professionals generally. We also utilize the services of the brother of Randall Wooster, our president, as outside counsel for certain corporate matters. In 2007, 2008 and the six months ended June 30, 2009, we paid Wooster & Wooster, LLP $187,000, $240,000 and $120,000, respectively, in legal fees and expenses. Following this offering, we intend to continue to retain Wooster & Wooster, LLP for appropriate corporate matters.

Review, Approval or Ratification of Transactions with Related Persons

As a private company, Imperial Capital Group, LLC’s policies and procedures for the review, approval or ratification of any related party transaction conferred upon Jason Reese, our chairman and chief executive officer, and Randall Wooster, our president, the sole discretion to approve such transactions. Such policies and procedures were not written. We anticipate that post-offering, our board of directors will adopt policies and procedures with regard to the approval of related party transactions.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our certificate of incorporation and our bylaws, each of which will be in effect prior to the date of this prospectus, are summaries and are qualified by reference to our certificate of incorporation and our bylaws, copies of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Our current authorized capital stock consists of 100 shares of Class A common stock, par value $0.01 per share, 100 shares of Class B common stock, par value $0.01 per share, and 1,000 shares of preferred stock. As of the consummation of this offering, our authorized capital stock will consist of          shares of Class A common stock, par value $0.01 per share,          shares of Class B common stock, par value $0.01 per share and 1,000 shares of preferred stock. In this section, when we refer to “common stock,” we are referring to Class A common stock and Class B common stock, taken as a whole.

Common Stock

As of the consummation of this offering, there will be          shares of Class A common stock issued and outstanding and          shares of Class B common stock issued and outstanding. All of the shares of Class B common stock will be owned by ICGI Holdings, LLC.

Class A common stock

Voting rights

The holders of Class A common stock will be entitled to one vote per share. Holders of shares of Class A common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. However, amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class.

Dividend rights

Holders of Class A common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors. Dividends consisting of shares of Class A common stock may be paid only as follows: shares of Class A common stock may be paid only to holders of shares of Class A common stock; and shares shall be paid proportionally with respect to each outstanding share of Class A common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

Liquidation rights

On our liquidation, dissolution or winding up, all holders of Class A common stock will be entitled to share ratably in any assets available for distribution to holders of shares of common stock.

Other matters

In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

No shares of either class of common stock will be subject to redemption or have preemptive rights to purchase additional shares of either class of common stock. Upon consummation of this offering, all the outstanding shares of Class A common stock will be legally issued, fully paid and non-assessable.

Class B common stock

Voting rights

The holders of Class B common stock, in the aggregate, will be entitled to the number of votes equal to the number of ICG LP partnership units held by such holders. Initially, the holders of Class B common stock, in the aggregate, will be entitled to              votes.

Holders of shares of Class B common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B common stock and Class A common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class B common stock and Class A common stock, voting together as a single class. However, amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B common stock and Class A common stock, voting together as a single class.

Dividend rights

Holders of Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by the board of directors. Dividends consisting of shares of Class B common stock may be paid only as follows: shares of Class B common stock may be paid only to holders of shares of Class B common stock; and shares shall be paid proportionally with respect to each outstanding share of Class B common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

Liquidation rights

On our liquidation, dissolution or winding up, all holders of Class B common stock will be entitled to share ratably in any assets available for distribution to holders of shares of common stock.

Other matters

In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that, if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

No shares of either class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of either class of common stock. Upon consummation of this offering, all the outstanding shares of Class B common stock will be legally issued, fully paid and nonassessable.

Preferred Stock

Our board of directors will have the authority, without further action by our stockholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of our holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control.

Limited Partnership Agreement of ICG LP

We are a holding company and, after completion of this offering, our primary assets will be our ownership of approximately         % of the partnership units of ICG LP, the owner of our business, and our controlling interest and related contractual rights as the sole general partner of ICG LP. The remaining approximately         % of ICG LP partnership units after completion of this offering will be held by ICGI Holdings, LLC, a holding company that will be owned by the members of Imperial Capital Group, LLC immediately prior to the Reorganization, to whom we refer to as the historic partners of ICG LP. All ICG LP limited partnership interests will be identical and have the same voting and other rights. The form of the limited partnership agreement of ICG LP is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the partnership agreement of ICG LP is qualified by reference thereto.

As the general partner of ICG LP, we will have control over the affairs and decision making of ICG LP. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of ICG LP and the day-to-day management of ICG LP’s business. We will have all of the rights and powers which may be possessed by general partners under the Delaware Revised Uniform Limited Partnership Act and we will be able to consolidate ICG LP’s financial results into our financial statements. Except with the prior written consent of both partners of ICG LP, we will not have the authority to:

•	conduct any act in contravention of ICG LP’s limited partnership agreement;

•	knowingly perform any act that would subject any partner to personal liability for debts or obligations of ICG LP in any jurisdiction;

•	engage in any activity which substantially changes the nature of ICG LP’s business;

•	sell all or a substantial portion of the property of ICG LP;

•	merge or consolidate ICG LP with or into another entity;

•	convert ICG LP, by whatever means, into a corporation or another form of business entity; or

•	dissolve or liquidate ICG LP.

The limited partnership agreement of ICG LP provides that, immediately following this offering, the number of ICG LP partnership units will equal the sum of the number of shares of common stock outstanding and the number of outstanding partnership units of ICG LP held by ICGI Holdings, LLC. It is the intent of the partners that this relationship remain constant throughout the term of ICG LP. It is anticipated that from time to time and without regard to the exchange agreement between us, ICG LP and ICGI Holdings, LLC (and described in greater detail under “The Reorganization Transactions and Our Organizational Structure—Exchange Agreement”), we may issue additional shares of common stock under incentive plans for employees, in exchange for capital or in other arrangements that benefit ICG LP. In any such case, it is the intention of the partners of ICG LP that a corresponding number of ICG LP partnership units shall be issued to us in exchange for the consideration received by us for our issuance of additional shares of common stock. If any shares of common stock are issued subject to restrictions resulting in forfeiture to us or are otherwise redeemed by us, a corresponding number of ICG LP partnership units shall be surrendered to ICG LP by us for cancellation. Similarly, if any outstanding membership interests in ICGI Holdings, LLC are repurchased and as a result thereof are no longer outstanding, a corresponding number of ICG LP partnership units shall be repurchased for the same price by ICG LP and cancelled. These and other adjustments to the number of ICG LP partnership units outstanding may be made from time to time as necessary to properly reflect the relative interests of the partners.

Pursuant to the limited partnership agreement of ICG LP, we have the right to determine when distributions will be made to the partners of ICG LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of ICG LP pro rata in accordance with the percentages of their respective partnership units.

The holders of partnership units in ICG LP, including us, will incur U.S. federal, state and local income taxes on their allocable shares of any net taxable income of ICG LP. Net profits and net losses of ICG LP will generally be allocated to its partners pro rata in accordance with their respective percentages of partnership units. However, any increase in tax depreciation, amortization or other deductions that has resulted from the tax basis adjustment to the assets of ICG LP as the result of our acquisition of partnership units from the historic partners of ICG LP will be allocated exclusively to us and result in our receiving allocations of net taxable income that are less than would otherwise be the case. The limited partnership agreement of ICG LP will provide for cash distributions to the partners of ICG LP if we determine that the taxable income of ICG LP will give rise to taxable income for its partners. The amount of these tax distributions will be computed based on a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income and net capital gain (taking into account the nondeductibility of certain expenses and the character of our income and adjusted to eliminate the effective reduction of our net taxable income as a result of the tax basis adjustments as described above). We intend to cause ICG LP to make such tax distributions to the holders of partnership units of ICG LP in accordance with their respective percentages of partnership units and the provisions of the ICG LP limited partnership agreement.

Anti-takeover Effects of our Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and our bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to fulfill its fiduciary duties to us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

Staggered Board. We intend to implement a “staggered” board of directors consisting of three classes of directors. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 201  , 201   and 201  , respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors.

Special meetings of stockholders. Our bylaws preclude our stockholders from calling special meetings of stockholders or requiring the board of directors or any officer to call such a meeting or from proposing business at such a meeting. Our bylaws provide that only a majority of our board of directors, the chairman of the board, the chief executive officer or the president can call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder cannot force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time a majority of the board of directors, the chairman of the board, the chief executive officer or the president believes the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

Other limitations on stockholder actions. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. This provision may have the effect of precluding the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. In addition, the ability of our stockholders to remove directors without cause is precluded.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is the Bank of New York Mellon Corporation.

Listing

We have applied to list shares of our common stock on              under the symbol             .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

After giving effect to the Reorganization and this offering we will have approximately              outstanding shares of common stock. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except that any shares held by our “affiliates” as that term is defined in Rule 144 promulgated under the Securities Act may only be sold in compliance with the limitations described below.

Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration described below under Rules 144 promulgated under the Securities Act.

Certain of our security holders, each of our directors and certain of our officers have entered into lock-up agreements pursuant to which they have agreed, subject to limited exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for common stock for a period of 180 days from the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and JMP Securities LLC which may, at any time and without notice, waive any of the terms of the lock-up. Following the lock-up period, these securities will not be eligible for sale in the public market without registration under the Securities Act unless these sales meet the conditions and restrictions of Rules 144 as described below. As restrictions on resale end, the market price could drop significantly if the holders of these securities sell them or are perceived by the market as intending to sell them. The 180-day period under the lock-up agreements may be extended under specified circumstances. See the section of this prospectus entitled “Underwriting.”

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•

the average weekly trading volume in our common stock on the              during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

We intend to file registration statements under the Securities Act to register the shares of common stock available for issuance pursuant to our equity plans. Shares issued pursuant to these plans after the effective date of such registration statement will be available for sale in the open market and, for our affiliates, subject to the conditions and restrictions of Rule 144.

In connection with the Reorganization, the historic partners of ICG LP will receive membership interests in ICGI Holdings, LLC, which in turn will hold partnership units in ICG LP. The membership interests in ICGI Holdings, LLC will not be immediately exchangeable for shares of our common stock. Instead, the membership interests will become exchangeable at various times over the next four years following this offering at the option of the holder as described below.

On an annual basis, each member of ICGI Holdings, LLC may request that the exchangeable portion of its interest in ICGI Holdings, LLC (determined in accordance with the schedule set forth below) be exchanged by ICGI Holdings, LLC for shares of our common stock. ICGI Holdings, LLC will exchange an equivalent amount of partnership units of ICG LP with us in return for shares of our common stock. ICGI Holdings, LLC will then distribute such shares of our common stock to the member requesting exchange. We have reserved for issuance          million shares of common stock, which is the aggregate number of shares of common stock expected to be issuable over time through such exchanges, assuming no anti-dilution adjustments based on combinations or divisions of our common stock. The issuance of shares of our common stock in exchange for ICG LP partnership units, and the cancellation of the Class B common stock associated with the issued shares, are expected to have a negligible effect on the existing holders of our common stock, as the holders of our common stock would then own a larger portion of ICG LP. While such transactions will have the effect of diluting your percentage ownership in us, because we will acquire an increased percentage ownership in ICG LP over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying ICG LP business.

In connection with this offering, up to     % of the historic partners’ beneficial ownership of ICG LP will be purchased for cash with a portion of the proceeds of this offering. In addition, the members of ICGI Holdings, LLC (other than non-employee members of ICGI Holdings, LLC, whose shares will not be subject to restriction other than as described under the section “Underwriting — No Sales of Similar Securities”) have agreed to a schedule which would allow them to exchange their investment in ICGI Holdings, LLC for shares of our common stock up to a maximum percentage of their investment as follows:

•	32.5% of their investment (less the percentage of their beneficial ownership of ICG LP purchased for cash with proceeds of this offering) on the first anniversary of this offering;

•	55% of their investment on the second anniversary of this offering;

•	77.5% of their investment on the third anniversary of this offering; and

•	100% of their investment on the fourth anniversary of this offering.

Certain of the ICGI Holdings, LLC membership interests are subject to repurchase by ICGI Holdings, LLC at book value prior to the date upon which the underlying ICG LP partnership units may be exchanged into shares of our common stock as outlined above, provided that, with respect to members who have been employees of ICG LP for more than ten years, only in the event that the member’s employment with ICG LP or its subsidiaries is terminated for cause or in the event that the member breaches certain non-competition or non-solicitation covenants. If any outstanding membership interests in ICGI Holdings, LLC are repurchased and as a result thereof are no longer outstanding, a corresponding number of ICG LP partnership units shall be repurchased for the same price by ICG LP and cancelled.

We will enter into a registration rights agreement pursuant to which we may be required to register the sale of shares of our common stock issued as a result of the exchanges described above. Under the registration rights agreement, the recipients of a threshold number of shares of our common stock will have the right to request us to register the sale of their shares and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, ICGI Holdings, LLC, on behalf of the historic partners of ICG LP, will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by our other historic partners or initiated by us.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

TO NON-UNITED STATES HOLDERS

Preliminary Matters

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to non-U.S. holders of our common stock that acquire shares of our common stock pursuant to this offering and that hold such shares as capital assets (generally, for investment).

For purposes of this discussion, a non-U.S. holder is any beneficial owner that for U.S. federal income tax purposes is not a U.S. person; the term U.S. person means:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other pass-through entity holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities that hold shares of our common stock and partners or members in these partnerships or other entities to consult their tax advisors.

This summary does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position and does not consider the state, local or non-U.S. tax consequences of an investment in our common stock. It also does not apply to non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks, insurance companies, tax-exempt organizations, dealers in securities or currency, persons who hold common stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation). This summary is based upon the Code, existing and proposed Treasury regulations, IRS rulings and pronouncements and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

This summary is included herein as general information only. Accordingly, each prospective stockholder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our common stock.

Distributions

Distributions of cash or property that we pay in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends that we pay on our common stock to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in our common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying its entitlement to benefits under the treaty. A non-U.S. holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a non-U.S. holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. In such circumstances, dividends will be subject to tax on a net income basis as described below under the caption entitled “—U.S. Trade or Business Income.”

Dispositions

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of common stock unless:

•	the gain is U.S. trade or business income (as described below);

•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” (which we refer to as USRPHC) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. Holder’s holding period for our common stock.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our common stock by a non-U.S. holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our common stock, provided that our common stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our common stock will be considered regularly traded, when a non-U.S. holder sells its shares of our common stock.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States and (ii) in the case of a non-U.S. holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. holder complies with applicable certification and disclosure requirements); instead, a non-U.S. holder is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

U.S. Federal Estate Taxes

Shares of our common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each non-U.S. holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a non-U.S. holder of our common stock generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (which we refer to as a United States related person). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a United States related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, JMP Securities LLC and Imperial Capital, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
JMP Securities LLC
Imperial Capital, LLC

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $             per share to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of this offering, not including the underwriting discount, are estimated at $             and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to              additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and our other existing employee security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and JMP Securities LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Offering Price Determination

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

Imperial Capital, LLC will not sell any shares to accounts over which it exercises discretionary authority unless it has received written approval from the account holder. The underwriters other than Imperial Capital, LLC do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Conflicts of Interest

Imperial Capital, LLC, our indirect wholly owned subsidiary, is acting as a joint bookrunner for this offering. Because of this relationship, this offering will be conducted in accordance with NASD Rule 2720(a)(2). This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of “due diligence” in respect to, the registration statement and this prospectus. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, specifically including those inherent in Section 11 of the Securities Act.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares which are the subject of this offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in this offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed on for us by Dechert LLP, New York, New York. Charles I. Weissman, a partner at Dechert LLP, is a limited partner in Long Ball Partners, LLC, a fund managed by ICAM. Dechert LLP has from time to time represented, and may continue to represent us and certain of our affiliates in connection with certain legal matters. The underwriters are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Imperial Capital Group, LLC as of December 31, 2007 and 2008, and for each of the three years in the period ended December 31, 2008, included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, which report appears elsewhere herein and in the Registration Statement and is given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933 covering the common stock we are offering. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to its exhibits and schedules. We make reference in this prospectus to certain of our contracts, agreements and other documents that are filed as exhibits to the registration statement. For additional information regarding those contracts, agreements and other documents, please see the exhibits attached to this registration statement. We also will file annual, quarterly and special reports and other information with the SEC under the Exchange Act.

You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. In addition, the SEC maintains a website that contains reports and other information regarding registrants (including us) that file electronically with the SEC, which you can access at http://www.sec.gov.

In addition, you may request copies of this filing and such other reports as we may determine or as the law requires at no cost, by telephone at (310) 246-3700, or by mail to Imperial Capital Group, Inc., 2000 Avenue of the Stars, 9th Floor, South Tower, Los Angeles, CA 90067, Attention: Investor Relations.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements for the Years Ended December 31, 2004, 2005 and 2006:

Report of Independent Registered Public Accounting Firm

To the Members of

Imperial Capital Group, LLC

Los Angeles, CA

We have audited the consolidated statements of financial condition of Imperial Capital Group, LLC as of December 31, 2007 and 2008 and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedules. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Imperial Capital Group, LLC at December 31, 2007 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the years ended December 31, 2007 and 2008 for the adoption of Emerging Issues Task Force Topic D-98, “Classification and Measurement of Redeemable Securities.”

/s/ BDO Seidman, LLP

Los Angeles, CA

October 21, 2009

Imperial Capital Group, LLC

Consolidated Statements of Financial Condition

	As of December 31,		As of June 30,
	2007	2008	2009
			(unaudited)
	(in thousands)
Assets
Cash and cash equivalents	$25,178	$24,645	$33,704
Investments	8,272	7,250	7,469
Corporate finance fees receivable	1,555	2,155	3,906
Bank debt receivable	395	1,667	14,605
Fixed assets, net	8,937	7,989	7,536
Other intangibles	3,558	1,634	540
Goodwill	945	4,326	4,305
Other assets	1,261	2,279	1,849

Total assets	$50,101	$51,945	$73,914

Liabilities and Members’ Equity

Liabilities
Commissions and fees payable	$3,569	$5,277	$7,139
Accounts payable and accrued liabilities	11,262	10,010	17,207
Unsecured subordinated notes and related interest	101	575	419
Bank debt payable	0	0	12,829

Total liabilities	14,932	15,862	37,594

Commitments and Contingencies

Redeemable members’ equity	25,042	23,835	24,760
Members’ equity	10,127	12,248	11,560

Total liabilities, redeemable members’ equity and members’ equity	$50,101	$51,945	$73,914

See accompanying notes to consolidated financial statements.

Imperial Capital Group, LLC

Consolidated Statements of Operations

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
				(unaudited)	(unaudited)
	(in thousands)
Revenues
Commissions	$52,215	$50,875	$56,190	$23,889	$37,222
Investment banking	21,855	33,836	33,035	18,998	20,801
Principal transactions	3,824	(122)	(1,818)	444	858
Interest, dividends, and other	1,285	2,624	1,857	1,013	519

Total revenues	79,179	87,213	89,264	44,344	59,400

Expenses
Compensation and benefits	52,519	59,488	61,830	30,674	40,330

Non compensation expenses:
Clearing and transaction costs	1,789	1,766	1,823	950	1,026
Technology and market data costs	1,843	1,831	2,178	1,046	1,341
Facility costs	1,194	3,626	2,469	1,245	1,194
Business development	1,339	1,830	2,366	1,067	1,426
Depreciation and amortization	732	2,042	3,480	1,391	1,831
Professional fees	1,711	1,298	3,349	1,900	964
Other	5,770	4,159	2,617	1,230	1,655

Non compensation expenses	14,378	16,552	18,282	8,829	9,437

Total expenses	66,897	76,040	80,112	39,503	49,767

Net income	$12,282	$11,173	$9,152	$4,841	$9,633

See accompanying notes to consolidated financial statements.

Imperial Capital Group, LLC

Consolidated Statements of Members’ Equity

Total members’ equity
(in thousands)
Balance, January 1, 2006	$12,324
Distributions	(7,120)
Allocation to redeemable members’ equity	(3,868)
Net income	12,282

Balance, December 31, 2006	13,618
Distributions	(7,024)
Allocation to redeemable members’ equity	(7,640)
Net income	11,173

Balance, December 31, 2007	10,127
Distributions	(4,437)
Allocation to redeemable members’ equity	(2,594)
Net income	9,152

Balance, December 31, 2008	12,248
Distributions	(7,489)
Allocation to redeemable members’ equity	(2,832)
Net income	9,633

Balance, June 30, 2009	$11,560

See accompanying notes to consolidated financial statements.

Imperial Capital Group, LLC

Consolidated Statements of Cash Flows

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
				(unaudited)	(unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$12,282	$11,173	$9,152	$4,841	$9,633
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	732	1,649	3,480	1,391	1,831
Net unrealized (gain)/loss on investments in limited partnerships and limited liability companies	(3)	581	1,691	332	(823)
Loss on disposal of fixed assets	—	393	—	—	—
Changes in operating assets and liabilities:
Investments	2,277	(5,548)	(669)	(736)	604
Corporate finance fees receivable	(999)	363	(600)	(370)	(1,751)
Bank debt receivable	(530)	1,168	(1,272)	(563)	(12,938)
Other assets	976	191	(564)	(129)	393
Commissions and fees payable	1,718	416	1,708	4,270	1,862
Accounts payable and accrued liabilities	1,078	3,526	(1,908)	634	7,997
Securities sold, but not yet purchased	(111)	—	—	—	—
Bank debt payable	—	—	—	—	12,829

Net cash provided by operating activities	17,420	13,912	11,018	9,670	19,637

Cash flows from investing activities:
Purchase of Intangibles	—	(3,486)	—	—	—
Earn-out payments	—	—	(2,725)	(638)	(779)
Purchase of fixed assets	(2,579)	(5,148)	(608)	(252)	(284)

Net cash used in investing activities	(2,579)	(8,634)	(3,333)	(890)	(1,063)

Cash flows from financing activities:
Payments on subordinated borrowings	(750)	(2,250)	—	—	—
Distributions to members’ equity	(7,120)	(7,024)	(4,437)	(2,115)	(7,489)
Distributions to redeemable members’ equity	(2,520)	(3,180)	(1,868)	(1,026)	(2,926)
Issuance of Class A units	1,092	15,300	463	447	1,050
Issuance of Class B units	49	17	10	10	6
Class A unitholders redemptions	(1,887)	(389)	(2,335)	(128)	—
Class B unitholders redemptions	(2)	(1)	(10)	(6)	—
Increase in unsecured subordinated notes	—	13	40	11	24
Payments on unsecured subordinated notes	(51)	(64)	(81)	(50)	(180)

Net cash provided by (used in) financing activities	(11,189)	2,422	(8,218)	(2,857)	(9,515)

Increase (decrease) in cash and cash equivalents	3,652	7,700	(533)	5,923	9,059
Cash and cash equivalents, beginning of period	13,826	17,478	25,178	25,178	24,645

Cash and cash equivalents, end of period	$17,478	$25,178	$24,645	$31,101	$33,704

Supplemental disclosure for cash flow information:
Cash paid during the year for interest	$321	$166	$115	$47	$56

Non-cash transactions:
Leasehold improvements funded by landlord	$696	$1,416	$—	$—	$—
Distributions applied to notes receivable for unitholder subscriptions	550	—	—	—	—
Issuance of subordinated note for Class A unit redemption	—	—	515	515	—
Net assets acquired:
Intangible assets		3,630
Liabilities	—	(144)	—	—	—

Purchase price paid		$3,486

See accompanying notes to consolidated financial statements.

IMPERIAL CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    Organization and Summary of Significant Accounting Policies

Organization and Business

Imperial Capital Group, LLC (“ICG”), a Delaware limited liability company, is a holding company organized on July 22, 1997. ICG’s wholly owned subsidiaries include Imperial Capital, LLC (“IC”), Imperial Capital Asset Management, LLC (“ICAM”) and Imperial Capital Loan Trading, LLC (“ICLT”). IC is a Delaware limited liability company organized on July 22, 1997. IC is a registered broker and dealer of securities under the provisions of the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”). IC conducts business as an introducing broker and dealer in securities and provides brokerage and corporate finance services primarily to institutional clients. ICAM (formerly Imperial Asset Management, LLC) is a Delaware limited liability company organized on July 22, 1997 to provide asset management services. ICLT is a Delaware limited liability company organized on May 21, 2009 to provide loan trading services.

Imperial Asset Management II, LLC (“IAM II”), a Delaware limited liability company and a wholly owned subsidiary of ICAM, was organized on September 1, 2000 and dissolved in April 2008. Siena Capital Partners II, LP (“SCP II”), a limited partnership under the California Uniform Limited Partnership Act, was organized on March 30, 2000 and ICG was the sole general partner and IAM II was the limited partner. SCP II specialized in providing bridge financing to various companies typically located in the United States and was dissolved in March 2008.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of ICG and its wholly-owned subsidiaries IC, ICAM and ICLT. The financial statements as of and for the years ended December 31, 2006 and 2007 also include the accounts of IAM II and SCP II (collectively, ICG, IC, ICAM, ICLT, IAM II and SCP II are referred to herein as the “Company”). Intercompany balances have been eliminated in consolidation.

Interim Financial Statements

The financial information for the six months ended June 30, 2008 and 2009 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial condition at such dates and the operations and cash flows for the periods then ended. Operating results for the six months are not necessarily indicative of results that may be expected for an entire year.

Cash and Cash Equivalents

The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Valuation of Investments

Investments are measured at fair value. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models, as determined by the Company’s management.

Fair Value Hierarchy. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), as of the beginning of 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and enhances disclosure requirements for fair value measurements. SFAS 157 maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect our assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the transparency of inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these financial instruments include cash instruments for which quoted prices are available but traded less frequently, derivative instruments whose fair value have been derived using a model where inputs to the model are directly observable in the market, or can be derived principally from or corroborated by observable market data, and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:	Instruments that have little to no pricing observability as of the reported date. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

Valuation Process for Financial Instruments. The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation.

Exchange-Traded Equity Securities

Exchange-traded equity securities are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Equity securities not traded on an exchange or reported in a trade reporting system and securities that are generally restricted from resale are valued at estimated fair value as determined by the Company’s management.

Corporate Bonds

The fair value of corporate bonds is estimated using recently executed transactions and market price quotations (where observable) and are classified as Level 2. The Company also deals in high-yield and distressed debt securities. Determination of market value of high-yield and distressed debt securities and certain other securities may involve subjective judgment since the amount which may be realized in a sales transaction can only be determined by negotiation between parties to such a transaction. The fair vale of high-yield and distressed debt securities is estimated based on expected cash returns based on potential transaction expectations, reorganization documents, court orders or past experience with similar securities and are classified as Level 3. The amounts realized from future transactions may differ materially from the market values reflected in the statement of financial condition.

Warrants

The Company may acquire warrants in the ordinary course of business for trading or investment purposes. Exchange-traded warrants are generally valued based on quoted prices from the exchange and are considered Level 1. Warrants not traded on an exchange are valued at estimated fair value as determined by the Company’s management’s potential transaction expectations or option pricing models and are considered Level 3.

Investments in Limited Partnerships and Limited Liability Companies

The Company invests in limited partnerships and limited liability companies which are valued at fair value as determined by the Company’s management. The Company is the managing member of Long Ball Partners, LLC and the general partner of Imperial Capital Private Opportunities, LP.

Certain investments in limited partnerships and limited liability companies are valued at cost, which management believes approximates fair value. Investments in related limited partnerships and limited liability companies are valued at the Company’s ownership interest in the related party as applied to the net assets of the related party at year end. Investments in unrelated parties are valued at the Company’s ownership interest applied to the appraised fair value of the underlying net assets of the unrelated party, as determined by an external valuation specialist on an annual basis. The appraised fair value considers comparable multiples for similar assets and discounting expected cash flows which are considered Level 3.

The credit and liquidity crisis in the United States and throughout the global financial system has resulted in substantial volatility in financial markets and the banking system. These and other economic events have had a significant adverse impact on investment portfolios. As a result, actual amounts realized on investments of the Company may differ materially from the recorded fair value at December 31, 2008.

Fixed Assets

Fixed assets are recorded at cost. Depreciation is provided using accelerated methods over the estimated useful lives of the related assets ranging from three to seven years. Leasehold improvements that are funded by landlord incentives or allowances are recorded as leasehold improvements. Leasehold improvements are amortized over the shorter of their estimated useful lives or the life of the lease. Lease incentives are recorded as deferred rent and amortized as reductions to lease expense over the lease term.

If facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed.

Goodwill and Intangible Assets

In accordance with SFAS No. 141, Business Combinations (“SFAS 141”) and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), identifiable intangible assets with finite lives are being amortized using the straight-line method over estimated useful lives of between two to three years, except for engagement letters, which are amortized based on the associated revenue recognized related to these letters. In addition, goodwill and intangible assets deemed to have indefinite lives are subject to annual impairment tests. As required by the provisions of SFAS 142, the Company evaluates goodwill for impairment on an annual basis on December 31 each year or more frequently if impairment indicators arise. A significant impairment could have a material adverse effect on the Company’s financial condition and results of operations. No impairment charges were recorded during 2006, 2007 or 2008 or during the six months ended June 30, 2009.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the Company determines an impairment of a long-lived asset has occurred, the asset will be written down to its estimated fair value, which is based primarily on expected discounted future cash flows. No impairment charges were recorded during 2006, 2007 or 2008 or during the six months ended June 30, 2009.

Redeemable Units

Certain Class A units and Class B units on the consolidated statements of financial condition are classified using the guidance in Emerging Issues Task Force (“EITF”) Topic D-98, Classification and Measurement of Redeemable Securities (“EITF D-98”).

These units contain certain fundamental change provisions that allow the holder to redeem the units for a specified amount of cash at any time after May 9, 2012. As redemption under these circumstances is not solely within the Company’s control, these units have been classified as temporary equity in the accompanying consolidated financial statements.

The conversion features in these units have been analyzed to determine whether they should be bifurcated under the guidance in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and the Company determined that bifurcation is not required.

Income Taxes

The Company is not a tax paying entity for federal income tax purposes. Income of the Company is taxed to the members in their respective returns.

Comprehensive Income

Comprehensive income is the change in equity of a business enterprise during a period from transactions and all other events and circumstances from non-owner sources. The Company did not have components of other comprehensive income during 2006, 2007 or 2008 or during the six months ended June 30, 2009. As a result, comprehensive income is the same as net income.

Revenue Recognition Policies

Commissions. The results of activities that support the facilitation of client orders including matched trading transactions in fixed income and equity securities in which buyers and sellers are identified are classified as commissions. Commissions and related clearing expenses are recorded on a trade date basis as securities transactions occur.

Principal Transactions. Investments and proprietary trading positions are recorded on a trade-date basis and are carried at fair value with gains and losses reflected in principal transactions.

Investment Banking. Fees from investment banking and restructuring activity are recorded when the services related to the underlying transaction are earned under the terms of the assignment or engagement.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ materially from those estimates.

Reclassifications

Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which establishes that a tax position taken or expected to be taken in a tax return is to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. FIN 48 is effective for fiscal years beginning after December 15, 2008. The adoption of FIN 48 is not expected to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS 157. SFAS 157 establishes a common definition for fair value to be applied to GAAP requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

In February 2008, FASB Staff Position (“FSP”) No. 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), was issued. FSP 157-2 defers the effective date of SFAS 157 to fiscal years beginning after December 15, 2008, for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

The partial adoption of SFAS 157 on January 1, 2008 with respect to financial assets and financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis did not have a material impact on the Company’s financial statements. See Note 3 for further information regarding the partial adoption of SFAS 157 and the fair value measurement disclosures for these assets and liabilities. The adoption of SFAS 157 with respect to the items within the scope of FSP 157-2 is not expected to have a material impact on the Company’s financial statements.

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157, when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. The Company adopted FSP FAS 157-4 as of April 1, 2009. The adoption of FSP FAS 157-4 did not have a material effect on the Company’s financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 requires that management evaluate events and transactions that may occur for potential recognition or disclosure in the financial statements after the balance sheet date through the date the financial statements are issued and determines the circumstances under which such events or transactions must be recognized in the financial statements. The Company adopted SFAS 165 as of our financial period ended June 30, 2009. The adoption of SFAS 165 did not have an effect on the Company’s financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets (“SFAS 166”). SFAS 166 amends FASB 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 166 eliminates the concept of a qualifying special purpose entity, requires that a transferor consider all arrangements made contemporaneously with, or in contemplation of, a transfer of assets when determining whether derecognition of a financial asset is appropriate, clarifies the requirement that a transferred financial asset be legally isolated from the transferor and any of its consolidated affiliates, stipulates that constraints on a transferee’s ability to freely pledge or exchange transferred assets causes the transfer to fail sale accounting, and defines participating interests and provides guidance on derecognizing participating interests. The Company will adopt SFAS 166 as of January 1, 2010. The Company is currently evaluating the impact of SFAS 166 on its financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”). SFAS 167 amends certain requirements of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities, and requires that the party who has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity consolidate the variable interest entity. SFAS 167 eliminates the quantitative approach previously applied to assessing the consolidation of a variable interest entity and requires ongoing reassessments for consolidation. The Company will adopt SFAS 167 as of January 1, 2010. The Company is currently evaluating the impact of SFAS 167 on its financial statements.

(2)    Cash and Cash Equivalents

The Company generally invests its excess cash in money market funds and other short-term investments. Cash equivalents include highly liquid investments with original maturities of three months or less. Additionally, the Company maintains a deposit with its clearing broker, Pershing, LLC to satisfy the requirement under its clearing agreement. This entire deposit was held in a cash account. The following are financial instruments that are cash and cash equivalents as of December 31, 2007 and 2008 and June 30, 2009 (in thousands of dollars):

	December 31, 2007	December 31, 2008	June 30, 2009
			(unaudited)
Cash in banks	$3,978	$5,052	$2,398
Cash held at Pershing, LLC	20,955	19,348	31,061
Cash deposit held at Pershing, LLC	245	245	245

Total	$25,178	$24,645	$33,704

(3)    Investments

The following table presents the Company’s invested assets recorded at fair value as of December 31, 2008 and June 30, 2009 based upon the fair value hierarchy in accordance with SFAS 157 (in thousands of dollars):

As of December 31, 2008

Investments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
Assets
Common stocks and warrants	$30	$1,098	$537	$1,665
Corporate bonds	—	—	371	371
Investments in limited partnerships and limited liability companies	—	—	5,214	5,214

Total investments	$30	$1,098	$6,122	$7,250

As of June 30, 2009

    (unaudited)

Investments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance

Assets
Common stocks and warrants	$5	$28	$482	$515
Corporate bonds	—	—	429	429
Investments in limited partnerships and limited liability companies	—	—	6,525	6,525

Total investments	$5	$28	$7,436	$7,469

Changes in Level 3 assets are measured at fair value on a recurring basis for the years ended December 31, 2008 and for the six month period ended June 30, 2009 and are summarized below (in thousands of dollars):

Year ended December 31, 2008

Investments	Beginning balance	Realized (losses) gains	Unrealized (losses) gains	Total realized and unrealized (losses) gains	Purchases, sales, other settlements and issuances, net	Ending balance
Assets
Common stocks and warrants	$208	$(20)	$(445)	$(465)	$794	$537
Corporate bonds	957	92	(2)	90	(676)	371
Investments in limited partnerships and limited liability companies	6,680	3	(1,691)	(1,688)	222	5,214

	$7,845	$75	$(2,138)	$(2,063)	$340	$6,122

Six months ended June 30, 2009

      (unaudited)

Investments	Beginning balance	Realized (losses) gains	Unrealized (losses) gains	Total realized and unrealized (losses) gains	Purchases, sales, other settlements and issuances, net	Ending balance
Assets
Common stocks and warrants	$537	$—	$(55)	$(55)	$—	$482
Corporate Bonds	371	23	(7)	16	42	429
Investments in limited partnerships and limited liability companies	5,214	—	823	823	488	6,525

	$6,122	$23	$761	$784	$530	$7,436

There were no transfers in or out of Level 3 for the six months ended June 30, 2009.

(4)    Quantitative Disclosures for Derivative Financial Instruments Used for Trading Purposes

The Company may obtain warrants in the ordinary course of its business. Unrealized gains or losses on these derivative contracts are recognized currently in the statement of operations as principal transactions. The Company does not apply hedge accounting as defined in SFAS 133, as all financial instruments are marked to market with changes in fair values reflected in earnings. Therefore, the disclosures required in SFAS 133 are generally not applicable with respect to these financial instruments.

(5)    Fixed Assets

Fixed assets are composed of the following at December 31, 2007 and 2008 and June 30, 2009 (in thousands of dollars):

	December 31, 2007	December 31, 2008	June 30, 2009
			(unaudited)
Computer hardware and software	$3,521	$3,900	$4,075
Leasehold improvements	6,897	7,027	7,050
Office equipment	727	767	807
Furniture and fixtures	1,544	1,603	1,649
Other	200	200	200

Total	12,889	13,497	13,781
Less accumulated depreciation and amortization	(3,952)	(5,508)	(6,245)

	$8,937	$7,989	$7,536

Depreciation and amortization expense related to these fixed assets totaled $732,000, $1,970,000 and $1,556,000 for the years ended December 31, 2006, 2007 and 2008, respectively. Depreciation and amortization expense related to these fixed assets totaled $789,000 and $737,000 for the six months ended June 30, 2008 and June 30, 2009, respectively.

(6)    Intangible Assets

In connection with an asset purchase agreement in 2007, the Company recorded certain intangible assets, which are composed of the following at December 31, 2007 and 2008 and June 30, 2009 (in thousands of dollars):

	December 31, 2007	December 31, 2008	June 30, 2009
			(unaudited)
Non-compete agreements	$1,020	$1,020	$1,020
Engagement letters	2,040	2,040	2,040
Leads	570	570	570

Total	3,630	3,630	3,630
Less accumulated amortization	(72)	(1,996)	(3,090)

	$3,558	$1,634	$540

Amortization expense related to these intangible assets totaled $72,000 and $1,924,000 for the years ended December 31, 2007 and 2008, respectively. Amortization expense related to these intangible assets totaled $602,000 and $1,094,000 for the six months ended June 30, 2008 and June 30, 2009, respectively.

As of December 31, 2008, the remaining useful lives for engagement letters, non-compete agreements and leads were six months, one year and two years, respectively.

Estimated aggregate amortization expense for each of the two succeeding fiscal years is as follows (in thousands of dollars):

Years ending December 31,	Amount
2009	$1,444
2010	190

$1,634

In addition to the initial purchase price, the asset purchase agreement provided for future earn-out payments up to $5,750,000 based upon satisfaction of the terms and conditions set forth therein. In accordance with SFAS 141, future earn-out payments earned during the year ended December 31, 2008 have been recorded as an additional cost of the acquired entity and treated as goodwill.

The changes in the carrying amount of goodwill for the year ended December 31, 2008 and the six months ended June 30, 2009 are as follows (in thousands of dollars):

Balance as of January 1, 2008	$945
Earnout payments made	2,725
Prior year accruals applied	(144)
Earnout payments accrued	800

Balance as of December 31, 2008	$4,326
Earnout payments accrued	(21)

Balance as of June 30, 2009	$4,305

(7)    Subordinated Borrowing

At January 1, 2007, subordinated borrowing consisted of a note in the amount of $3,000,000 bearing interest at the prime rate plus 1%. At January 1, 2007, the Company had principal outstanding on the subordinated note of $2,250,000. Interest was paid monthly and quarterly principal payments of $375,000 were paid through May 31, 2007. The remaining balance of the note was paid in full in July 2007.

The Company also has note agreements with certain former employees of the Company with outstanding principal of approximately $99,000, $540,000 and $411,000 as of December 31, 2007 and 2008 and June 30, 2009, respectively. The notes bear interest at 10%. Principal and interest are payable in annual installments through May 2012.

Future maturities of the subordinated borrowings are as follows (in thousands of dollars):

Year ending December 31,
2009	$153
2010	129
2011	129
2012	129

$540

(8)    Line of Credit

On May 9, 2007, ICG executed a loan agreement with a bank for a revolving credit facility that provides for borrowings under a line of credit of up to $25,000,000 through November 1, 2008. On September 28, 2009, the term of the loan agreement was extended through November 9, 2010. The borrowing under this agreement bears interest at either (1) the prime rate (3.25% at December 31, 2008) if ICG’s debt leverage ratio is greater than or equal to 1 or at the prime rate minus 0.50% if ICG’s debt leverage ratio is less than 1 or at (2) the LIBOR rate (0.44% at December 31, 2008) plus 1.75% if ICG’s debt leverage ratio is less than 1 or at the LIBOR rate plus 2.25% if ICG’s debt leverage ratio is greater than or equal to 1.

ICG can designate which interest rate will apply at the time of the borrowing. ICG can convert from prime rate to LIBOR rate or from LIBOR rate to prime rate upon notification to the bank.

At December 31, 2007 and 2008 and June 30, 2009, there were no borrowings outstanding under the revolving credit facility and, accordingly, ICG had $25,000,000 of unused line of credit.

(9)    Commitments and Contingencies

Leases

The Company leases office space and office equipment under noncancelable operating leases, which expire through May 2017. The future minimum rental payments under these agreements at December 31, 2008 are as follows (in thousands of dollars):

Years ending December 31,
2009	$3,052
2010	2,577
2011	2,396
2012	2,493
Thereafter	11,065

Total	$21,583

Additionally, in connection with two operating office leases, the Company is required under the terms of the leases to maintain letters of credit with a bank acceptable to the landlords, totaling $1,900,000. As of December 31, 2007 and 2008 and June 30, 2009, there were no amounts drawn under the letters of credit.

Legal Matters

The Company is, from time to time, involved in legal proceedings, regulatory actions, claims and litigation arising in the ordinary course of business. These matters are not expected to have a material adverse effect upon the Company’s financial statements.

Indemnification Agreements

Under its limited liability company agreement, ICG has agreed to indemnify each member of its executive committee and certain of its members for certain events or occurrences arising as a result of serving in such capacities that require it, subject to certain exceptions, to indemnify each member of the executive committee and such certain members to the fullest extent authorized or permitted by its limited liability company agreement and Delaware law.

The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2007 and 2008 and June 30, 2009.

IC has agreed to indemnify its clearing broker for losses that it may sustain from the client accounts introduced by IC. As of December 31, 2007 and 2008 and June 30, 2009, there were no amounts to be indemnified to the Company’s clearing broker for these accounts.

Imperial Capital Private Opportunities, L.P.

On May 9, 2007, ICAM entered into a limited partnership agreement with an institutional investor to form Imperial Capital Private Opportunities, L.P. ICAM is the general partner of this partnership. Under the terms of the partnership agreement, ICAM is required to make capital contributions to fund proposed investments of the partnership as well as to pay partnership expenses. ICAM’s aggregate capital contribution commitment is $20,000,000. The remaining commitment is $19,728,000 as of June 30, 2009. The remaining commitment was $20,000,000 as of December 31, 2007 and $19,854,000 as of December 31, 2008. The payment and performance of ICAM with regard to this agreement is guaranteed by ICG.

(10)    Redeemable Members’ Equity

On May 9, 2007, ICG entered into a subscription agreement with an institutional investor (the “Investor”) under which it sold membership equity (“Investor Class”) for proceeds of $15,000,000.

In connection with this investment, the Investor Class has the right (the “Put Right”), but not the obligation, to sell its membership units back to ICG for an amount equal to the respective members’ net invested cash (cash invested by a member, less any cash distributions received by the member on such membership units) plus an 8% compounded annual return. This right is exercisable in the event of a Disposition Event (as defined by ICG’s limited liability company agreement) or at any time after May 9, 2012.

Further, under the terms of the subscription agreement with the Investor, ICG has the right (the “Call Right”), but not the obligation, at any time after May 9, 2012, subject to the terms of the subscription agreement, to repurchase from the Investor all of its purchased units for an amount equal to the fair market value of such units at the time that such right is exercised by ICG. Upon receipt of a notice from ICG to exercise the Call Right, the Investor has the right, but not the obligation, to exercise its Put Right within 15 days of receipt of such notice.

In addition to the Investor Class, redeemable members’ equity also include Class A Units and Class B Units held by employees of the Company (“Employee Class”). The Employee Class has provisions which provide for ICG to buy and the Employee Class to sell its interest in the membership units at the Company’s book value, subject to certain conditions. Those conditions include a Disposition Event and are subject to a six month holding period from the date of their investment in the membership units.

The Class A Units of the Employee Class allow the holder voting rights commensurate with their ownership interest, liquidation rights and preemptive rights. Additionally, the Employee Class has distribution rights proportionate to ownership interest, is allocated its pro-rata share of income and is subordinated to debt as it relates to claims relative to assets.

The Class B Units of the Employee Class are non-voting, with a liquidation preference equal to the Class B Unit issuance price, plus any accrued but unpaid preferred return (“Preferred Return”), per unit. The Preferred Return is computed at the rate of 10% of the Class B Unit issuance price in preference to holders of the Class A Units. The Class B Units are convertible into Class A Units, subject to certain adjustments, on the first, second and third anniversaries of the Class B Unit issuance, which conversion may be accelerated upon the occurrence of certain events.

(11)    Members’ Equity

ICG’s limited liability company agreement authorizes an unlimited number of membership units, and allows ICG to issue membership units in different classes with different rights and privileges for each class. ICG’s members’ equity is comprised of units sold to Imperial Capital Group Holdings, LLC (“Founder Class”) as part of the initial capitalization of the Company. The interest in Class A Units held by Imperial Capital Group Holdings, LLC represents the common equity of ICG and the majority voting rights. Given that they represent more than 15% of the issued and outstanding shares of ICG, the Founder Class membership units contain certain put rights priced at the fair market value of the units upon the dissolution, death or disability. Redemption upon death or disability will be funded from the proceeds of an insurance policy that is currently in force and which the Company has the intent and ability to maintain in force. Under EITF D-98, the exemptions for dissolution, death or disability allow the Founder Class membership units to be classified as permanent equity.

(12)    Defined Contribution Plan

The Company maintains a 401(k) plan. Participation in this plan is available to all full-time employees employed by the Company for six months or longer. Employees may contribute up to a maximum employee contribution of $15,500 for 2007 and 2008 and $16,500 for 2009. The Company generally matches 2% of the employees’ compensation (up to the federal compensation limit). The Company may increase this match at its discretion. The Company’s match is 100% vested upon contribution by the Company. The Company expensed $445,000, $427,000 and $150,000 during the years ended December 31, 2007 and 2008 and the six months ended June 30, 2009, respectively.

(13)    Off Balance Sheet Risk

In the normal course of business, IC executes, as agent or principal, transactions on behalf of clients. If the transactions do not settle because of failure to perform by either the client or the counterparty, IC may be obligated to discharge the obligation of the nonperforming party and, as a result, may incur a loss if the market value of the securities is different from the contract amount of the transaction.

IC does not anticipate nonperformance by clients or counterparties in the above situation. IC’s policy is to monitor its market exposure and counterparty risk. In addition, IC has a policy of reviewing, as considered necessary, the credit standing of each client with which it conducts business.

Additionally, IC is subject to credit risk if the Company’s clearing broker is unable to repay the balance in IC’s accounts.

IC is a market maker for public corporations representing a wide variety of industries. IC selects companies in which it makes a market based on a review of the current market activity, and also to facilitate trading activity of its own clients. Market making activities may result in concentrations of securities, which may expose IC to additional off-balance-sheet risk.

The Company maintains its cash accounts primarily with banks located in California. The total cash balances are insured by the F.D.I.C. up to $250,000 per bank, per entity. The Company had cash balances on deposit with one California bank at December 31, 2007 and 2008 and June 30, 2009, which exceeded the balance insured by the F.D.I.C.

The Company enters into various transactions involving derivative financial instruments. These financial instruments include primarily options and warrants. Options are purchased and sold as a hedge against risk on existing securities or for speculative purposes. Stock purchase warrants are occasionally received from corporate finance clients as part of the overall structured fee for services performed and are therefore, subject to varying degrees of market risk. Market risk is substantially dependent upon the value of the underlying financial instrument and is affected by market forces such as volatility and changes in interest rates.

(14)    Acquisition of USBX

ICG and its wholly owned subsidiary, IC, entered into an asset purchase agreement to acquire certain assets of USBX, Inc. and USBX Advisory Services, LLC (collectively, “USBX”) on November 11, 2007. USBX was previously engaged in the investment banking business, providing mergers and acquisitions advisory services to middle market companies and private equity groups.

The purchase price consisted of the following (in thousands of dollars):

Cash paid	$3,250
Legal costs	236

Initial purchase price	$3,486

In addition to the initial purchase price, the asset purchase agreement provided for future earn-out payments up to $5,750,000 based upon satisfaction of the terms and conditions set forth therein. As of December 31, 2007, approximately $137,000 of earn-out payments had been accrued by IC. During 2008, earn-out payments of approximately $2,725,000 were paid and an additional $800,000 of earn-out payments were accrued. In total, we made $3,504,000 in earn-out payments. As of June 30, 2009, no further earn-out payments are due as it relates to the acquisition.

ICG assumed all of the payment obligations under the asset purchase agreement. Consequently, ICG paid the cash portion of the purchase price and the legal costs incurred with regard to the asset purchase agreement as well as any earn-out payments due to USBX.

The value of the assets acquired and that IC recorded resulting from the asset purchase agreement have been recorded as other intangibles in the accompanying consolidated statements of financial condition.

IC recorded a liability of $143,000 representing the difference between the initial purchase price and the value of the assets acquired at the date of the acquisition. The liability was allocated to earn-out payments made during 2008, and the liability was fully extinguished. Earn-out payments made during 2008 were treated as goodwill.

Further, in connection with the USBX transaction, certain employees of IC, who were previously employees of USBX, were granted options to purchase Class A Units. The options are contingent on meeting certain performance requirements as set forth in the employment agreements with those employees. These employment agreements include non-compete agreements. As of December 31, 2007 and 2008 and June 30 2009, the performance requirements were not met; nor, at this time, does the Company consider it probable that they will be met. Accordingly, there has been no compensation cost recorded related to these options as of December 31, 2007 and 2008 or as of June 30, 2009. The grant date fair value of the options will be determined using an appropriate option valuation model if it becomes probable that the performance conditions will be met.

(15)    Industry Segment Data

The Company follows the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Pursuant to that statement, an entity is required to determine its business segments based on the way management organizes the segments within the enterprise for making operating decisions and assessing performance. Our asset management business would be considered a separate segment, however, its revenue and expenses are immaterial. Therefore, the Company has determined that its entire business should be considered a single segment. In the future, as the asset management becomes more material, the Company will break out this segment. There were no individual clients which contributed more than ten percent of the Company’s total revenues.

(16)    Net Capital Requirements

IC is a registered U.S. broker-dealer that is subject to the Uniform Net Capital Rule (SEC Rule 15c3-1 or the Net Capital Rule) administered by the SEC, which requires the maintenance of minimum net capital. As of June 30, 2009, IC elected to use the alternative method which requires net capital to exceed $250,000. Prior to June 2009, IC used the basic method to compute net capital, which requires the maintenance of minimum net capital and that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1.

These rules also require IC to notify and sometimes obtain approval from the SEC for significant withdrawals of capital. Additionally, IC may be prohibited from expanding its business or paying dividends if resulting net capital falls below the regulatory limit.

At December 31, 2007, IC had net capital of $14,388,000, which was $13,697,000 in excess of the required net capital. IC’s aggregate indebtedness to net capital ratio was 0.72 to 1 at December 31, 2007. At December 31, 2008, IC had net capital of $11,960,000 which was $11,259,000 in excess of the required net capital. IC’s aggregate indebtedness to net capital ratio was .88 to 1 at December 31, 2008. At June 30, 2009, IC has net capital of $15,692,000, which was $15,442,000 in excess of the required net capital.

(17) Restatement

Prior to the Company’s initial public offering, the Company followed guidance pursuant to FSP FAS 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“FSP 150-3”). FSP 150-3 defers the effective date of SFAS No. 150 for mandatorily redeemable financial instruments issued by nonpublic entities that are not Securities and Exchange Commission registrants. As a result, the Company recorded Class A Unit membership interests owned by the Employee Class as members’ equity, which was consistent with reporting for private companies.

In conjunction with the Company’s initial public offering, the Company has adopted guidance under EITF D-98. As the Employee Class has a put right contingent on a disposition event and subsequent to a six month holding period from the date of purchase of their equity unit interest, the Company has recorded these instruments as temporary equity and valued them at their redemption value at each balance sheet date. The Company has reclassified these membership interests from members’ equity to redeemable members’ equity and recorded them as temporary equity at their redemption value, which was equal to the ending book value per unit for each employee member, on the Company’s consolidated statements of financial condition and made related classification changes in the Company’s consolidated statements of members’ equity and consolidated statements of cash flows. The Company has previously reported its Investor Class of units as redeemable equity.

A summary of the significant effects of the Company’s restatements on its consolidated statements of financial condition is as follows:

	As of December 31, 2007
	As previously reported	Adjustment	As restated
	(in thousands)
Redeemable members’ equity	$15,670	$9,372	$25,042
Members’ equity	19,499	(9,372)	10,127

	As of December 31, 2008
	As previously reported	Adjustment	As restated
	(in thousands)
Redeemable members’ equity	$16,980	$6,855	$23,835
Members’ equity	19,103	(6,855)	12,248

(18)    Subsequent Events

The Company has historically conducted its business through a limited liability company structure. In order to have a Delaware corporation as the issuer for the Company’s initial public offering, immediately prior to the consummation of the initial public offering, the Company and its members will consummate a series of transactions, which are collectively referred to herein as the “Reorganization.” In connection with the Reorganization, the current members of Imperial Capital Group, LLC will transfer and convey their interests to a new holding company, ICGI Holdings, LLC, in exchange for interests in that holding company, and then ICGI Holdings, LLC will convert Imperial Capital Group, LLC into a new limited partnership, (“ICG LP”), converting each membership interest in Imperial Capital Group, LLC into one partnership unit of ICG LP. Immediately following the Reorganization, the Company will use a portion of the net proceeds of the initial public offering to acquire from ICGI Holdings, LLC approximately         % of the partnership units of ICG LP and will become the sole general partner of ICG LP. The remaining         % of the partnership units of ICG LP will continue to be owned by the historic partners of ICG LP through their interests in ICGI Holdings, LLC.

Following the initial public offering, ICGI’s only business will be to act as the sole general partner of ICG LP. ICGI’s interest in ICG LP is within the scope of the Emerging Issues Task Force Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. Although ICGI will initially have a minority economic interest in ICG LP, it will be the sole general partner of ICG LP and will operate and control all of the business and affairs of ICG LP. Additionally, although ICGI Holdings, LLC will initially have an economic majority of ICG LP, it will not have the right to dissolve the partnership or to remove the general partner or the right to participate in management decisions, and therefore lacks the ability to control ICG LP. Accordingly, ICGI will consolidate ICG LP and record minority interest for the economic interest in ICG LP held by ICGI Holdings, LLC. Net profits, net losses and distributions of ICG LP will be allocated and made to its partners pro rata in accordance with the respective percentages of their partnership units in ICG LP.

In September 2009, ICAM distributed to ICG, and ICG then distributed to its members, certain non-core assets and liabilities in anticipation of this offering. These assets and liabilities included ICAM’s investment in

Happy Camp Holdings, LLC, an entity which owns the Rustic Canyon Golf Course. As of June 30, 2009, this investment was carried on our books at $1,078,264. In addition, ICG guaranteed the Happy Camp Holdings, LLC’s obligations under a $1 million credit facility. This guarantee was assumed by ICG’s members as part of the distributions. These assets and liabilities also included ICAM’s investment in City Ventures, LLC, a real estate investment entity. As of June 30, 2009, this investment was carried on our books at $375,000. In addition, future capital commitments to City Ventures, LLC in the aggregate amount of $2,405,000 were assumed by ICG’s members as part of the distributions.

In conjunction with the Company’s initial public offering, the put rights associated with all classes of redeemable member’s equity and members’ equity of ICG will be terminated.

Until                     , 20         (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                     Shares

Common Stock

P  R  O  S  P  E  C  T  U  S

BofA Merrill Lynch

JMP Securities

Imperial Capital

                    , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses other than the underwriters’ fee in connection with the sale of the common shares being registered. The following expenses will be borne by Imperial Capital Group, L.P. (“ICG LP”). All amounts shown are estimates except for the SEC registration fee.

SEC registration fee		$8,370
FINRA filing fee	$
Legal fees and expenses*	$
Printing and engraving expenses	$
Listing fees	$
Transfer agent fees	$
Accounting fees and expenses	$
Miscellaneous	$
Total	$

*	Includes the legal fees of both counsel to the issuer and counsel to the underwriters.

Item 14.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (2) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (3) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (4) the rights conferred in our bylaws are not exclusive.

In connection with this offering, we will obtain liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

Management Agreement Conversion

On January 1, 2004, Imperial Capital Group, LLC entered into a revised management agreement with Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, pursuant to which the parties agreed that Imperial Capital Group Holdings, LLC would manage the business operations of Imperial Capital Group, LLC. In connection with this offering and as part of the Reorganization, the management agreement will be terminated and Messrs. Reese and Wooster will enter into employment agreements with ICG LP. As consideration for termination of the management agreement, Imperial Capital Group Holdings, LLC will receive additional membership interests in Imperial Capital Group, LLC. Such issuances will be pursuant to transactions exempt from registration under Section 4(2) of the Securities Act.

Class B Common Stock

On             , in connection with the Reorganization, the Registrant issued              shares of the Registrant’s Class B common stock, par value $0.01 per share, to ICGI Holdings, LLC for $            . The issuance of such shares of common stock to ICGI Holdings, LLC was not registered under the Securities Act because the shares were offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act.

Issuance of Membership Interests in Imperial Capital Group, LLC; Conversion to a Limited Partnership

ICG LP has historically adjusted from time to time the relative percentage ownership of ICG LP among the partners thereof as part of its overall compensation arrangement and to reflect the admission or departure of partners. In the last three fiscal years, such adjustments have included the issuance of ICG LP partnership units to, and the admission as members of,              person or entities, including Imperial Capital Group Holdings, LLC,              executive officers and              new non-executive officer employees in consideration for services rendered to ICG LP or its subsidiaries. Such issuances were pursuant to transactions exempt from registration under Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

3.1	Certificate of Incorporation of Imperial Capital Group, Inc.

3.2	Bylaws of Imperial Capital Group, Inc.

5.1	Opinion of Dechert LLP.*

10.1	Form of Exchange Agreement by and among Imperial Capital Group, Inc., Imperial Capital Group, L.P. and ICGI Holdings, LLC.*

10.2	Form of Tax Receivable Agreement by and between Imperial Capital Group, Inc. and ICGI Holdings, LLC*

10.3	Form of Limited Partnership Agreement of Imperial Capital Group, L.P.*

10.4	Form of Limited Liability Company Operating Agreement of ICGI Holdings, LLC. *

Exhibit Number	Description

10.6	Lease, dated as of July 20, 2006, by and between Entertainment Center L.L.C. and Imperial Capital, LLC.

21.1	Subsidiaries of the registrant.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).*

23.3	Consent of Michael J. Arougheti.

23.4	Consent of James H. Hugar.

24.1	Power of Attorney (included in signature page).

*	To be filed by amendment.

+	These exhibits relate to management agreements or compensatory plans or arrangements.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriter agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

We hereby undertake that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on October 21, 2009.

IMPERIAL CAPITAL GROUP, INC.

By:	/S/ JASON W. REESE
Name: Jason W. Reese
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jason W. Reese, Randall E. Wooster and Mark C. Martis, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons on behalf of Imperial Capital Group, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JASON W. REESE Jason W. Reese	Chief Executive Officer (Principal Executive Officer) and Director	October 21, 2009

/S/ HARRY CHUNG Harry Chung	Chief Financial Officer (Principal Financial and Accounting Officer)	October 21, 2009

/S/ RANDALL E. WOOSTER Randall E. Wooster	Director	October 21, 2009

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

3.1	Certificate of Incorporation of Imperial Capital Group, Inc.

3.2	Bylaws of Imperial Capital Group, Inc.

5.1	Opinion of Dechert LLP.*

10.1	Form of Exchange Agreement by and among Imperial Capital Group, Inc., Imperial Capital Group, L.P. and ICGI Holdings, LLC.*

10.2	Form of Tax Receivable Agreement by and between Imperial Capital Group, Inc. and ICGI Holdings, LLC*

10.3	Form of Limited Partnership Agreement of Imperial Capital Group, L.P.*

10.4	Form of Limited Liability Company Operating Agreement of ICGI Holdings, LLC. *

10.6	Lease, dated as of July 20, 2006, by and between Entertainment Center L.L.C. and Imperial Capital, LLC.

21.1	Subsidiaries of the registrant.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).*

23.3	Consent of Michael J. Arougheti.

23.4	Consent of James H. Hugar.

24.1	Power of Attorney (included in signature page).

*	To be filed by amendment.
+	These exhibits relate to management agreements or compensatory plans or arrangements.